Exhibit 2.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL
AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE AND CONFIDENTIAL.

AGREEMENT AND PLAN OF MERGER
by and among

SENTINELONE, INC.,
a Delaware corporation,

AARDVARK ACQUISITION SUB I, INC.,
a Delaware corporation,

AARDVARK MERGER SUB II, LLC,
a Delaware limited liability company,

ATTIVO NETWORKS, INC.,
a Delaware corporation,

and

FORTIS ADVISORS LLC, as the Stockholders’ Agent
___________________________
Dated as of March 15, 2022
___________________________

Table of Contents

Exhibits

Exhibit A    Definitions
Exhibit B    Form of Non-Competition Agreement
Exhibit C    Form of Vesting Agreement
Exhibit D    Benefits Waiver
Exhibit E    Form of Written Consent
Exhibit F     Form of Joinder Agreement
Exhibit G-1    Form of the First Certificate
Exhibit G-2    Form of the Second Certificate
Exhibit H-1    Form of FIRPTA Notice
Exhibit H-2    Form of FIRPTA Notification Letter
Exhibit I    Form of Warrant Termination Agreement
Exhibit J    Form of Parachute Payment Waiver
Exhibit K    Form of Optionholder Consent Agreement
Exhibit L    Form of Letter of Transmittal
Exhibit M    Form of Promised Equity Waiver
Exhibit N    Form of Cancelled Equity Waiver
Exhibit O    Form of Escrow Agreement
Exhibit P    Sample Net Working Calculation

Schedules

Company Disclosure Letter
Schedule A-1    -    Key Employees
Schedule A-2    -    Specified Parties
Schedule B    -    Consenting Stockholders
Schedule C    -    Antitrust Matters
Schedule D-1    -    Consents, Waivers, Approvals, Amendments, Notices, and Actions
Schedule D-2    -    Required Contracts to be Terminated
Schedule D-3    -    Contracts to be Terminated
Schedule E    -    Retention Pool
Schedule F    -    Specified Covenants
Schedule G    -    Specified Matters
Schedule H    -    Specified Leases
Schedule I    -    Specified Liabilities

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of March 15, 2022 (the “Agreement Date”), by and among SentinelOne, Inc., a Delaware corporation (“Acquirer”), Aardvark Acquisition Sub I, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Acquirer (“Merger Sub I”), Aardvark Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Acquirer (“Merger Sub II”), Attivo Networks, Inc., a Delaware corporation (the “Company”) and Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as the stockholders’ agent (the “Stockholders’ Agent”). Certain other terms used herein are defined in Exhibit A.
Recitals
A.Acquirer, Merger Sub I and the Company intend to effect a merger of Merger Sub I with and into the Company, pursuant to which the Company will survive and become a wholly owned subsidiary of Acquirer (the “First Merger”), and promptly thereafter, as part of the same overall transaction, the surviving entity of the First Merger will merge with and into Merger Sub II, pursuant to which Merger Sub II would survive and remain a wholly owned subsidiary of Acquirer (the “Second Merger” and, collectively or in seriatim with the First Merger, as appropriate, the “Merger”) in accordance with this Agreement and the DGCL and the DLLCA.
B.The board of directors of the Company (the “Board”) has carefully considered the terms of this Agreement and has unanimously (i) declared this Agreement and the transactions contemplated by this Agreement and the documents referenced herein (collectively, the “Transactions”), including the Merger, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of the Company and the Company Stockholders, (ii) approved this Agreement in accordance with Applicable Law and (iii) adopted a resolution directing that the adoption of this Agreement and the approval of the principal terms of the Merger be submitted to the Company Stockholders for consideration and recommending that all of the Company Stockholders adopt this Agreement and approve the Merger.
C.The board of directors and board of managers, as applicable, of each Merger Sub has (i) declared this Agreement and the Transactions, including the Merger, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of the Merger Subs and the stockholder of the Merger Subs and (ii) adopted a resolution recommending that Acquirer, as the sole stockholder of each Merger Sub, adopt this Agreement and approve the Merger.
D.Each of the parties intends that (a) the First Merger and the Second Merger be considered together as a single integrated transaction for U.S. federal income Tax purposes, and shall together qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder and (b) this Agreement is, and is hereby adopted as, a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).
E.Concurrently with the execution of this Agreement, and as a condition and inducement to Acquirer’s and the Merger Sub’s willingness to enter into this Agreement, each of the individuals set forth on Schedule A-1 (the “Key Employees”) has executed (1) an employment offer letter together with a confidential information and invention assignment agreement (together, an “Offer Letter”), (2) a non-competition and non-solicitation agreement in substantially the form attached hereto as Exhibit B (a “Non-Competition Agreement”), (3) a vesting agreement in substantially the form attached hereto as Exhibit C (a “Vesting Agreement”) with respect to the vesting requirements of the Aggregate Consideration such individual would receive pursuant to Section 1.4 of this Agreement, each to become effective upon the Closing and (4) has executed a benefits waiver in favor of the Company and Acquirer in substantially the form attached hereto as Exhibit D (a “Benefits Waiver”).
F.Immediately following the execution and delivery of this Agreement, the Company will solicit, and use commercially reasonable efforts to secure from each Company Stockholders identified on

Schedule B (collectively, the “Consenting Stockholders”), and deliver to Acquirer within 24 hours following the execution and delivery of this Agreement, a written consent in substantially the form attached hereto as Exhibit D (a “Written Consent”) evidencing the obtainment of the Company Stockholder Approval and the Company shall seek to obtain and deliver to Acquirer immediately after the delivery of such Written Consent a joinder agreement (including a release of claims) in substantially the form attached hereto as Exhibit E (the “Joinder Agreement”) executed by each Consenting Stockholder.
Now, Therefore, in consideration of the representations, warranties, covenants, agreements and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
THE MERGERS
1.1The Mergers.
(a)Merger of Merger Subs.
(i)First Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the DGCL, on the Closing Date, the parties hereto shall cause the First Merger to be consummated by filing a duly executed certificate of merger in the form attached hereto as Exhibit F-1 (the “First Certificate”) with the Secretary of State of the State of Delaware, with the Merger becoming effective as of such filing or as otherwise set forth in the First Certificate (the “Effective Time”). At the Effective Time, Merger Sub I shall be merged with and into the Company. As a result of the First Merger, the separate corporate existence of Merger Sub I shall cease and the Company shall continue as a wholly owned Subsidiary of Acquirer (hereinafter, the “Surviving Corporation”) (and references herein to the Company for periods after the Effective Time shall include the Surviving Corporation).
(ii)Second Merger. On the Business Day immediately following the Effective Time, Acquirer shall or shall cause the Second Merger to be consummated in accordance with the terms of this Agreement by filing a duly executed certificate of merger in the form attached hereto as Exhibit F-2 (the “Second Certificate”) with the Secretary of State of the State of Delaware, with the Second Merger becoming effective as of such filing or as otherwise set forth in the Second Certificate (the “Second Effective Time”). At the Second Effective Time, the Surviving Corporation shall be merged with and into Merger Sub II. As a result of the Second Merger, the separate corporate existence of the Surviving Corporation shall cease and Merger Sub II shall continue as the surviving entity of the Second Merger (hereinafter, the “Surviving Entity”) (and references herein to the Company for periods after the Second Merger Effective Time shall include the Surviving Entity).
(iii)The parties hereto intend that the First Merger and the Second Merger be treated as integrated steps in the Transaction, consistent with Rev. Rul. 2001-46, 2001-2 C.B. 321, and qualify as a single “reorganization” within the meaning of Section 368(a)(1)(A) of the Code and Treasury Regulations thereunder, and hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3 and Section 354(a)(1) of the Code.
(b)Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL and DLLCA:
(i)At the Effective Time, unless otherwise determined by Acquirer: (A) the certificate of incorporation of Merger Sub I in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation in the First Merger as of the Effective Time, and the bylaws of Merger Sub I in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation in the First Merger as of the Effective Time, until thereafter amended in accordance with Applicable Law, (B) each issued and outstanding share of Company Capital Stock will cease to exist and (C) each issued and outstanding share of capital stock of Merger Sub I will become one share of Company common stock.

(ii)At the Second Effective Time, unless otherwise agreed in writing by Acquirer and the Company: (A) the certificate of formation of Merger Sub II in effect immediately prior to the Second Effective Time shall be certificate of formation of the Surviving Entity in the Second Merger as of the Second Effective Time, and the limited liability company agreement of Merger Sub II in effect immediately prior to the Second Effective Time shall be the limited liability company agreement of the Surviving Entity in the Second Merger as of the Second Effective Time, until thereafter amended in accordance with Applicable Law, (B) each share of Company Capital Stock that is issued and outstanding immediately prior to the Second Effective Time will cease to exist will be cancelled and extinguished without any conversion thereof and (C) each share of Merger Sub II that is issued and outstanding immediately prior to the Second Effective Time will constitute one unit of the Surviving Entity.
(c)Directors and Officers.
(i)Unless otherwise determined by Acquirer prior to the Effective Time, the directors of Merger Sub I immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or their earlier death, resignation or removal. Unless otherwise determined by Acquirer prior to the Effective Time, the officers of Merger Sub I immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the DGCL and the bylaws of the Surviving Corporation.
(ii)Unless otherwise determined by Acquirer prior to the Second Effective Time, the managers of Merger Sub II immediately prior to the Second Effective Time shall be the managers of the Surviving Entity immediately after the Second Effective Time, each to hold the office in accordance with the provisions of the DLLCA and the certificate of formation and limited liability company agreement of the Surviving Entity until their successors are duly elected or appointed and qualified or their earlier death, resignation or removal. Unless otherwise determined by Acquirer prior to the Effective Time, the officers of Merger Sub II immediately prior to the Second Effective Time shall be the officers of the Surviving Entity immediately after the Second Effective Time, each to hold office in accordance with the provisions of the DLLCA and the limited liability company agreement of the Surviving Entity.
1.2Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Transactions, including the consummation of the Merger (the “Closing”) shall take place via remote exchange of signatures, at (i) a time and on a date to be agreed by Acquirer and the Company, which date shall be no later than the third Business Day following the date on which all of the conditions set forth in Article VI of this Agreement have been satisfied or waived (other than those conditions that, by their terms, are intended to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions); provided that the Closing shall not occur prior to May 1, 2022; provided further, that if closing is delayed beyond May 1, 2022 and such Business Day upon which Closing would otherwise occur is anytime during the last 14 days of a fiscal quarter or the last 21 days of a fiscal year of Acquirer, then Acquirer may, in its sole discretion, delay the Closing until the first Business Day of the next succeeding fiscal quarter of Acquirer, in which case the Closing shall be held on such first Business Day by delivering a valid Closing Delay Notice on or prior to the date that would have otherwise been the Closing Date or (ii) such other time as Acquirer and the Company agree. The date on which the Closing occurs is sometimes referred to herein as the “Closing Date.” For the purposes herein, a “Closing Delay Notice” shall mean a written notice setting forth that (i) Acquirer is electing to defer the Closing as provided in this Section 1.2, (ii) Acquirer acknowledges that the conditions contained in Sections 6.3(a) and 6.3(e) have been satisfied or waived in accordance with this Agreement, and (iii) any subsequent failure of such conditions to be satisfied as of the Closing Date are irrevocably waived other than to the extent any such failure is the result of breach by the Company of this Agreement constituting a willful breach or the result of fraud, gross negligence or recklessness.
1.3Closing Deliveries.

(a)Acquirer Deliveries. Acquirer shall deliver to the Company, at or prior to the Closing:
(i)the Escrow Agreement, duly executed by Acquirer and the Escrow Agent; and
(ii)a certificate, dated as of the Closing Date, executed on behalf of Acquirer by a duly authorized officer of Acquirer to the effect that each of the conditions set forth in Section 6.2(a) has been satisfied.
(b)Company Deliveries. The Company shall deliver to Acquirer, at or prior to the Closing:
(i)a certificate, dated as of the Closing Date and executed on behalf of the Company by its Chief Executive Officer, to the effect that each of the conditions set forth in clauses (a), (b) and (e) of Section 6.3 has been satisfied;
(ii)a certificate, dated as of the Closing Date and executed on behalf of the Company by its Chief Executive Officer, certifying the Company’s (A) certificate of incorporation, including all amendments thereto, as in effect immediately prior to Closing (the “Certificate of Incorporation”), (B) bylaws, including all amendments thereto, as in effect immediately prior to Closing and (C) (I) unanimous resolutions of the Board (1) declaring this Agreement and the Transactions, including the Merger, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of the Company and the Company Stockholders, (2) approving this Agreement in accordance with Applicable Law and (3) directing that the adoption of this Agreement and the approval of the principal terms of the Merger be submitted to the Company Stockholders for consideration and recommending that all of the Company Stockholders adopt this Agreement and approve the Merger;
(iii)Written Consents evidencing the obtainment of the Company Stockholder Approval;
(iv)a Joinder Agreement executed by holders of at least 90% of the shares of Company Capital Stock (calculated on an as-converted to Company Common Stock basis) outstanding as of immediately prior to the Effective Time;
(v)at least five (5) Business Days prior to the Closing Date, Joinder Agreements duly executed and delivered (and not amended or revoked) by Accredited Investors that represent at least 70% of the shares of Company Capital Stock (calculated on an as-converted to Company Common Stock basis) outstanding as of immediately prior to the Effective Time, certifying pursuant to the Joinder Agreement for each such Accredited Investor, that such investor is an “accredited investor” (as such term is defined in Rule 501(a) under the Securities Act);
(vi)a Vesting Agreement, effective as of the Closing, executed by each of the Key Employees;
(vii)a Non-Competition Agreement, effective as of the Closing, executed by each of the Key Employees;
(viii)unless otherwise requested by Acquirer in writing no less than three Business Days prior to the Closing Date, a resignation letter reasonably satisfactory to Acquirer executed by each director and officer of the Company and of each Company Subsidiary in office immediately prior to the Closing, in each case, effective as of, and contingent upon, the Closing;
(ix)the Escrow Agreement, duly executed by the Stockholders’ Agent;
(x)duly executed and stamped share transfer forms for the transfer of one equity share of the Indian Subsidiary held by (*) to (*)

(xi)duly stamped share certificate corresponding to the one equity share in the Indian Subsidiary endorsed in favor of (*)
(xii)amended and restated Articles of Association and Memorandum of Association in a form reasonably acceptable to the Acquirer (“Restated Charter Documents”) of the Indian Subsidiary;
(xiii)certified true copies of unanimous resolutions passed by the board of directors of the Indian Subsidiary, (A) waiving the transfer restrictions set out under the Articles of Association and Memorandum of Association of the Indian Subsidiary and taking on record the waiver granted by the Company set forth herein; (B) recording the transfer of the one share held by Mano Murthy to Diwakar Dayal; (C) approving the appointment of new directors identified by Acquirer as additional directors; (D) taking on record the resignation of the existing directors of the board of directors of the Indian Subsidiary ("Resigning Directors") and cancelling all authorizations or powers of attorney previously issued to such Resigning Directors as of close of business day of the date of the closing board meeting of the Indian Subsidiary; (F) authorizing change in the authorized signatories to the bank accounts of the Indian Subsidiary; (G) adopting the Restated Charter Documents, subject to shareholder consent; (H) calling of an extra-ordinary general meeting to (x) regularize the appointment of new directors by identified by the Acquirer and (y) to adopt the Restated Charter Documents; and (I) such other matters reasonably requested by Acquirer;
(xiv)certified true copies of the resolutions passed unanimously by the shareholders of the Indian Subsidiary in India at an extra-ordinary general meeting convened to (A) regularize the appointment of new directors identified by Acquirer; and (B) adopting the Restated Charter Documents of the Indian Subsidiary;

(xv)certified true copy of e-forms DIR-12 duly filed with the concerned Registrar of Companies along with receipts of filing, in respect of appointment of the new directors and resignation of Resigning Directors of the Indian Subsidiary and e-Form MGT-14 duly filed with the relevant Registrar of Companies in relation to the extra ordinary general meeting held on the Closing Date by the Indian Subsidiary;

(xvi)authenticated copies of the statutory registers required to be maintained by the Indian Subsidiary reflecting the status of such registers on one day prior to the Closing Date, certified by its director;
(xvii)copies of the updated register of members, register of transfers and register of directors of the Indian Subsidiary as of the Closing Date certified by its director;
(xviii)unless otherwise requested by Acquirer in writing no less than three Business Days prior to the Closing Date, (A) a true, correct and complete copy of resolutions adopted by the Board or any applicable committee thereof, certified by the Secretary of the Company, terminating, or if sponsored by a professional employer (or similar organization), withdrawing from participation in, each or all of the Company Employee Plans that are “employee benefit plans” within the meaning of ERISA, including the Company’s 401(k) plan (the “401(k) Plan”), any Company Employee Plans that are or provide for health or dependent care flexible spending accounts, any Company Employee Plans that are “level funded,” any Company Employee Plans under Section 125 of the Code, and the Company Option Plan, and withdrawing from any Company Employee Plans sponsored by any professional employer organization or any employer of record and (B) an amendment to the 401(k) Plan, executed by the Company, that is sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the Tax-qualified status of the 401(k) Plan shall be maintained at the time of its termination, with such amendment and termination to be effective as of the date immediately preceding the Closing Date and contingent upon the Closing;
(xix)to the extent applicable in the relevant jurisdiction of incorporation or formation, certificates of good standing, dated within ten Business Days prior to the Closing Date, certifying that the Company and each applicable Company Subsidiary is in good standing;

(xx)a certificate signed by the directors of the Indian Subsidiary, dated within ten Business Days prior to the Closing Date, certifying that the Indian Subsidiary is validly incorporated;
(xxi)FIRPTA documentation, consisting of (A) a notice to the IRS, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), in substantially the form attached hereto as Exhibit G-1, dated as of the Closing Date and executed by the Company, together with written authorization for Acquirer to deliver such notice form to the IRS on behalf of the Company after the Closing, and (B) a FIRPTA Notification Letter, in substantially the form attached hereto as Exhibit G-2, dated as of the Closing Date and executed by the Company;
(xxii)the Spreadsheet and the Company Closing Balance Sheet;
(xxiii)the Company Closing Financial Certificate, which certificate shall be accompanied by such supporting documentation, information and calculations as are reasonably necessary for Acquirer to verify and determine the information contained therein;
(xxiv)payoff letters or similar instruments in form and substance reasonably satisfactory to Acquirer with respect to all Company Debt for borrowed money, which letters provide for the release of all Encumbrances relating to such Company Debt following satisfaction of the terms contained in such payoff letters (including the payment in full and discharge of all principal and accrued but unpaid interest and any premiums or other fees payable in connection with such Company Debt) (the amounts payable pursuant to such payoff letter or similar instruments, the “Payoff Amounts”);
(xxv)executed termination statements (or any other applicable termination statement) executed by each Person holding a security interest in any assets of the Company and the Company Subsidiaries as of the Closing Date terminating any and all such security interests and evidence reasonably satisfactory to Acquirer that all Encumbrances on assets of the Company or any Company Subsidiary shall have been released prior to, or shall be released simultaneously with, payment of the Payoff Amounts;
(xxvi)a Warrant Termination Agreement duly executed and delivered by each Company Warrantholder substantially in the form attached hereto as Exhibit H (a “Warrant Termination Agreement”);
(xxvii)the First Certificate duly executed by the Company;
(xxviii)Company Stockholders representing at least 70% of the shares of Company Capital Stock (calculated on an as-converted to Company Common Stock basis) outstanding as of immediately prior to the Effective Time shall provide either (a) a 281 Tax Status Report, or (b) undertaking that such Company Stockholder is not, and never has been, a resident in India for Indian Tax purposes;
(xxix)executed confirmatory assignments of Intellectual Property from the Indian Subsidiary to the Company in a form that is reasonably satisfactory to Acquirer;
(xxx)evidence of the 280G Stockholder Approval or notification that such approval was not obtained pursuant to Section 5.12; and
(xxxi)prior to the solicitation of the Company Stockholder vote described under Section 5.12, a parachute payment waiver, in substantially the form attached hereto as Exhibit I (the “Parachute Payment Waiver”), executed by each Person required to execute such a waiver pursuant to Section 5.12.
Receipt by Acquirer of any of the agreements, instruments, certificates or documents delivered pursuant to this Section 1.3(b) shall not be deemed to be an agreement by Acquirer that the information or statements contained therein are true, correct or complete, and shall not diminish Acquirer’s remedies hereunder if any of the foregoing agreements, instruments, certificates or documents are not true, correct or complete.
1.4Treatment of Company Securities.
(a)Treatment of Company Shares.
(i)Vested Company Shares.
(1)On the terms and subject to the conditions of this Agreement, each vested share of Company Capital Stock (other than Dissenting Shares and shares that are owned by the Company as treasury stock) issued and outstanding immediately prior to the Effective Time that is held by a Suitable Investor shall be automatically converted into the right to receive, subject to and in accordance with Section 1.5 (A) an amount in cash equal to the Per Share Accredited Cash Consideration and (B) a number of shares of Acquirer Common Stock equal to the Per Share Accredited Stock Consideration. No fractional shares of Acquirer Common Stock will be issued and no cash in lieu of fractional shares of Acquirer Common Stock shall be paid in connection with the Merger. The amount of cash and the number of shares of Acquirer Common Stock each Company Stockholder that is a Suitable Investor is entitled to receive pursuant to this Section 1.4(a)(i)(1) for such shares of Company Capital Stock shall be rounded down to the nearest whole cent and up to the nearest whole share, respectively, and computed after aggregating cash amounts and shares of Acquirer Common Stock for all shares of Company Capital Stock held by such Company Stockholder. A Company Stockholder who would otherwise be entitled to receive a fraction of a share of Acquirer Common Stock and has the number of shares to be received rounded up pursuant to the preceding sentence shall receive a reduction to the cash consideration otherwise payable to such Company Stockholder pursuant to this Section 1.4(a)(i)(1) equal to the product obtained by multiplying (A) (i) one minus (ii) such fraction by (B) the Acquirer Stock Price, rounded down to the nearest whole cent.
(2)On the terms and subject to the conditions of this Agreement, each vested share of Company Capital Stock (other than Dissenting Shares and shares that are owned by the Company as treasury stock) issued and outstanding immediately prior to the Effective Time that is held by an Unaccredited Investor shall be automatically converted into the right to receive, subject to and in accordance with Section 1.5, an amount in cash equal to the Per Share Consideration. The amount of cash each Company Stockholder that is an Unaccredited Investor is entitled to receive pursuant to this Section 1.4(a)(i)(2) for such shares of Company Capital Stock shall be rounded down the nearest whole cent and computed after aggregating cash amounts for all shares of Company Capital Stock held by such Company Stockholder.
(ii)Unvested Company Shares. On the terms and subject to the conditions of this Agreement, each Unvested Company Share (other than Dissenting Shares and shares that are owned by the Company as treasury stock) issued and outstanding immediately prior to the Effective Time (A) that is held by a Person set forth on Schedule A-2 that is a Suitable Investor shall be automatically converted into the right to receive, subject to and in accordance with Section 1.5, a number of shares of Acquirer Common Stock equal to the product obtained by multiplying (x) the number of Unvested Company Shares held by such Company Stockholder, by (y) the Exchange Ratio, rounded down to the nearest whole number of shares of Acquirer Common Stock with no cash being payable for any fractional share eliminated by such rounding, or (B) that is held by any Person other than a Person that is set forth on Schedule A-2 and that is a Suitable Investor, an amount in cash equal to the Per Share Consideration ((A) and (B), the “Unvested Share Payments”). The amount of cash each Company Stockholder is entitled to receive pursuant to this Section 1.4(a)(ii) for such Unvested Company Shares shall be rounded down the nearest whole cent and computed after aggregating cash amounts for all Unvested Company Shares held by such Company Stockholder. The payment of cash and issuance of shares of Acquirer Common Stock pursuant to this Section 1.4(a)(ii) in exchange for Unvested Company Shares shall be subject to the same restrictions and vesting arrangements that were applicable to such Unvested Company Shares immediately prior to the Closing, except as may be modified by an applicable Benefits Waiver. Therefore, the Unvested Share Payments otherwise payable pursuant to this Section 1.4(a)(ii) may not automatically be payable by Acquirer at the Closing and shall instead become payable by Acquirer on the date, if later, that such Unvested Company Shares would have become vested under the vesting schedule in place for such Unvested Company Shares immediately prior to the Closing (subject to the restrictions and other terms of such vesting schedule and as may be modified by an applicable Benefits Waiver). Acquirer shall make all such required payments to holders of rights to Unvested Share Payments no later than 15 days following the last day of each Quarterly Date after the applicable vesting date (and in no event after the end of the calendar year in which the vesting date occurs); provided that the Company Stockholder need not continue to be a service provider on such date to receive any such payments that have previously vested on the applicable vesting dates, and, in the case of cash payments, such payments may be made through, at Acquirer’s discretion, a paying agent authorized by Acquirer to administer such payments on Acquirer’s behalf or through Acquirer’s (or the Company’s or a Company Subsidiary’s) payroll system and in accordance with standard payroll practices (including withholding for applicable Taxes (except for those for which an election under Section 83(b) of the Code has been timely filed and satisfactory evidence provided to Acquirer with respect thereto), if any). All amounts payable pursuant to this Section 1.4(a)(ii) shall be subject to any required withholding of Taxes (unless an election under Section 83(b) of the Code has been timely filed and satisfactory evidence provided to Acquirer with respect thereto) and shall be paid without interest.
(iii)A Suitable Investor may provide a designation schedule to the Joinder Agreement (the “Schedule”) setting forth the shares of Company Capital Stock that are subject to the Vesting Agreement and/or the shares of Company Capital Stock to be exchanged for shares of Acquirer Common Stock and the shares of Company Capital Stock to be exchanged for cash (or both, if applicable), provided such designation is economically reasonable and does not affect the aggregate amount of cash and number of shares of Acquirer Common Stock to be received pursuant to this Section 1.4 or the aggregate number of shares of Company Capital Stock subject to the Vesting Agreement. The parties agree to treat such designation as part of the terms of the exchange contemplated by this Agreement and the Vesting Agreement (to the extent applicable) to the extent permitted by Sections 1.356-1(b) and 1.358-2(a)(2) of the Treasury Regulations.
(b)Treatment of Company Options.
(i)Vested Company Options.
(1)On the terms and subject to the conditions of this Agreement, at the Closing, each Vested Company Option that is In-the-Money shall be cashed out in exchange for an amount in cash, without interest, with respect to each share of Company Capital Stock issuable upon the exercise of such Vested Company Option that is In-the-Money, equal to the excess of the Per Share Consideration over the per share exercise price of such Vested Company Option that is In-the-Money. The total amount payable to the holders of Vested Company Options that are In-the-Money pursuant to this Section 1.4(b)(i)(1) shall be referred to as the “Aggregate Vested Option Cash Consideration.” The amount of cash each holder of an In-the-Money Vested Company Option is entitled to receive for such In-the-Money Vested Company Option shall be net of applicable Tax withholding and deductions and, as a condition of payment, be subject to the execution and delivery of an Optionholder Consent Agreement substantially in the form attached hereto as Exhibit J by such holder and as condition of payment of any amount owed to holders of Non-Employee Options, such holder of Non-Employee Options must first have delivered to Acquirer a properly completed Letter of Transmittal. The aggregate amount of cash each Company Optionholder holding Vested Company Options that are In-the-Money is entitled to receive for such Vested Company Options shall not accrue interest and shall be computed after aggregating cash amounts for all Vested Company Options held by such Company Optionholder and then rounded down to the nearest cent.
(2)At the Closing, each outstanding Vested Company Option that is not In-the-Money shall, without any further action on the part of any holder thereof, expire and be cancelled and extinguished without any present or future right to receive any consideration therefor.
(3)Prior to the Closing, and subject to the reasonable review and approval of Acquirer, the Company shall take all actions reasonably necessary to effect the transactions contemplated by this Section 1.4(b)(i) under the Company Option Plan, all Company Option agreements, any other plan or arrangement of the Company (whether written or oral, formal or informal), and any Applicable Law, including adopting all resolutions, giving all notices, obtaining consents from each holder of such Company Options and taking any other actions that are reasonably necessary to effectuate this Section 1.4(b)(i).
(ii)Unvested Company Options.
(1)On the terms and subject to the conditions of this Agreement, at the Closing, each Unvested Company Option that is In-the-Money and is outstanding as of immediately prior to the Closing and that is held by a Continuing Employee who, immediately following the Closing, is a Continuing Employee, shall, on terms and subject to the conditions set forth in this Agreement, be assumed by Acquirer and converted into, or terminated and substituted with, an option to purchase Acquirer Common Stock. Except as otherwise set forth in this Agreement or in an applicable Benefits Waiver, each Unvested Company Option that is In-the-Money and is outstanding as of immediately prior to the Closing and that is held by a Company Employee (each, a “Converted Option”) shall continue to have, and be subject to, the same terms and conditions set forth in the Company Option Plan and the Company Option agreement relating thereto as in effect immediately prior to the Closing, except that (x) such Converted Option shall be exercisable for that number of whole shares of Acquirer Common Stock equal to the product of (I) the number of share of Company Capital Stock that were issuable upon exercise of such Converted Option immediately prior to the Closing, multiplied by (II) the Exchange Ratio, rounded down to the nearest whole number of shares of Acquirer Common Stock with no cash being payable for any fractional share eliminated by such rounding, (y) the per share exercise price for the shares of Acquirer Common Stock issuable upon exercise of such Converted Option shall be equal to the quotient of (I) the exercise price per share at which such Converted Option was exercisable immediately prior to the Closing, divided by (II) the Exchange Ratio, rounded up to the nearest whole cent, and (z) any early exercise provisions set forth in the Company Option Plan or the Company Option agreement relating to such Converted Option shall be waived by each Continuing Employee. The issuance of any Converted Options to any holder of Unvested Options is contingent and subject to such holder executing and delivering an Optionholder Consent Agreement. Notwithstanding anything to the contrary herein, the exercise price of each Converted Option, the number of shares of Acquirer Common Stock issuable pursuant to each Converted Option and the terms and conditions of each Converted Option shall in all events be determined with respect to any Converted Option granted to an employee who is a U.S. resident or citizen, in material compliance with Section 409A of the Code, and in the case of any Company Option that qualifies as an “incentive stock option” within the meaning of Section 422 of the Code, Section 424(a) of the Code. Further, each Converted Option shall bear the legends described in Section 1.5(e) to the extent applicable (along with any other legends that may be required under Applicable Law).
(2)At the Closing, each Unvested Company Option that is outstanding as of immediately prior to the Closing and (i) that is held by any person who is not a Continuing Employee, (ii) is not In-the-Money, or (iii) is set forth on Schedule 1.4(b)(ii)(2) of the Company Disclosure Letter (the persons listed on such schedule, the “Cancelled Optionees”) shall, without any further action on the part of any holder thereof, be cancelled and extinguished without any present or future right to receive any consideration therefor.
(3)Prior to the Closing, and subject to the reasonable review and approval of Acquirer, the Company shall take all actions reasonably necessary to effect the transactions contemplated by this Section 1.4(b)(ii)(3) under the Company Option Plan, all Company Option agreements, any other plan or arrangement of the Company (whether written or oral, formal or informal), and any Applicable Law, including adopting all resolutions, giving all notices, obtaining consents from each holder of such Company Options and taking any other actions that are reasonably necessary to effectuate this Section 1.4(b)(ii)(3).
(c)Company Warrants.
(i)On the terms and subject to the conditions of this Agreement, at the Closing, each outstanding Company Warrant that is In-the-Money that is held by Suitable Investor shall be converted into the right to receive, subject to and in accordance with Section 1.5, (A) an amount in cash equal to the Per Share Accredited Cash Consideration and (B) number of shares of Acquirer Common Stock equal to the Per Share Accredited Stock Consideration; provided that the per share exercise price of such Company Warrant that is In-the-Money shall be deducted from the overall value of

(A) and (B). No fractional shares of Acquirer Common Stock will be issued and no cash in lieu of fractional shares of Acquirer Common Stock shall be paid in connection with the Merger. The total amount payable to the Company Warrantholders pursuant to this Section 1.4(c)(i) shall be referred to as the “Warrant Consideration.” The payment of Warrant Consideration shall be subject to the execution and delivery of a Warrant Termination Agreement. The amount of cash and the number of shares of Acquirer Common Stock payable to Company Warrantholder pursuant to this Section 1.4(c)(i) for such Company Warrants shall be rounded down to the nearest whole cent and up to the nearest whole share, respectively, and computed after aggregating cash amounts and shares of Acquirer Common Stock for all Company Warrants held by such Company Warrantholder. A Company Warrantholder who would otherwise be entitled to receive a fraction of a share of Acquirer Common Stock shall receive a reduction to the cash consideration otherwise payable to such Company Warrantholder pursuant to this Section 1.4(c)(i) equal to the product obtained by multiplying (A) (i) one minus (ii) such fraction by (B) the Acquirer Stock Price, rounded down to the nearest whole cent. At the Closing, each outstanding Company Warrant that is not In-the-Money shall, without any further action on the part of any holder thereof, expire and be cancelled and extinguished without any present or future right to receive any consideration therefor.
(ii)On the terms and subject to the conditions of this Agreement, each outstanding Company Warrant that is In-the-Money that is held by an Unaccredited Investor shall be automatically converted into the right to receive, subject to and in accordance with Section 1.5, an amount in cash equal to the excess of the Per Share Consideration over the per share exercise price of such Company Warrant that is In-the-Money. The amount of cash each Company Warrantholder that is an Unaccredited Investor is entitled to receive pursuant to this Section 1.4(c)(ii) for such Company Warrants shall be rounded down the nearest whole cent and computed after aggregating cash amounts for all Company Warrants held by such Company Warrantholder.
(d)Treatment of Company Shares Owned by the Company. At the Closing, all shares of Company Capital Stock that are owned by the Company as treasury stock immediately prior to the Closing shall be cancelled and extinguished without any conversion thereof or payment of any cash or other property or consideration therefor and shall cease to exist.
(e)Treatment of Capital Stock of Merger Sub I. At the Effective Time, each share of capital stock of Merger Sub I that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the First Merger and without further action on the part of the sole stockholder of Merger Sub I, be converted into and become one share of common stock of the Surviving Corporation (and the shares of the Surviving Corporation into which the shares of Merger Sub I capital stock are so converted shall be the only shares of the Surviving Corporation’s capital stock that are issued and outstanding immediately after the Effective Time).
(f)Treatment of Capital Stock of Surviving Corporation and Merger Sub II. At the Second Effective Time, each share of capital stock of the Surviving Corporation that is issued and outstanding immediately prior to the Second Effective Time shall, by virtue of the Second Merger and without further action on the part of the sole stockholder of the Surviving Corporation, be converted into and become one share of common stock of the Surviving Entity (and the shares of the Surviving Entity into which the shares of Surviving Corporation capital stock are so converted shall be the only shares of the Surviving Entity’s capital stock that are issued and outstanding immediately after the Second Effective Time and the shares of capital stock of Merger Sub II issued and outstanding immediately prior to the Second Effective Time shall have been cancelled for no consideration and cease to exist).
(g)Rights Not Transferable. The rights of the Company Securityholders under this Agreement as of immediately prior to the Closing are personal to each such Company Securityholder and shall not be transferable for any reason, other than by operation of law, will or the laws of descent and distribution without action taken by or on behalf of such Company Securityholder. Any attempted transfer of such right by any holder thereof (other than as permitted by the immediately preceding sentence) shall be null and void.
(h)No Interest. Notwithstanding anything to the contrary herein, no interest shall accumulate on any cash payable in connection with the consummation of the Transactions.

(i)Spreadsheet. Acquirer is permitted and authorized to rely on the allocations set forth in the Spreadsheet and shall have no responsibility or liability with respect to any error in such allocations. Notwithstanding anything to the contrary herein, the aggregate consideration paid or issued by Acquirer to the Company Securityholders and any amounts deposited in the Indemnity Escrow Fund, Adjustment Escrow Fund and Expense Fund, shall be equal to the difference between the Aggregate Consideration (with the shares of Acquirer Common Stock valued at the Acquirer Stock Price for purposes of this Section 1.4(i) and the Aggregate Exercise Price, assuming the full vesting of all unvested consideration and other than to the extent as a result of rounding. For clarity, the aggregate consideration paid by Acquirer to the Company Securityholders shall include any amounts in respect of the Converted Options, assuming for these purposes the full vesting and exercise of all such Converted Options.
(j)Appraisal Rights. Notwithstanding anything to the contrary herein, any Dissenting Shares shall not be converted into the right to receive the applicable portion of the Aggregate Consideration, but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Shares pursuant to the DGCL. Each holder of Dissenting Shares who, pursuant to the DGCL, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with the DGCL (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, then any such shares shall immediately be deemed to have converted at the Effective Time into the right to receive the applicable portion of the Aggregate Consideration in respect of such shares as if such shares never had been Dissenting Shares, and Acquirer shall issue and deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 1.4(a), following the satisfaction of the applicable conditions set forth in Section 1.4(a), the applicable portion of the Aggregate Consideration as if such shares never had been Dissenting Shares. The Company shall provide to Acquirer (i) prompt notice of any demands for appraisal or purchase received by the Company, withdrawals of such demands and any other instruments related to such demands served pursuant to the DGCL and received by the Company and (ii) the right to participate in all negotiations and proceedings with respect to such demands under the DGCL. The Company shall not, except with the prior written consent of Acquirer (which shall not be unreasonably withheld, conditions, or delayed), or as otherwise required under the DGCL, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares. Subject to Section 8.3, the payout of consideration under this Agreement to the Company Stockholders (other than in respect of Dissenting Shares, which shall be treated as provided in this Section 1.4(j) and under the DGCL) shall not be affected by the exercise or potential exercise of appraisal rights or dissenters’ rights under the DGCL by any other Company Stockholder.
1.5Payment Procedures.
(a)Surrender of Certificates.
(i)On the Closing Date, the Company will deliver written instructions to its transfer agent, eShares, Inc. d/b/a Carta, Inc. (“Carta”), with a copy to Acquirer, directing Carta to (i) cancel all book-entry entitlements in the form of electronic stock certificates on the Carta electronic capitalization management system existing immediately prior to the Effective Time representing Shares (“Certificates”), effective as of the Effective Time, (ii) deliver to Acquirer, as promptly as practicable, written confirmation of such cancellation of all Certificates and (iii) reflect Acquirer as the sole shareholder of the Surviving Corporation.
(ii)As soon as reasonably practicable (but in no event later than five Business Days) after the Closing, to the extent not previously delivered, Acquirer shall deliver, or cause to be delivered, a letter of transmittal in the formed attached hereto as Exhibit K together with instructions for use thereof (including any applicable attachments thereto or other documentation required thereby, including a certification as to such holder’s status as an Suitable Investor, a properly completed IRS Form W-9, or the appropriate version of IRS Form W-8, as applicable, and either a 281 Tax Status Report or an undertaking that such Company Stockholder is not, and never has been, a resident in India for Indian tax purposes, the “Letter of Transmittal”) to each holder of record of shares of Company Capital Stock that were issued and outstanding immediately prior to the Effective Time. The Letter of Transmittal shall be in such form and have such other provisions as Acquirer may reasonably specify, including an agreement to be bound by the provisions of Article VIII and to release, solely in his, her or its capacity as a Company Stockholder, the Company and Acquirer from any claims, rights, Liabilities and causes of action whatsoever based upon, relating to or arising out of the Certificates and/or the Transactions.
(b)Closing Consideration.
(i)On the Closing Date, Acquirer shall cause to be deposited with PNC Bank, National Association (the “Paying Agent”) the portion of the Cash Consideration payable at Closing to the Company Stockholders and Company Warrantholders pursuant to Section 1.4(a) and Section 1.4(c), minus the Expense Fund Amount, Indemnity Escrow Amount and Adjustment Escrow Amount.
(ii)As soon as reasonably practicable following the Closing Date and after the date of delivery to Acquirer or its agent of a Certificate (to the extent shares of Company Capital Stock are certificated), together with a properly completed and duly executed Letter of Transmittal (the “Exchange Documents”), (A) Acquirer shall cause the Paying Agent to pay to each Company Stockholder the portion of the Cash Consideration payable at the Closing to such Company Stockholder pursuant to Section 1.4(a)(i) and Section 1.4(a)(ii), minus, (I) if such Company Stockholder is a Converting Holder, such Converting Holder’s Pro Rata Share of the Indemnity Escrow Amount, (II) if such Company Stockholder is a Converting Holder, such Converting Holder’s Pro Rata Share of the Adjustment Escrow Amount and (III) if such Company Stockholder is a Converting Holder, such Converting Holders’ Pro Rata Share of the Expense Fund, (B) Acquirer shall instruct its transfer agent to issue to each Converting Holder and Company Warrantholder that is a Suitable Investor the number of shares of Acquirer Common Stock issuable at the Closing to such Converting Holder or Company Warrantholder pursuant to Section 1.4(a)(i), Section 1.4(a)(ii) and Section 1.4(c), and (C) Acquirer shall instruct the Paying Agent to pay to each Company Warrantholder the cash portion of the Warrant Consideration payable at the Closing to such Converting Warrantholder pursuant to Section 1.4(c).
(iii)On the Closing Date, Acquirer shall transfer, by wire transfer of immediately available funds to the Company, the Aggregate Vested Option Cash Consideration. Acquirer shall cause the Surviving Entity or a Subsidiary of the Surviving Entity to promptly (but in no event later than the next regularly scheduled payroll payment date following the Closing Date) pay, through the payroll processing or accounts payable system of the Surviving Entity or a Subsidiary of the Surviving Entity, in accordance with standard payroll practices, to the holder of each Vested Company Option that is In-the-Money, the amount of cash payable at the Closing to such holder in respect of such Vested Company Options that are In-the-Money pursuant to Section 1.4(b)(i)(1) as set forth opposite such holder’s name in the Spreadsheet.
(iv)On the Closing Date, Acquirer shall transfer, by wire transfer of immediately available funds (A) to the Stockholder’s Agent, the Expense Fund Amount, and (B) to the Escrow Agent, the Indemnity Escrow Amount and the Adjustment Escrow Amount.
(v)Acquirer shall file with the SEC a registration statement on Form S-8 (or any successor form) relating to the Acquirer Common Stock issuable pursuant to the exercise of Converted Options as promptly as is practical following the Closing Date (and in any event, within 20 days thereafter), and will use commercially reasonable efforts to maintain the effectiveness of such registration statement covering such Converted Options for so long as such Converted Options remain outstanding.
(vi)On the Closing Date, Acquirer shall transfer by wire transfer of immediately available funds the aggregate amount of unpaid Transactions Expenses to the Paying Agent for further payment by the Paying Agent to account(s) specified by the intended recipients thereof subject to applicable withholding tax.
(vii)On the Closing Date, Acquirer shall transfer by wire transfer of immediately available funds the aggregate amount of Payoff Amounts to the Paying Agent for further payment by the Paying Agent to account(s) specified by the intended recipients thereof subject to applicable withholding tax.
(viii)Notwithstanding the foregoing, if the Closing shall occur at a time on the Closing Date at which wire transfers are not practically capable of being processed, Acquirer shall be permitted to make such payments on the immediately following day where the wire transfers may be processed.
(c)Escrow Fund; Expense Fund.
(i)Notwithstanding anything to the contrary set forth in this Agreement, Acquirer shall withhold from each Converting Holder’s applicable portion of the Aggregate Accredited Cash Consideration or Aggregate Unaccredited Cash Consideration, as applicable, payable to such Converting Holder pursuant to Section 1.4(a) such Converting Holder’s Pro Rata Share of the Expense Fund Amount, Indemnity Escrow Amount and Adjustment Escrow Amount and shall deposit the Indemnity Escrow Amount and Adjustment Escrow Amount with the Escrow Agent pursuant to Section 8.2. The Expense Fund, Indemnity Escrow Fund and Adjustment Escrow Fund shall consist of Aggregate Consideration that is not subject to vesting pursuant to a Vesting Agreement.
(ii)The adoption of this Agreement and the approval of the principal terms of the Merger by the Company Stockholders shall constitute, among other things, approval of the Expense Fund Amount, Indemnity Escrow Amount and Adjustment Escrow Amount and the withholding of the Escrow Amount by Acquirer.
(d)In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to shares of Company Capital Stock or Acquirer Common Stock occurring after the date hereof and prior to the Closing, all references herein to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.
(e)Acquirer Common Stock; Legends.
(i)The shares of Acquirer Common Stock issued pursuant to the terms of this Agreement will be issued in a transaction exempt from registration under the Securities Act (by reason of Section 4(a)(2) of the Securities Act, Rule 506 of Regulation D promulgated by the SEC under the Securities Act) and therefore may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other applicable rules and regulations or pursuant to an exemption therefrom. The shares of Acquirer Common Stock to be issued pursuant to the terms of this Agreement will be “restricted securities” within the meaning of Rule 144 under the Securities Act (“Rule 144”) and may not be offered, sold, pledged, assigned or otherwise transferred unless (A) a registration statement with respect thereto is effective under the Securities Act and any applicable state securities laws or (B) an exemption from such registration exists and either Acquirer receives an opinion of counsel to the holder of such securities, which counsel and opinion are reasonably satisfactory to Acquirer, that such securities may be offered, sold, pledged, assigned or transferred in the manner contemplated without an effective registration statement under the Securities Act or applicable state securities laws. Any shares of Acquirer Common Stock to be issued pursuant to this Agreement shall bear the following legends (along with any other legends that may be required under Applicable Law):
THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR

OTHERWISE DISPOSED OF EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO AN EFFECTIVE REGISTRATION OR AN EXEMPTION FROM REGISTRATION WHICH, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, IS AVAILABLE. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.
(ii)Upon the prior written request of any Converting Holder receiving Acquirer Common Stock pursuant to the terms of this Agreement (or, if applicable, such Converting Holder’s Permitted Transferees), and subject to receipt from the Converting Holder of customary representations and other documentation reasonably acceptable to the Acquirer and the Acquirer’s transfer agent in connection therewith, following the date that is six months following the Closing or prior to such date in connection with a Permitted Transfer, Acquirer shall use commercially reasonable efforts to, in following a sale of the Acquirer Common Stock promptly cause its legal counsel to deliver to Acquirer’s transfer agent an appropriate opinion letter to the effect that such shares of Acquirer Common Stock have been resold pursuant to Rule 144 and that the legends may be removed from such shares of Acquirer Common Stock that have been resold pursuant to Rule 144. Following the date that is one year following the Closing, and to the extent that the Acquirer Common Stock is eligible for resale under Rule 144(b)(1) or any successor provision without the requirement for the Converting Holder to be in compliance with the current public information requirement under Rule 144 and without volume or manner-of-sale restrictions applicable to the sale or transfer of such Acquirer Common Stock, Acquirer shall use commercially reasonable efforts to cause its legal counsel to deliver to Acquirer’s transfer agent an appropriate opinion letter to the effect that the legends may be removed from the shares of Acquirer Common Stock. In addition, with a view to making available to the Converting Holders and their permitted transferees the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Converting Holder or its permitted transferees to sell Acquirer Common Stock to the public without registration, from the Agreement Date until the earlier of the date this Agreement is terminated in accordance with its terms and the date that is two (2) years after the Closing, Acquirer will use commercially reasonable efforts to (A) make and keep available adequate current public information, as those terms are defined in Rule 144, and (B) file with the SEC in a timely manner all reports and other documents required to be filed by Acquirer under the Exchange Act. Following the Closing, and subject to the agreement in writing by the Permitted Transferee to comply with the restrictions set forth herein, any Converting Holder may transfer Acquirer Common Stock received pursuant to this Agreement in a transaction that does not constitute an “offer” or “sale” under the Securities Act (a) to an Affiliate of such Converting Holder, (b) if an individual, to an immediate family member or trust for the benefit of such Converting Holder or one or more of such Converting Holder’s immediate family members, (c) pursuant to the laws of testamentary or intestate succession or otherwise involuntarily transferred by operation of law or (d) if the Converting Holder is a partnership, corporation, or limited liability company, to any one or more partners, stockholders or members thereof. Any such transfer of such shares pursuant to the preceding sentence is referred to as a “Permitted Transfer,” and any such transferee of shares pursuant to the preceding sentence is referred to herein as a “Permitted Transferee.” Before any transfer of Acquirer Common Stock in a Permitted Transfer requiring the cooperation of Acquirer, Converting Holder shall give notice to Acquirer of such Converting Holder’s intention to effect such Permitted Transfer. Each such notice shall describe the manner and circumstances of the proposed Permitted Transfer in sufficient detail and, if reasonably requested by Acquirer, shall be accompanied at such Converting Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to Acquirer, addressed to Acquirer, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the Permitted Transfer of such Acquired Common Stock without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to Acquirer to the effect that the Permitted Transfer may be effected without registration under the Securities Act, whereupon the Converting Holder shall be entitled to make the Permitted Transfer in accordance with the terms of the notice given by the Converting Holder to Acquirer.

(iii)Transfers of Ownership. If any cash or shares of Acquirer Common Stock payable or issuable pursuant to Section 1.4 are to be paid or issued, as applicable, to a Person other than the Person to which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the payment and issuance thereof that such Certificate shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall have paid to Acquirer or any agent designated by Acquirer any transfer or other Taxes required by reason of the payment of cash in any name other than that of the registered holder of such Certificate, or established to the satisfaction of Acquirer or any agent designated by Acquirer that such Tax has been paid or is not payable.
(f)No Liability. Notwithstanding anything to the contrary in this Section 1.5, no party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Law. Acquirer is not assuming, and shall not assume, any obligations or Liabilities under (i) any options or warrants to purchase or otherwise acquire any shares of Company Capital Stock or (ii) any other direct or indirect rights to acquire shares of Company Capital Stock. The Company shall take all actions necessary or appropriate, including providing any required notices, so that any direct or indirect rights to acquire shares of Company Capital Stock shall be terminated as of the Effective Time.
(g)Unclaimed Consideration. Each holder of a Certificate who has not theretofore complied with the exchange procedures set forth herein shall look only to Acquirer (subject to abandoned property, escheat and similar Applicable Law) for its claim, only as a general unsecured creditor thereof, to any portion of the Aggregate Consideration payable or issuable pursuant to Section 1.4 in respect of such Certificate. Notwithstanding anything to the contrary herein, if any Certificate has not been surrendered prior to the earlier of the date that is six months following the Closing Date and such date on which the applicable portion of the Aggregate Consideration payable or issuable pursuant to Section 1.4 in respect of such Certificate would otherwise escheat to, or become the property of, any Governmental Entity, any amounts payable in respect of such Certificate shall, to the extent permitted by Applicable Law, become the property of Acquirer, free and clear of all claims or interests of any Person previously entitled thereto.
1.6No Further Ownership Rights in the Company Shares. The applicable portion of the Aggregate Consideration issued, paid, issuable or payable, as applicable, following the surrender for exchange of the Certificates in accordance with this Agreement shall be issued, paid, issuable or payable, as applicable, in full satisfaction of all rights pertaining to the Shares represented by such Certificates, and there shall be no further registration of transfers on the records of the Surviving Entity of the shares of Company Capital Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate, document or instrument representing shares of Company Capital Stock is presented to the Surviving Company for any reason, such Certificate, document or instrument (and the underlying shares of Company Capital Stock) shall be cancelled and exchanged as provided in this Article
1.7Company Net Working Capital Adjustment.
(a)Within 60 days after the Closing Date, Acquirer shall deliver to the Stockholders’ agent a statement (the “Acquirer Closing Statement”) setting forth Acquirer’s good faith calculation as of immediately prior to the Closing of (i) the Company Net Working Capital and Closing Net Working Capital Deduction, (ii) the amount of Company Debt, (iii) the amount of Company Cash and (iv) the amount of Transaction Expenses. Acquirer shall provide the Stockholders’ Agent and its representatives reasonable access upon reasonable notice to the records, properties, personnel and (subject to the execution of customary work paper access letters if requested) auditors relating to the preparation of the Acquirer Closing Statement and shall cause its personnel to reasonably cooperate with the Stockholders’ Agent in connection with its review of the Acquirer Closing Statement.
(b)The Stockholders’ Agent shall have 30 days within which to review the Acquirer Closing Statement after Acquirer’s delivery thereof. The Stockholders’ Agent may object to any calculation set forth in the Acquirer Closing Statement by providing written notice of such objection to Acquirer within 30 days after Acquirer’s delivery of the Acquirer Closing Statement (the “Notice of

Objection”), together with the basis of its objection in reasonable detail and any supporting documentation, information and calculations. If a Notice of Objection is not provided within such 30-day period, the Acquirer Closing Statement (and each of the calculations set forth therein) shall be deemed final.
(c)If the Stockholders’ Agent provides the Notice of Objection, then Acquirer and the Stockholders’ Agent shall confer in good faith for a period of up to 30 days following Acquirer’s receipt of the Notice of Objection in an attempt to resolve any disputed matter set forth in the Notice of Objection, and any resolution by them shall be in writing and shall be final and binding on the parties hereto and the Converting Holders.
(d)If, after the 30-day period set forth in Section 1.7(c), Acquirer and the Stockholders’ Agent cannot resolve any matter set forth in the Notice of Objection, then Acquirer and the Stockholders’ Agent shall engage one of the “big four” independent certified public accounting firm acceptable to both Acquirer and the Stockholders’ Agent or, if such firm is not able or willing to so act, another auditing firm reasonably acceptable to both Acquirer and the Stockholders’ Agent (the “Reviewing Accountant”) to review only the matters in the Notice of Objection that are still disputed by Acquirer and the Stockholders’ Agent and any calculations to the extent relevant thereto. After such review and a review of the Company’s relevant books and records, the Reviewing Accountant shall promptly (and in any event within 45 days following its engagement) determine the resolution of such remaining disputed matters, which determination shall (absent fraud or manifest error) be final and binding on the parties hereto and the Converting Holders.
(e)If the Aggregate Consideration as finally determined pursuant to Section 1.7(b), Section 1.7(c) and/or Section 1.7(d), as the case may be (the “Final Aggregate Consideration”), is less than the Aggregate Consideration that was calculated in accordance with the Company Closing Financial Certificate (such difference, the “Aggregate Consideration Shortfall”), the Aggregate Consideration Shortfall shall be recovered by Acquirer first from the Adjustment Escrow Fund. To the extent the Adjustment Consideration Shortfall is greater than the Adjustment Escrow Fund (the “Excess Adjustment Amount”), Acquirer shall recover such Excess Adjustment Amount first from the Indemnity Escrow Fund, and only to the extent the Indemnity Escrow Fund is insufficient, from the Converting Holders directly, based on their Pro Rata Share. A joint written instruction setting forth the Aggregate Consideration Shortfall to be paid to Acquirer, and if applicable, any remaining amounts of the Adjustment Escrow Fund to be paid to the Converting Holders based on their Pro Rata Share, shall be prepared and signed by Acquirer and the Stockholders’ Agent and delivered to the Escrow Agent if requested by Acquirer. Upon receipt of such joint written instruction, the Escrow Agent shall distribute to Acquirer, and if applicable, the Converting Holders, such amount of cash from Adjustment Escrow Fund, and if there is an Excess Adjustment Amount, Acquirer shall be able to recover any such Excess Adjustment Amount from the Escrow Fund in the manner described in Section 8.4(j).
(f)If the Final Aggregate Consideration is greater than the Aggregate Consideration that was calculated in accordance with the Company Closing Financial Certificate (such difference, the “Aggregate Consideration Surplus”), then the Aggregate Consideration Surplus shall be deemed to be added to the Aggregate Consideration in same proportion of cash and shares of Acquirer Common Stock paid and issued to Converting Holders pursuant to Section 1.4(a) and shall be, within 10 Business Days after delivery of joint written instruction by Acquirer and the Stockholders’ Agent to the Escrow Agent, (i) with respect to the cash portion, wired to the Paying Agent for further distribution to the Converting Holders, and Acquirer and the Stockholders’ Agent shall submit a joint written instruction to the Escrow Agent instructing Escrow Agent to pay to the Paying Agent the Adjustment Escrow Fund for further distribution to the Converting Holders based on their Pro Rata Share, and (ii) with respect to the stock portion, issued to the Converting Holders. The fees, costs and expenses of the Reviewing Accountant shall be allocated between the Stockholders’ Agent (on behalf of the Converting Holders), on the one hand, and Acquirer, on the other hand, in the same proportion that the aggregate amount of the disputed items submitted to the Reviewing Accountant that is unsuccessfully disputed by each such party (as finally determined by the Reviewing Accountant) bears to the total amount of such disputed items so submitted.
1.8Acquirer Stock Target Shortfall.

(a)Notwithstanding anything to the contrary herein, in the event that an Acquirer Stock Target Shortfall would otherwise exist, the amount of Aggregate Stockholder Cash Consideration and Aggregate Accredited Stock Consideration shall be adjusted pursuant to Section 1.8(b) such that the Aggregate Accredited Stock Consideration shall equal (as nearly as practicable), but in any event no less than) 40% of the Aggregate Stockholder Consideration. Accordingly, the aggregate number of shares of Acquirer Common Stock (excluding, for the avoidance of doubt, any Converted Options or Equity Interests issued pursuant to the Retention Pool) that shall be issued to the holders of Company Capital Stock (such number, the “Acquirer Stock Target”) shall equal no less than (i) 40% of the Aggregate Stockholder Consideration divided by the Acquirer Stock Price, rounded up to the nearest whole share. All shares of Acquirer Common Stock shall be valued at the Acquirer Stock Price for purposes of this Section 1.8. In addition, to the extent after the Closing any amounts are paid to, forfeited from, or otherwise recovered pursuant to an indemnity claim from, the Converting Holders and such payment, forfeiture, or recovery would result in an Acquirer Stock Target Shortfall, the cash and stock mix paid to, forfeited by, or recovered from, the Converting Holders will be deemed automatically adjusted such that it does not result in an Acquirer Stock Target Shortfall.
(b)If the Acquirer Stock Target exceeds the Acquirer Stock Consideration (such excess, the “Acquirer Stock Target Shortfall”), then (i) Acquirer Stock Consideration issuable to each holder of Company Capital Stock that is a Suitable Investor shall automatically (and without requiring any further action on the part of such holder) be increased by the Acquirer Stock Target Shortfall multiplied by a fraction, the numerator of which is the Acquirer Stock Consideration issuable to such holder and the denominator of which is the sum of the Acquirer Stock Consideration issuable to all holders of Company Capital Stock that are Suitable Investors and (ii) the Cash Consideration of each holder of Company Capital Stock that is a Suitable Investor shall be correspondingly and automatically decreased.
1.9Certain Taxes. The Company Stockholders, on the one hand, and Acquirer, on the other hand, each shall bear 50% of all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) (“Transfer Taxes”) that may be imposed upon, or payable or collectible or incurred in connection with, this Agreement and the Transactions. The parties shall cooperate in filing all necessary Tax Returns and other documentation with respect to all Taxes referred to in this Section 1.9. Each of the Company Stockholders, the Stockholders’ Agent, Acquirer and the Surviving Entity shall use commercially reasonable efforts to minimize any Transfer Taxes that may be imposed upon, or payable or collectible or incurred in connection with, this Agreement and the Transactions.
1.10Withholding Rights. Each of Acquirer, the Surviving Entity, their respective Affiliates and the Paying Agent (each, a “Withholding Agent”) shall be entitled to deduct and withhold from any payments of cash or issuances of Acquirer Common Stock pursuant to this Agreement such amounts in cash or shares of Acquirer Common Stock as the Withholding Agent is required to deduct and withhold with respect to any such payments or issuances under the Code or any provision of U.S. federal, state, local, provincial or non-U.S. Tax law. To the extent that amounts are so deducted, withheld, and paid over to the Tax Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid or issued, as applicable, to such Persons in respect of which such deduction and withholding was made. The parties shall reasonably cooperate to minimize or eliminate any potential deductions and withholdings and such payee shall have the opportunity to reduce or eliminate such withholding in a manner consistent with applicable legal requirements.
1.11Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Acquirer with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Company are fully authorized, in the name and on behalf of the Company or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.
1.12Exchange Rate. Any amounts to be converted into U.S. Dollars for the purpose of calculating any amounts under this Agreement, including the amount of the Company Net Working Capital, shall be converted into Dollars at the rate of exchange as published by the Wall Street Journal at

http://online.wsj.com/mdc/public/page/2_3021-forex.html on the end of the trading day immediately prior to the Closing Date.
1.13Waiver of Rights. The Company irrevocably and unconditionally waives all of its rights, including the right of first refusal and the transfer restrictions imposed by or on the Company as a shareholder of the Indian Subsidiary and any other rights that the Company may have, whether under the articles of association of the Indian Subsidiary, Applicable Law or any other agreement or otherwise in respect of the transfer of the shares of the Indian Subsidiary held by any shareholder to Acquirer or a designee thereof pursuant to the terms of this Agreement.
Article II
Representations and Warranties of the Company
Subject to the disclosures set forth in the disclosure letter of the Company delivered to Acquirer concurrently with the execution of this Agreement (the “Company Disclosure Letter”) (each of which disclosures shall clearly indicate the Section and, if applicable, the Subsection of this Article II to which it relates (unless and only to the extent the relevance to other representations and warranties is reasonably apparent on the face of such disclosure without any reference to extrinsic documentation or any independent knowledge on the part of the reader regarding the matter disclosed), and each of which disclosures shall also be deemed to be representations and warranties made by the Company to Acquirer under this Article II), the Company represents and warrants to Acquirer as follows as of the Agreement Date and as of the Closing Date (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be true and correct with respect to such specified date or dates):
1.1Organization, Standing, Power and Subsidiaries.
(a)The Company is a corporation duly incorporated and validly existing under the laws of Delaware. Each Company Subsidiary is in good standing under the laws of its jurisdiction of organization. The Company and each Company Subsidiary has the corporate power to own, operate, use, distribute and lease its properties and to conduct the Business and is duly licensed or qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified or in good standing, individually or in the aggregate with any such other failures, would reasonably be expected to be material to the Company. Neither the Company nor the Company Subsidiaries is or has been in violation of any of the provisions of their respective certificate of incorporation, articles of association, memorandum of association or equivalent organizational or governing documents.
(b)Schedule 2.1(b) of the Company Disclosure Letter lists each Company Subsidiary, their respective jurisdictions of organization and the holders of the equity interests thereof. The Company is the owner of all of the issued and outstanding Equity Interests of each Company Subsidiary, free and clear of all Encumbrances, and all such Equity Interests are duly authorized, validly issued, fully paid and non-assessable and are not subject to any preemptive right or right of first refusal created by statute, the certificate of incorporation and bylaws or other equivalent organizational or governing documents, as applicable, of such Company Subsidiary or pursuant to any Contract to which such Company Subsidiary is a party or by which it is bound. There are no outstanding subscriptions, options, warrants, “put” or “call” rights, exchangeable or convertible securities or other Contracts of any character relating to the issued or unissued capital stock or other securities of any Company Subsidiary, or otherwise obligating the Company or any of the Company Subsidiaries to issue, transfer, sell, purchase or redeem or otherwise acquire or sell any such securities.
(c)Neither the Company nor any of the Company Stockholders has ever approved or commenced any proceeding or made any election contemplating the dissolution or liquidation of the Company or any Company Subsidiary or the winding up or cessation of the business or affairs of the Company or any Company Subsidiary. There are no entities that have been merged into or that otherwise are predecessors of the Company or any Company Subsidiary.
(d)Schedule 2.1(d) of the Company Disclosure Letter sets forth a true, correct and complete list of: (i) the names of the members of the Board and the board of directors (or similar body) of each Company Subsidiary, (ii) the names of the members of each committee of the Board, the board of directors (or similar body) of each Company Subsidiary and (iii) the names and titles (if applicable) of the officers of each of the Company and the Company Subsidiaries. There are no outstanding and currently effective powers of attorney executed on behalf of the Company or any Company Subsidiary.
1.2Capital Structure.
(a)The authorized capital stock of the Company consists solely of (i) 205,000,000 shares of Company Common Stock and (ii) 128,956,319 shares of Company Preferred Stock, of which 11,211,540 shares are designated as Company Series Seed Stock, 21,638,278 shares are designated as Company Series A Stock, 42,977,343 shares are designated as Company Series B Stock, 40,723,240 shares are designated as Company Series C Stock and 12,405,918 shares are designated as Company Series C-1 Stock. A total of (i) 64,529,793 shares of Company Common Stock, (ii) 11,211,540 shares of Company Series Seed Stock, (iii) 21,559,144 shares of Company Series A Stock, (iv) 42,935,443 shares of Company Series B Stock, (v) 37,465,380 shares of Company Series C Stock and (vi) 9,509,769 shares of Company Series C-1 Stock are issued and outstanding as of the Agreement Date, and there are no other issued and outstanding shares of Company Capital Stock and no commitments or Contracts to issue any shares of Company Capital Stock other than pursuant Company Warrants or to the exercise of Company Options under the Company Option Plan that are outstanding. The Company does not hold any treasury shares. Schedule 2.2(a) of the Company Disclosure Letter set forth in an excel spreadsheet, as of the Agreement Date, a true, correct and complete list of the name of each Person that is the registered owner of any shares of Company Common Stock, Company Series Seed Stock, Company Series A Stock, Company Series B Stock, Company Series C Stock and Company Series C-1 Stock and the number, original issue date and cost basis of such shares so owned by such Person, and the number and type of shares of Company Common Stock that would be owned by such Person assuming conversion of all shares of Company Preferred Stock so owned by such Person giving effect to all anti-dilution and similar adjustments and the number of shares of such Company Capital Stock that, when issued, were Unvested Company Shares, along with the current number of Unvested Company Shares, the applicable vesting schedules for such Unvested Company Shares and whether a valid election was made under Section 83 of the Code with respect to such Unvested Company Shares. The number of such shares set forth as being so owned by such Person constitutes the entire interest of such Person in the issued and outstanding capital stock or voting securities of the Company. All issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any Encumbrances, outstanding subscriptions, preemptive rights or “put” or “call” rights created by statute, the Certificate of Incorporation or any Contract to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or any of their respective assets are bound. Neither the Company nor any of the Company Subsidiaries has ever declared or paid any dividends on any shares of Company Capital Stock. There is no Liability for dividends accrued and unpaid by the Company or any of the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries is under any obligation to register under the Securities Act or the rules and regulations promulgated thereunder or any other Applicable Law any shares of Company Capital Stock, any Equity Interests or any other securities of the Company or any of the Company Subsidiaries, whether currently outstanding or that may subsequently be issued. All issued and outstanding shares of Company Capital Stock were issued in compliance with Applicable Law and all requirements set forth in the Certificate of Incorporation and any applicable Contracts to which the Company is a party or by which the Company, any of the Company Subsidiaries or any of its or their respective assets are bound.
(b)As of the Agreement Date, the Company has reserved 63,920,559 shares of Company Common Stock for issuance pursuant to awards granted under the Company Option Plan, of which 14,952,317 shares are subject to outstanding and unexercised Company Options, and 2,309,014 shares remain available for issuance thereunder. Schedule 2.2(b) of the Company Disclosure Letter sets forth, as of the Agreement Date, a true, correct and complete list of all Company Optionholders, and each Company Option, whether or not granted under the Company Option Plan, including the number of shares of Company Capital Stock subject to each Company Option, the number of such shares that are vested or unvested, the date of grant, the vesting commencement date, the fair market value of the Company Common Stock on the date of any such exercise, the stock certificate number(s) resulting from any such exercise, Section 83(b) filing date (if any), the vesting schedule (and the terms of any acceleration thereof), the exercise price per share, the Tax status of such Company Option under Section

422 of the Code (or any applicable foreign Tax law), the expiration date, the Company Option Plan under which such Company Option was granted (if any), the country and state of residence of such Company Optionholder.
(c)All Company Options listed on Schedule 2.2(b) of the Company Disclosure Letter that are denoted as incentive stock options under Section 422 of the Code qualify as incentive stock options under Section 422 of the Code. In addition, Schedule 2.2(b) of the Company Disclosure Letter indicates, as of the Agreement Date, which Company Optionholders are Persons that are not employees of the Company (including non-employee directors, consultants, advisory board members, vendors, service providers or other similar Persons, whether or not employed directly by the Company or via a professional employer organization or an employer of record), including a description of the relationship between each such Person and the Company. True, correct and complete copies of each Company Option Plan, all agreements and instruments relating to or issued under each Company Option Plan (including executed copies of all Contracts relating to each Company Option and the shares of Company Capital Stock purchased under such Company Option) have been made available to Acquirer, and such Company Option Plan and Contracts have not been amended, modified or supplemented since being made available to Acquirer, and there are no agreements, understandings or commitments to amend, modify or supplement such Company Option Plan or Contracts in any case from those provided to Acquirer. All issued and outstanding shares of Company Capital Stock and all grants of Company Options were issued in compliance with all Applicable Law and all requirements set forth in applicable Contracts, including local securities law filings, foreign ownership and foreign exchange restrictions, rules governing labor matters, and any Tax withholding and reporting requirements and related filing and administrative obligations. All Company Options that have vested and been exercised have vested and been exercised in accordance with Applicable Law. The terms of the Company Option Plan permit the treatment of Company Options as provided herein, without notice to, or the consent or approval of, the Company Optionholders, the Company Stockholders or otherwise and without any acceleration of the exercise schedule or vesting provisions in effect for such Company Options. The exercise price of all Company Options is and has at all times been at least equal to the fair market value of the Company Common Stock on the date such Company Options were granted (within the meaning of Treasury Regulation 1.409A-1(b)(5)(vi)(B)), and none of Acquirer or the Company has incurred or will incur any Liability or obligation to withhold Taxes under Section 409A of the Code upon the vesting of any Company Options. All Company Options cover “service recipient stock” (as defined under Treasury Regulation 1.409A-1(b)(5)(iii)) with respect to the grantor thereof. All Company Options (including the exercise price or methodology for determining the exercise price and substantive terms thereof) have been appropriately authorized by the Board or an appropriate committee thereof as of the applicable date of grant. No Company Options have been retroactively granted, or the exercise price of any such Company Option determined retroactively, in any case, in contravention of any Applicable Law. All Company Options are intended to be granted under Rule 701 or Section 4(a)(2) of the U.S. securities laws, as set forth on Schedule 2.2(b) of the Company Disclosure Letter.
(d)Without limiting the generality of the foregoing, each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the Board (or a duly constituted and authorized committee thereof), and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto and is in full force and effect, each such grant was made in accordance with the terms of the Company Option Plan and all other Applicable Laws and each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company. All Company Options that were ever issued by the Company ceased to vest on the date on which the holder thereof ceased to be an employee, consultant or director of the Company or any of the Company Subsidiaries. The exercise of the Company Options and the payment of cash in respect thereof complied and will comply with the terms of the Company Option Plan, the agreement applicable to such Company Options and all Applicable Laws. The Company Option Plan has been duly authorized, approved and adopted by the Board and the Company Stockholders and is in full force and effect. No Company Options or any other options under the Company Option Plan have been granted or are held by any current or former consultants or advisors in India. No shares of Company Capital Stock held by any current or former advisors or consultants in India are, were or will be held by any of the foregoing pursuant to the exercise of a Company Option. No Company Options or shares of Company Capital Stock held pursuant to the exercise of such Company Options held by Indian Resident

Company Stockholder or Tax residents of India have been repurchased by the Company, other than in connection with repurchases of Unvested Company Shares or Company Options from employees or consultants in connection with any termination of service.
(e)Schedule 2.2(e) of the Company Disclosure Letter sets forth, as of the Agreement Date, a true, correct and complete list of all holders of outstanding Company Warrants, including the number of shares and type of shares of Company Capital Stock subject to each such Company Warrant, the date of grant, the exercise or vesting schedule (and the terms of any acceleration thereof), the exercise price per share and the term of each such Company Warrant.
(f)As of the Agreement Date, there are no authorized, issued or outstanding Equity Interests of the Company other than shares of Company Capital Stock, Company Options and the Company Warrants set forth on Schedules 2.2(a), 2.2(b) and 2.2(e) of the Company Disclosure Letter, and except as set forth on Schedule 2.2(f) of the Company Disclosure Letter, no Person has any Equity Interests of the Company or any Company Subsidiary, stock appreciation rights, stock units, share schemes, calls or rights, or is party to any Contract of any character to which the Company or any Company Subsidiary is a party or by which it or its assets is bound, (i) obligating the Company, or any of the Company Subsidiaries to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Equity Interests of the Company or such Company Subsidiary or other rights to purchase or otherwise acquire any Equity Interests of the Company or such Company Subsidiary, whether vested or unvested, or (ii) obligating the Company or such Subsidiary to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such Company Option, Company Warrant, call, right or Contract, in each of (i) and (ii), other than repurchases of Unvested Company Shares or Company Options pursuant to Contracts in effect as of the Agreement Date from former employees or consultants in connection with any termination of service.
(g)Except as set forth on Schedule 2.2(g) of the Company Disclosure Letter, the Company has never repurchased, redeemed or otherwise reacquired any shares of Company Capital Stock, Company Options, Company Warrants or any other Equity Interests, other than repurchases of Unvested Company Shares or Company Options from former employees or consultants in connection with any termination of service. All shares of Company Capital Stock ever repurchased or redeemed by the Company were repurchased or redeemed in material compliance with: (i) all applicable securities laws and (ii) all requirements set forth in the Certificate of Incorporation and all applicable Contracts.
(h)No Company Debt (i) granting its holder the right to vote on any matters on which any Company Securityholder may vote (or that is convertible into, or exchangeable for, securities having such right) (“Company Voting Debt”) or (ii) the value of which is in any way based upon or derived from capital or voting shares of the Company or any of the Company Subsidiaries, is issued or outstanding.
(i)There are no Contracts relating to voting, purchase, sale or transfer of any Equity Interests of the Company or of any Company Subsidiary (i) between or among the Company, or any of the Company Subsidiaries, on the one hand, and any Company Securityholder, on the other hand, other than written Contracts granting the Company the right to purchase Unvested Company Shares or Company Options upon termination of employment with or service to the Company, and (ii) to the knowledge of the Company, between or among any of the Company Securityholders. Neither the Company Option Plan nor any Contract of any character to which the Company, or any Company Subsidiary is a party to or by which it or any of its assets are bound relating to any Unvested Company Shares or any Equity Interests of any Subsidiary requires or otherwise provides for any accelerated vesting of any Unvested Company Shares or any Equity Interests of any Subsidiary or the acceleration of any other benefits thereunder, in each case in connection with the Transactions or upon termination of employment or service with the Company or Acquirer, or any other event, whether before, upon or following the Closing or otherwise. The Company has never declared, set aside, or paid any dividends or other distributions with respect to any securities of the Company.
(j)Schedule 2.2(j) of the Company Disclosure Letter sets forth a true, correct and complete list of all individuals who as of the Agreement Date have been offered an opportunity to receive

Company Options under an offer letter from, Contract with or other commitment from the Company or any Company Subsidiary (which has not expired, been rescinded or rejected), but who have not been granted such Company Options, including the number of Company Options, the start date or anticipated start date of such individual, the vesting commencement date and vesting schedule described in the offer letter from, Contract with or other commitment as to the vesting schedule for each such listed individual.
(k)All investment made into the Company, transfers of the Equity Interests of the Company and the Indian Subsidiary and foreign direct investment received by the Indian Subsidiary has been in compliance with Applicable Law, including the Foreign Exchange Management Act, 1999 and rules and regulations formulated thereunder, as amended from time to time (“FEMA”). All issued and outstanding shares of each Company Subsidiary were issued and transferred in compliance with Applicable Law (including the Companies Act, 2013 and FEMA (to the extent applicable)) and in accordance with all requirements set forth in the articles of association and memorandum of association and any applicable Contracts to which the Company or any of the Company Subsidiaries is a party or by which the Company or Company Subsidiaries or any of their assets are bound. The original share certificates of the Indian Subsidiary have duly stamped, sealed, signed, issued and endorsed in accordance with Applicable Law and are valid and evidence valid title to each share of the Indian Subsidiary that each share certificate corresponds to.
1.3Authority; Non-contravention.
(a)The Company has all requisite corporate power and authority to enter into this Agreement and each Transaction Document to which it is a party and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Company and the Company Subsidiaries. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by the other parties hereto, constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms subject only to the effect, if any, of (i) applicable bankruptcy and other similar Applicable Law affecting the rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. The Board, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of the Board, has (i) approved this Agreement and approved the Merger and the other Transactions and determined that this Agreement and the Transactions, including the Merger, upon the terms and subject to the conditions set forth herein, are advisable, fair to and in the best interests of the Company and the Company Stockholders, (ii) approved this Agreement in accordance with the provisions of Applicable Law and the Certificate of Incorporation and (iii) directed that the adoption of this Agreement be submitted to the Company Stockholders for consideration and unanimously recommended that all of the Company Stockholders adopt this Agreement. The affirmative votes of (A) the Company Stockholders holding at least fifty-five percent (55%) of the outstanding shares of Company Preferred Stock (voting together as a single voting class on an as-converted basis), and (B) a majority of the outstanding shares of Company Preferred Stock and Company Common Stock are the only votes of the holders of shares of Company Capital Stock necessary to adopt this Agreement and the principal terms of the Merger (the “Company Stockholder Approval”). The execution of the Written Consent by the Consenting Stockholders is sufficient to effect the Company Stockholder Approval. The Company shall have obtained the Company Stockholder Approval in accordance with the Certificate of Incorporation and Applicable Law, each as in effect at the time of such approval.
(b)The execution and delivery of this Agreement and the other Transaction Documents, by the Company does not, and the consummation of the Transactions will not, (i) result in the creation of any Encumbrance on any of the assets of the Company or any of the Company Subsidiaries or any share of Company Capital Stock or (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (A) any provision of the Certificate of Incorporation or other equivalent organizational or governing documents of the Company or any of the Company Subsidiaries, in each case as amended to date, (B) any Material Contract or (C) any Applicable Law or any Order to which the Company or any of the Company Subsidiaries or any of the assets owned or used by the Company or any of the Company Subsidiaries, is subject, except in the case of clause (C), as would not reasonably be expected to be material.
(c)No consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Company or any of the Company Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the Transactions, except for (i) such filings and notifications as may be required to be made by the Company in connection with the Merger under the HSR Act and any other applicable foreign Antitrust Laws as set forth on Schedule C and the approvals or expiration or early termination of applicable waiting periods under the HSR Act and any other applicable foreign Antitrust Laws as set forth on Schedule C and (ii) for such consents, approvals, Orders, authorizations, registrations, declarations, filings and notices that, if not obtained or made, would not adversely affect, and would not reasonably be expected to adversely affect, the Company’s or any of the Company Subsidiaries’ ability to perform or comply with the covenants, agreements or obligations of the Company herein or in any other Transaction Document or to consummate the Transactions in accordance with this Agreement or any other Transaction Document and Applicable Law.
1.4Financial Statements; No Undisclosed Liabilities.
(a)The Company has made available to Acquirer its audited consolidated financial statements for each of the fiscal years ending December 31, 2019 and 2020 and the unaudited consolidated financial statements for the fiscal year ended December 31, 2021(including, in each case, balance sheets, statements of operations and statements of cash flows) (collectively, the “Financial Statements”), which are included as Schedule 2.4(a) of the Company Disclosure Letter. The Financial Statements (i) are derived from and in accordance with the books and records of the Company and the Company Subsidiaries, (ii) complied as to form in all material respects with applicable accounting requirements with respect thereto as of their respective dates, (iii) fairly and accurately present the financial condition of the Company and the Company Subsidiaries at the dates therein indicated and the results of operations and cash flows of the Company and the Company Subsidiaries for the periods therein specified, in each case in all material respects, (subject, in the case of unaudited interim period Financial Statements, to normal recurring year-end audit adjustments, none of which individually or in the aggregate are or will be material in amount), (iv) were prepared in accordance with GAAP and ASC 606, except for the absence of footnotes in the unaudited Financial Statements, applied on a consistent basis throughout the periods involved and (v) are true, correct and complete in all material respects.
(b)Neither the Company nor any of the Company Subsidiaries has any material Liabilities of any nature other than (i) those set forth or adequately provided for in the balance sheet included in the Financial Statements as of December 31, 2021 (such date, the “Company Balance Sheet Date” and such balance sheet, the “Company Balance Sheet”), (ii) those incurred in the conduct of the Company’s or any of the Subsidiaries’ business since the Company Balance Sheet Date in the ordinary course of business and consistent with past practice and, individually or in the aggregate, are not material in nature or amount and do not result from any breach of Contract, warranty, infringement, tort or violation of Applicable Law (iii) are executory performance obligations arising under Contracts to which the Company is a party or otherwise bound, (iv) unpaid Transaction Expenses, Company Debt, or any amounts included as liability in Closing Net Working Capital. Except for Liabilities reflected in the Financial Statements, neither the Company nor any of the Company Subsidiaries has any off balance sheet Liability of any nature to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses incurred by the Company. All reserves set forth in or reflected in the Company Balance Sheet have been established in accordance with GAAP and ASC 606 consistently applied.
(c)Neither the Company nor any of the Company Subsidiaries has applied for or accepted (i) any loan pursuant to the PPP in Section 1102 and Section 1106 of the CARES Act, respectively, or (ii) any funds pursuant to the Economic Injury Disaster Loan program or an advance on an Economic Injury Disaster Loan pursuant to Section 1110 of the CARES Act.
(d)Schedule 2.4(d) of the Company Disclosure Letter set forth a true, correct and complete list of all Contracts pursuant to which the Company incurred debt for borrowed money.

(e)Schedule 2.4(e) of the Company Disclosure Letter sets forth the names and locations of all banks and other financial institutions at which the Company or any Company Subsidiary maintain accounts and the names of all Persons authorized to make withdrawals therefrom.
(f)The accounts receivable as reflected on the Company Balance Sheet and as will be reflected in the Company Closing Financial Certificate arose in the ordinary course of business, represented bona fide claims against debtors for sales and other charges and have been collected, less an amount not in excess of the allowance for doubtful accounts provided for in the Company Balance Sheet, or in the Company Closing Financial Certificate, as the case may be. Allowances for doubtful accounts and warranty returns have been prepared in accordance with GAAP consistently applied and in accordance with the Company’s past practice and are sufficient to provide for any losses that may be sustained on realization of the receivables. The accounts receivable of the Company arising after the Company Balance Sheet Date and before the Closing Date arose or shall arise in the ordinary course of business, represented or shall represent bona fide claims against debtors for sales and other charges, and to the knowledge of the Company, have been collected or are collectible in the book amounts thereof, less allowances for doubtful accounts and warranty returns determined in accordance with GAAP consistently applied and the Company’s past practices and are or shall be sufficient to provide for any losses that may be sustained on realization of the receivables. As of the Agreement Date, none of the accounts receivable of the Company is subject to any claim of offset, recoupment, setoff or counter-claim.
(g)Each of the Company and the Company Subsidiaries has established and maintains a system of internal accounting controls reasonably designed to provide reasonable assurances (i) that transactions, receipts and expenditures of the Company and the Company Subsidiaries are being executed and made only in accordance with appropriate authorizations of management and the Board, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and ASC 606 and (B) to maintain accountability for assets, (iii) regarding the prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and (iv) that the amount recorded for assets on the books and records of the Company or any of the Company Subsidiaries is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. None of the Company or any of the Company Subsidiaries, its independent auditors or, to the knowledge of the Company, any current or former employee, consultant or director of the Company or any of the Company Subsidiaries has identified or been made aware of any fraud, whether or not material, that involves the Company’s or any of the Company Subsidiaries or its or their management or other current or former employees, consultants or directors of the Company or any of the Company Subsidiaries who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or any of the Company Subsidiaries, or any claim or allegation regarding any of the foregoing.
(h)The Company has identified all uncertain Tax positions contained in all Tax Returns filed by the Company or any of its Company Subsidiaries and has established adequate reserves and made any appropriate disclosures in the Financial Statements in accordance with the requirements of ASC 740-10 (formerly Financial Interpretation No. 48 of FASB Statement No. 109, Accounting for Uncertain Tax Positions).
1.5Absence of Changes. Except as set forth in Schedule 2.5 of the Company Disclosure Letter, since the Company Balance Sheet Date:
(a)the Company and the Company Subsidiaries have conducted the Business only in the ordinary course of business and consistent with past practice;
(b)there has not occurred a Material Adverse Effect with respect to the Company or any of the Company Subsidiaries (take as a whole);
(c)neither the Company nor any Company Subsidiary has made or entered into any Contract or letter of intent with respect to any acquisition, sale or transfer of any material asset of the Company or any Company Subsidiary (other than the non-exclusive license of Company Intellectual Property in the ordinary course of business consistent with past practice);

(d)except as required by GAAP, there has not occurred any change in accounting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies) by the Company or any Company Subsidiary or any revaluation by the Company or any Company Subsidiary of any of its or their assets;
(e)there has not occurred any declaration, setting aside, or payment of a dividend or other distribution with respect to any securities of the Company or any of the Company Subsidiaries, or any direct or indirect redemption, purchase or other acquisition by the Company or any of the Company Subsidiaries of any of its or their securities (other than repurchases of Unvested Company Shares in accordance with Contracts governing such shares), or any change in any rights, preferences, privileges or restrictions of any of its outstanding securities;
(f)neither the Company nor or any of the Company Subsidiaries has entered into (other than the non-exclusive license of Company Intellectual Property in the ordinary course of business consistent with past practice), materially amended, materially modified, terminated, or waived rights under any Material Contract and there has not occurred (i) any default by the Company under any Material Contract to which the Company or any of the Company Subsidiaries is a party or by which they are, or any of their respective assets and properties are, bound, or (ii) to the knowledge of the Company, any default by a counterparty under any Material Contract to which the Company or any of the Company Subsidiaries is a party or by which they are, or any of their respective assets and properties are, bound;
(g)there has not occurred any amendment or change to the Certificate of Incorporation or other equivalent organizational or governing documents of the Company or any of the Company Subsidiaries;
(h)neither the Company nor or any of the Company Subsidiaries has established, entered into, adopted, terminated, or amended any employment or separation agreement (other than new agreements with non-executive employees in the ordinary course), or, other than in the ordinary course of business consistent with past practice (without any material increase in cost, value, or benefit) related to new plan years, benefit plan, retirement policy, practice, arrangement, or agreement or other employee benefit plan;
(i)there has not occurred any increase in or modification of the compensation or benefits payable or to become payable by the Company or any of the Company Subsidiaries to any of its or their current or former directors, officers, employees or consultants, and there have not been any modification of any “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and the regulations and guidance promulgated thereunder, or any new loans or extension of existing loans to any such Persons (other than routine expense advances to employees of the Company or any of the Company Subsidiaries);
(j)neither the Company nor any of the Company Subsidiaries has committed to grant or provide (nor has granted any) material increase or acceleration of funding, payment or vesting of any compensation or benefits;
(k)there has not occurred any change in title, office or position, or material reduction in the responsibilities of, or change in identity with respect to the management, supervisory or other key personnel of the Company or any of the Company Subsidiaries, or any termination of employment of any such employees;
(l)there has not occurred any labor dispute or claim of unfair labor practices involving the Company or any of the Company Subsidiaries;
(m)neither the Company nor any of the Company Subsidiaries has incurred, created or assumed any Encumbrance (other than a Permitted Encumbrance) on any of its assets or properties, any Liability for borrowed money or any Liability as guaranty or surety with respect to the obligations of any other Person;

(n)neither the Company nor any of the Company Subsidiaries has paid or discharged any Encumbrance or Liability that was not shown on the Company Balance Sheet or incurred in the ordinary course of business since the Company Balance Sheet Date;
(o)neither the Company nor any of the Company Subsidiaries has incurred any material Liability to its directors, officers or Company Stockholders (other than Liabilities to pay compensation or benefits in connection with services rendered in the ordinary course of business);
(p)neither the Company nor any of the Company Subsidiaries has made any deferral of the payment of any accounts payable other than in the ordinary course of business, or in an amount in excess of $50,000, or given any discount, accommodation or other concession in order to accelerate or induce the collection of any receivable;
(q)neither the Company nor any of the Company Subsidiaries has made any material change in the manner in which it extends discounts, credits or warranties to customers;
(r)there has been no material damage, destruction or loss, whether or not covered by insurance, affecting the assets, properties or business of the Company or any of the Company Subsidiaries;
(s)neither the Company nor any of the Company Subsidiaries has (i) sold, disposed of, assigned, transferred or licensed to any Person any rights to any Company Intellectual Property other than the grant of non-exclusive licenses of Company Intellectual Property in the ordinary course of business consistent with past practice, (ii) acquired or licensed from any Person any material Intellectual Property other than in the ordinary course of business consistent with past practice or (iii) sold, disposed of, assigned, transferred, licensed or provided a copy of any Company Source Code to any Person, including any current or former employee or consultant of the Company or any contractor or commercial partner of the Company or any of the Company Subsidiaries (other than providing access to Company Source Code to current employees and consultants of the Company involved in the development of the Company Products on a need-to-know basis, consistent with past practice and subject to confidentially agreements);
(t)there has not been any capital expenditures relating to the Company or any of the Company Subsidiaries, execution of any lease to which the Company or any of the Company Subsidiaries is a party or incurrence of any obligations to make any capital expenditures or execute any lease;
(u)there has not occurred any material change in (i) cash management practices or (ii) policies or practices with respect to the collection of accounts receivable, establishment of reserves for uncollectible receivables, accrual of accounts receivable, purchases of inventory and supplies, repairs and maintenance, pricing and credit practices, prepayment of expenses, payment of accounts payable, accrual of other expenses, deferral of revenue or acceptance of customer deposits or otherwise accelerate the collection of accounts receivable or realization of other current assets or delay or defer the payment of any accounts payable or other current liabilities or give any discount, credit, accommodation or other concession other than in the ordinary course of business in order to accelerate or induce the collection of any receivable;
(v)there has not been any commencement or settlement of any Legal Proceeding; and
(w)there has not occurred any announcement of, any negotiation by or any entry into any Contract by the Company to do any of the things described in the preceding clauses (a) through (v) (other than negotiations and agreements with Acquirer and its representatives regarding the Transactions).
1.6Litigation. There is no pending Legal Proceeding to which the Company or any of the Company Subsidiaries is a party, and, no threatened Legal Proceeding against the Company or any of the Company Subsidiaries or any of its or their respective assets or, to the knowledge of the Company, any of its or their directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any of the Company Subsidiaries). There is no Order against the Company or any of the Company Subsidiaries, or any of its or their assets, or, to the knowledge of the Company, any of its or their directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any of the Company Subsidiaries). Neither the Company nor any of the Company Subsidiaries has any Legal Proceeding pending or threatened against any other Person.
1.7Restrictions on Business Activities. There is no Contract or Order binding upon the Company or any of the Company Subsidiaries that by its terms restricts or prohibits, purports to restrict or prohibit, whether before or after consummation of the Merger, the freedom of the Company to (i) engage or participate, or compete with any other Person, in any line of business, market or geographic area with respect to the Company Products or the Company-Owned Intellectual Property, or to make use of any Company-Owned Intellectual Property, including any grants by the Company or any of the Company Subsidiaries of exclusive rights or licenses, (ii) sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or services, or (iii) any most favored pricing provisions.
1.8Compliance with Laws; Governmental Permits.
(a)The Company and each of the Company Subsidiaries has, in the last five years, complied in all material respects, with, is not in material violation of, and has not received any notice of violation with respect to, Applicable Law.
(b)The Company and each of the Company Subsidiaries holds, and has at all times during the past five years held and maintained, each material federal, state, county, local or foreign governmental consent, license, permission, permit, grant or other authorization (including having exercised relevant passporting rights) of a Governmental Entity (i) pursuant to which the Company or any of the Company Subsidiaries currently operates or holds any interest in any of its assets or properties or (ii) that is required to carry on the activities required for or in connection with the carrying on of the conduct of the Business as required by all Applicable Laws in the places and in the manner in which the Business of the Company is carried on or the holding of any such interest (all of the foregoing consents, licenses, permissions, permits, grants and other authorizations, collectively, the “Company Authorizations”), and all of the Company Authorizations are in full force and effect and have been complied with in all material respects. Copies of all Company Authorizations have been made available to Acquirer.
(c)Neither the Company nor any of the Company Subsidiaries has received any notice or other communication from any Governmental Entity regarding (i) any actual or possible violation of any Company Authorization or (ii) any actual or threatened in writing revocation, non-renewal, withdrawal, suspension, cancellation, termination or modification of any Company Authorization or any Company Authorization made subject to any restrictions, requirements or conditions, or which may confer a right of revocation, and to the knowledge of the Company, no such information notice or other communication is forthcoming. The Company and each of the Company Subsidiaries has complied with all of the terms of the Company Authorizations and none of the Company Authorizations will be terminated, revoked or impaired, or will become terminable, in whole or in part, as a result of the consummation of the Transactions.
1.9Title to and Condition of Assets; Real Property.
(a)Each of the Company and the Company Subsidiaries has good and valid title to, or valid leasehold interest in all of its or their properties, and interests in properties and assets, real and personal, reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties and assets, or interests in properties and assets, sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business and consistent with past practice), or, with respect to leased properties and assets, valid leasehold interests in such properties and assets that afford the Company and each of the Company Subsidiaries valid leasehold possession of the properties and assets that are the subject of such leases, in each case, free and clear of all Encumbrances, except Permitted Encumbrances or as set forth on the Company Balance Sheet.

(b)Schedule 2.9(b) of the Company Disclosure Letter identifies each parcel of real property leased by the Company or any of the Company Subsidiaries. The Company has provided to Acquirer true, correct and complete copies of all leases, subleases and other agreements under which the Company uses or occupies or has the right to use or occupy, now or in the future, any real property or facility, including all modifications, amendments and supplements thereto. Neither the Company nor any of the Company Subsidiaries owns or has ever owned any real property.
(c)The tangible assets and properties which the Company and the Company Subsidiaries have the right to use whether by ownership, lease, license or otherwise (i) constitute all of the material tangible assets and properties that are necessary for the Company or any of the Company Subsidiaries to conduct, operate and continue the conduct of the Business and to sell and otherwise enjoy full rights to exploitation of its tangible assets, properties and all products and services that are provided in connection with its tangible assets and properties and (ii) constitute all of the material tangible assets and properties that are used in the conduct of the Business, without (A) the need for Acquirer to acquire or license any other tangible asset or property or (B) the breach or violation of any Contract.
1.10Intellectual Property.
(a)As used herein, the following terms have the meanings indicated below:
(i)“Company Data Agreement” means any Contract involving Company Data to which the Company or any Company Subsidiary is a party or is bound by.
(ii)“Company Intellectual Property” means (A) any and all Company-Owned Intellectual Property and (B) any and all Third-Party Intellectual Property that is licensed to or otherwise used by the Company or any Company Subsidiary in connection with the Company Products or the operation of the Business.
(iii)“Company Intellectual Property Agreements” means any Contract relating to any Company Intellectual Property to which the Company or any Company Subsidiary is a party or is bound by.
(iv)“Company-Owned Data” means each element of data Processed that the Company or any Company Subsidiary owns, holds or controls or purports to own, hold or control.
(v)“Company-Owned Intellectual Property” means any and all Intellectual Property that is owned or purported to be owned by the Company or any Company Subsidiary.
(vi)“Company-Owned Intellectual Property Rights” means any Intellectual Property Rights owned or purported to be owned by Company or any Company Subsidiary.
(vii)“Company-Licensed Data” means all data that is Processed by the Company or any Company Subsidiary which is owned, held, collected, or purported to be owned, held or collected by a third party.
(viii)“Company Products” means all products or services (including any websites, software applications and mobile applications) currently or previously produced, marketed, licensed, sublicensed, sold, distributed or performed by or on behalf of the Company or any Company Subsidiary and all products or services currently under development by the Company or any Company Subsidiary (as reflected in product maps made available to Acquirer).
(ix)“Company Registered Intellectual Property” means the United States, international and foreign: (A) issued patents and patent applications (including provisional applications), (B) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks, (C) registered Internet domain names (D) registered copyrights and applications for copyright registration, and (E) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with or recorded by any Governmental Entity, in each case registered, assigned to, filed in the name of, or otherwise included in the Company-Owned Intellectual Property.
(x)“Company Source Code” means, collectively, any software source code included in the Company-Owned Intellectual Property or Company Products.
(xi)“Company Websites” means all web sites owned, operated or hosted by the Company or any Company Subsidiary or through which the Company or any Company Subsidiary conducts the Business (including those web sites operated using the domain names listed in Schedule 2.10(c) of the Company Disclosure Letter), and the underlying platforms for such web sites.
(xii)“ICT Infrastructure” means the information and communications technology infrastructure, systems software, hardware, firmware, networks and the Company Websites that are used in the Business.
(xiii)“Intellectual Property” means Intellectual Property Rights and Proprietary Information and Technology.
(xiv)“Intellectual Property Rights” means any and all intellectual property and all rights in, arising out of, or associated therewith, throughout the world, including: patents, utility models, and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof and equivalent or similar rights in inventions and discoveries anywhere in the world, including invention disclosures; common law and statutory rights associated with trade secrets, confidential and proprietary information and know-how; industrial designs and any registrations and applications therefor, trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications and any and all goodwill associated with and symbolized by the foregoing items; Internet domain name applications and registrations, Internet and World Wide Web URLs or addresses; copyrights, copyright registrations and applications therefor and all other rights corresponding thereto; database rights, mask works, mask work registrations and applications therefor and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology; moral and economic rights of authors and inventors, however denominated; and any similar or equivalent rights to any of the foregoing, and all benefits, privileges, causes of action and remedies relating to any of the foregoing.
(xv)“Open Source Materials” means software that is distributed under (A) any license approved by the Open Source Initiative, or (B) any license that meets the Open Source Definition as defined by the Open Source Initiative or the Free Software Definition as defined by the GNU Project.
(xvi)“Proprietary Information and Technology” means any and all of the following: works of authorship, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, assemblers, applets, compilers, user interfaces, application programming interfaces, protocols, architectures, documentation, annotations, comments, designs, files, records, schematics, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, models, tooling, prototypes, breadboards and other devices, data, data structures, databases, data compilations and collections, inventions (whether or not patentable), invention disclosures, discoveries, improvements, technology, proprietary and confidential ideas and information, tools, concepts, techniques, methods, processes, formulae, patterns, algorithms and specifications, customer lists and supplier lists and any and all instantiations or embodiments of the foregoing.
(xvii)“R&D Sponsor” means any Governmental Entity, public or private source, university, college, laboratory, research center or other educational or research institution, military, multi-national, bi-national or international organization or research center that has provided grants to the Company, any Company Subsidiary, or any developer, inventor or other contributor to any Company-Owned Intellectual Property.
(xviii)“Third-Party Content” means any and all data, email messages, SMS or text messages, audio, video, images, and other communications, material, information or content posted,

transmitted, displayed, or otherwise made available by a Person (other than the Company or any of its Subsidiaries), in whole or in part, via any website, software or other Intellectual Property, or service (including any social media service), and information derived from such communications, data, material, or content (including through analytics), in each case which have been obtained or derived in any manner (including, but not limited to, through an API or through “crawling,” “scraping,” or other collection methods).
(xix)“Third-Party Intellectual Property” means any and all Intellectual Property owned or purported to be owned by a third party.
(b)Status. The Company and/or each Company Subsidiary has full title and exclusive ownership of all Company-Owned Intellectual Property free and clear of any Encumbrances (other than Permitted Encumbrances) and is licensed under, has sufficient right, or otherwise authorized to use, all other Intellectual Property necessary for the conduct of the Business. The Company Intellectual Property collectively constitutes all of the Intellectual Property necessary for Acquirer’s conduct of, or that are used in or held for use for, the Business without: (i) the need for Acquirer to acquire or license any other intangible asset, intangible property or Intellectual Property Right or (ii) the breach or violation of any Contract. Neither the Company nor any Company Subsidiary has (A) transferred ownership of any material Company-Owned Intellectual Property to any third party, other than as part of the sale of Company Products to customers of the Company or any Company Subsidiary or other disposal or transfer of tangible Proprietary Information and Technology of the Company in the ordinary course of business consistent with past practice; or (B) granted any exclusive rights in any Company Owned Intellectual Property to any third party. No third party has any ownership right, title, interest, claim in or lien on any of the Company-Owned Intellectual Property. All Company-Owned Intellectual Property is exclusively owned by the Company and not by any Company Subsidiary or their Affiliates and in each case, their respective employees, directors, officers, agents and representatives irrespective of whether any Company Owned Intellectual Property is used by a Company Subsidiary. All Intellectual Property Rights developed, reduced to practice, discovered, or created by the Indian Subsidiary and/or its Affiliates and in each case, their respective employees, directors, officers, agents and representatives have been assigned to or are owned by the Company, in each case, in accordance with Applicable Law.
(c)Company Registered Intellectual Property. Schedule 2.10(c) of the Company Disclosure Letter lists all Company Registered Intellectual Property, the registrant, the status of such registration or application, the jurisdictions in which it has been issued or registered or in which any application for such issuance and registration has been filed or the jurisdictions in which any other filing or recordation has been made and all actions that are required to be taken by the Company within 90 days following the Agreement Date in order to avoid prejudice to, impairment or abandonment of such Intellectual Property Rights (including all office actions, provisional conversions, annuity or maintenance fees or re-issuances). Each item of Company Registered Intellectual Property is subsisting, valid (or in the case of applications, applied for) and enforceable. All registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States and/or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property and recording the Company’s or a Company Subsidiary’s ownership interests therein. The Company has made available to Acquirer tangible copies of all of the Company’s or any Company Subsidiary’s pending patent applications.
(d)Company Products. Schedule 2.10(d)(i) of the Company Disclosure Letter lists all current Company Products, by name, product description and product code. Except with respect to any Open Source Materials listed on Schedule 2.10(o) of the Company Disclosure Letter, Schedule 2.10(d)(ii) of the Company Disclosure Letter lists all Third-Party Intellectual Property incorporated into or distributed with Company Product(s).
(e)No Assistance. At no time during the conception of or reduction to practice of any of the Company-Owned Intellectual Property was the Company, any Company Subsidiary or any developer, inventor or other contributor to such Company-Owned Intellectual Property (i) performing development of such Company-Owned Intellectual Property under any grants from any R&D Sponsor, (ii) performing research sponsored by any R&D Sponsor, or (iii) subject to any employment agreement, consulting or professional services agreement or invention assignment or nondisclosure agreement or other obligation with any R&D Sponsor that could adversely affect the Company’s rights in, or give any such third-party rights in or to, such Company-Owned Intellectual Property, other than rights to use the Company-Owned Intellectual Property for the sole benefit of the Company. Without limiting the foregoing, to the knowledge of the Company, no developer, inventor or other contributor was employed by or has performed services for any R&D Sponsor during the period of time during which such developer, inventor or other contributor was also performing services for the Company. No R&D Sponsor has any claim of right or license to, ownership of or other Encumbrance (other than Permitted Encumbrances) on any Company Intellectual Property.
(f)Founders. All rights in, to and under all Company-Owned Intellectual Property created by the Company’s founders for or on behalf or in contemplation of the Company or any Company Subsidiary (i) prior to the inception of the Company or any Company Subsidiary or (ii) prior to their commencement of employment with the Company or any Company Subsidiary, in each case, have been duly and validly assigned to the Company without any conflict or breach of any such founder’s obligations to any third party, and neither the Company nor any Company Subsidiary has reason to believe that any such Person is unwilling to provide Acquirer or the Company with such cooperation as may reasonably be required to complete and prosecute all appropriate United States and foreign patent and copyright filings related thereto.
(g)Invention Assignment and Confidentiality Agreement. The Company and each Company Subsidiary has secured from all current and former consultants, advisors, employees and independent contractors who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Company-Owned Intellectual Property for the Company or any Company Subsidiary and named inventors of patents and patent applications owned or purported to be owned by the Company or any Company Subsidiary (any Person described in clause (i) or (ii), an “Author”), unencumbered and unrestricted exclusive ownership of, all of the Authors’ right, title and interest in and to such Intellectual Property, and the Company or a Company Subsidiary has obtained the waiver of all non-assignable rights. No Author has retained any rights, licenses, claims or interest whatsoever with respect to any Intellectual Property developed by the Author for the Company or any Company Subsidiary. Without limiting the foregoing, the Company and each Company Subsidiary has obtained written and enforceable proprietary information and invention disclosure and Intellectual Property assignments from all current and former Authors assigning all of each Author’s right and title to any Intellectual Property developed in the course of such Author’s employment or engagement with the Company to the Company and, in the case of patents and patent applications, such assignments have been recorded with the relevant authorities in the applicable jurisdiction or jurisdictions. The Company has made available to Acquirer copies of all forms of such disclosure and assignment documents currently and historically used by the Company or any Company Subsidiary. To the knowledge of the Company, no Author is subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party that could adversely affect the Company’s rights in Company-Owned Intellectual Property.
(h)No Violation. To the knowledge of the Company, no current or former employee, consultant, advisor or independent contractor of the Company or any Company Subsidiary: is in violation of any term or covenant of any Contract relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition by virtue of such employee’s, consultant’s, advisor’s or independent contractor’s being employed by, or performing services for, the Company or any Company Subsidiary, or using trade secrets or proprietary information of others without permission or has developed any Company-Owned Intellectual Property for the Company or any Company Subsidiary that is subject to any agreement under which such employee, consultant, advisor or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to such Company-Owned Intellectual Property.
(i)Confidential Information. The Company and each Company Subsidiary has taken all commercially reasonable steps to protect and preserve the confidentiality of all confidential information of the Company and each Company Subsidiary (including confidential information that constitutes trade secrets under Applicable Law and Company Source Code) or provided by any third party to the Company (“Confidential Information”). All current and former employees and contractors of the Company, any Company Subsidiary and any third party having access to Confidential Information have executed and delivered to the Company a written legally binding agreement regarding the protection of such Confidential Information. There has been no breach of confidentiality obligations or unauthorized disclosure on the part of the Company, any Company Subsidiary or, to the knowledge of the Company, by any third party with respect to Confidential Information.
(j)Non-Infringement. To the knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement, misappropriation or other violation of any Company-Owned Intellectual Property by any third party. Neither the Company nor any Company Subsidiary has sent a written notice to any third party alleging infringement, misappropriation or other violation of any Company-Owned Intellectual Property and neither the Company nor any Company Subsidiary has brought any Legal Proceeding for infringement, misappropriation or other violation of any Company-Owned Intellectual Property. Neither the Company nor any Company Subsidiary has any Liability for infringement, misappropriation or other violation of any Third-Party Intellectual Property. None of (i) the Company Products, (ii) the Company-Owned Intellectual Property nor (iii) the operation of the Business including (A) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product and/or Company-Owned Intellectual Property and (B) the Company’s or any Company Subsidiary’s use of any product, device, process or service used in the Business as previously conducted, currently conducted and as presently proposed to be conducted (as reflected in product roadmaps made available by Acquirer) by the Company or any Company Subsidiary, has, does or will infringe (directly or indirectly, including via contribution or inducement), misappropriate or otherwise violate any Third-Party Intellectual Property, nor constitute unfair competition or unfair trade practices under the Applicable Law of any jurisdiction in which the Company or any Company Subsidiary conducts the Business or in which Company Products are manufactured, marketed, distributed, licensed or sold and, to the knowledge of the Company, there is no basis for any such claims. Except as set forth in Schedule 2.10(j) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has been involved in any Legal Proceeding or received any written or other communications (including any third-party reports by users) alleging that the Company or any Company Subsidiary has infringed, misappropriated, or otherwise violated or, by conducting the Business, would infringe, misappropriate, or otherwise violate any Intellectual Property of any other Person or entity or that requires Company to take a license to, or to refrain from using, any Third-Party Intellectual Property. Except as set forth in Schedule 2.10(j) of the Company Disclosure Letter, no Company-Owned Intellectual Property or Company Product is subject to any Legal Proceeding, Order, or settlement agreement that restricts in any manner the use, transfer or licensing thereof by the Company or any Company Subsidiary, or that may affect the validity, use or enforceability of any Company Intellectual Property.
(k)Licenses; Agreements.
(i)Neither the Company nor any Company Subsidiary has granted any rights of first refusal or negotiation or other similar rights relating to any Company-Owned Intellectual Property, and neither the Company nor any Company Subsidiary is bound by or a party to any option, right of first refusal or negotiation or other similar right, license or agreement of any kind with respect to any of the Company-Owned Intellectual Property.
(ii)Neither the Company nor any Company Subsidiary is obligated to pay any royalties or revenue share payments to third parties with respect to the marketing, sale, distribution, manufacture, license or use of any Company Products or Company-Owned Intellectual Property , other than pursuant to reseller, channel partner, and distributor Contracts entered into by the Company or any Company subsidiary in the ordinary course of business consistent with past practice. No payments (i) are or have been due or payable by the Company or any Company Subsidiary to the parties listed on Schedule 2.10(k)(ii) of the Company Disclosure Schedule (the “Specified Parties”) or (ii) will become due or payable by the Company or any Company Subsidiary to the Specified Parties after Closing if the Business as it relates to the Specified Parties continues to be operated in the same manner as it has been operated prior to Closing, in each case other than the payments paid or payable by the Company pursuant to the contractual provisions listed on Schedule 2.10(k)(ii) of the Company Disclosure Schedule.

(l)Other Intellectual Property Agreements. With respect to the Company Intellectual Property Agreements:
(i)each such agreement is valid and subsisting and has, where required to give effect to the purpose of the agreement, been duly recorded or registered with the relevant Government Entity;
(ii)Neither the Company nor any Company Subsidiary is (and will not be as a result of the execution and delivery or effectiveness of this Agreement or the performance of the Company’s obligations under this Agreement) in breach of any such Company Intellectual Property Agreement and the consummation of the Transactions will not result in the modification, cancellation, termination, suspension of, or acceleration of any payments, rights, obligations or remedies with respect to any such Company Intellectual Property Agreements, or give any non-Company or non-Company Subsidiary party to any such Company Intellectual Property Agreement the right to do any of the foregoing;
(iii)to the knowledge of the Company, no counterparty to any such Company Intellectual Property Agreement is in breach thereof;
(iv)except as set forth on Schedule 2.3(b) of the Company Disclosure Letter, at and after the Closing, the Company (as a wholly owned subsidiary of Acquirer) will be permitted to exercise all of the Company’s or any Company Subsidiary’s rights under such Company Intellectual Property Agreements to the same extent the Company or any Company Subsidiary would have been able to had the Transactions not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company or any Company Subsidiary would otherwise be required to pay; and
(v)there are no Legal Proceedings regarding the scope of any such Company Intellectual Property Agreements, or performance under any Company Intellectual Property Agreements including with respect to any payments to be made or received by the Company or any Company Subsidiary thereunder.
(vi)no Company Intellectual Property Agreement requires the Company or any Company Subsidiary to include any Third-Party Intellectual Property in any Company Product or obtain any Person’s approval of any Company Product at any stage of development, licensing, distribution or sale of that Company Product;
(vii)none of the Company Intellectual Property Agreements grants any third party exclusive rights to or under any Company Intellectual Property;
(viii)all Third-Party Intellectual Property that is incorporated into, integrated or bundled by the Company or any Company Subsidiary with any of the Company Products is validly licensed to the Company.
(m)Non-Contravention. Neither the execution and performance of this Agreement nor the consummation of the Transactions and the assignment to Acquirer by operation of law or otherwise of any Contract to which the Company or any Company Subsidiary is a party or by which any of its assets are bound, will result in: (i) Acquirer or any of its Affiliates granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, Acquirer or any of its Affiliates, (ii) Acquirer or any of its Affiliates existing prior to the consummation of the Transactions, being bound by or subject to, any exclusivity obligations, non-compete or other restriction on the operation or scope of their respective businesses, or (iii) Acquirer being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the Transactions.
(n)Company Source Code. Except as set forth on Schedule 2.10(n) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has disclosed, delivered or licensed to any Person or agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, nor has there been any unauthorized or inadvertent disclosure of, any Company Source Code, other than disclosures to employees, contractors and consultants involved in the development, support, or maintenance of Company Products and who are subject to a written confidentiality agreement. Except as set forth on Schedule 2.10(n) of the Company Disclosure Letter, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would be reasonably expected to, result in the disclosure, delivery or license by the Company or any Company Subsidiary of any Company Source Code, other than disclosures to employees, contractors, and consultants (i) involved in the development, support, or maintenance of Company Products and (ii) subject to a written confidentiality agreement. Without limiting the foregoing, neither the execution nor performance of this Agreement nor the consummation of any of the Transactions will result in a release from escrow or other delivery to a third party of any Company Source Code.
(o)Open Source Software. Schedule 2.10(o)(i) of the Company Disclosure Letter identifies all Open Source Materials used in any Company Products or in the conduct of the Business, describes the manner in which such Open Source Materials were used (such description shall include whether (and, if so, how) the Open Source Materials were modified and/or distributed by the Company or any Company Subsidiary) and identifies the licenses under which such Open Source Materials were used. The Company is in compliance with the terms and conditions of all licenses for the Open Source Materials. Except as set forth on Schedule 2.10(o)(ii) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Company-Owned Intellectual Property or Company Products, (ii) distributed Open Source Materials in conjunction with any Company-Owned Intellectual Property or Company Products or (iii) used Open Source Materials, in such a way that, with respect to clauses (i), (ii) or (iii), (A) requires, as a condition of use, modification and/or distribution of such Open Source Materials, that any Company Source Code be (1) disclosed or distributed in source code form, (2) licensed for the purpose of making derivative works or (3) redistributable at no charge); (B) grants or purports to grant any license rights or immunities under any Company Owned Intellectual Property; or (C) otherwise imposes any other limitation, restriction or condition on the right or ability of the Company or any Company Subsidiary to use or distribute any Company Product (other than the notice and attribution requirements, the requirement to redistribute the source code of the applicable, unmodified third party Open Source Material itself, as applicable, and the limitation of liability and warranty disclaimer conditions imposed under the applicable license for such Open Source Material).
(p)No Defects. The Company Products are free from material defects, inaccuracies, data integrity defects and bugs, and substantially conforms to the applicable specifications, documentation, and samples therefor. The software included in the Company Products does not and shall not contain (a) any clock, timer, counter, or other limiting or disabling code, design, routine, or any viruses, Trojan horses, or other disabling or disruptive codes or commands that would cause such software to be erased, made inoperable, or otherwise rendered incapable of performing in accordance with its performance specifications and descriptions or otherwise limit or restrict the Company’s, any Company Subsidiary’s or any Person’s ability to use such software, the Company Product, or (b) any back doors or other undocumented access mechanism allowing unauthorized access to, and viewing, manipulation, modification, or other changes to, such software.
(q)Standards Bodies. (i) Neither the Company nor any Company Subsidiary has and has never been a member of, a contributor to, or affiliated with, any industry standards organization, body, working group, or similar organization and (ii) neither the Company nor any Company Subsidiary is obligated or required by any industry standards organization, body, working group or similar organization to license, assign, contribute or disclose any Company-Owned Intellectual Property. The Company and each Company Subsidiary has provided Acquirer with accurate and complete copies of all governing documents and other Contracts (including charter, bylaws, and participation guidelines) relating to the Company’s membership in, contribution to, or affiliation with any industry standards organization, body, working group, or similar organization (the “Standards Bodies Agreements”).
(r)Warranties; Company Products. No Company Product or services related thereto is subject to any guaranty, warranty, right of return, right of credit, or other indemnity other than guarantees, warranties, rights of return, rights of credit, or indemnities which do not materially and adversely differ from those contained in Company’s or any Company Subsidiary’s standard form of customer contract for the Company Products (copies of which have been made available to Acquirer). There have been no product liability claims relating to the Company, any Company Subsidiary or Company Products or any services related thereto.
(s)Third-Party Content. When accessing, using, acquiring, or otherwise obtaining Third-Party Content from any source, including via public or private application interfaces (“APIs”), crawling, or scraping, the Company and any Company Subsidiary and any Persons performing pursuant to services Contracts with the Company and any Company Subsidiary comply with, and at all times have complied with, (A) all applicable Contracts, including terms of use, terms of service, and other terms and conditions; and (B) Applicable Law.
1.11Data Privacy and Security.
(a)As used in this Agreement, the following terms shall have the meanings indicated below:
(i)“Company Data” means all data and information Processed by or for the Company.
(ii)“Company Privacy Commitments” means, collectively: (A) the Company’s or any Company Subsidiary’s obligations under the Company Privacy Policies, (B) any legal bases (including providing adequate notice and obtaining any necessary consents from end users and other natural Persons, as applicable) for the Company’s and the Company Subsidiaries’ collection and Processing of Personal Data, (C) any notices, consents, authorizations, and privacy choices (including opt-in and opt-out preferences, as applicable) of end users and other natural Persons relating to Personal Data provided to the Company or any Company Subsidiary, and (D) industry self-regulatory principles and codes of conduct applicable to the Company’s or any Company Subsidiary’s protection or Processing of Personal Data, biometrics, internet of things, direct marketing, e-mails, text messages, robocalls, telemarketing, or other electronic communications (including the Payment Card Industry Data Security Standards) to which the Company or any Company Subsidiary is legally bound or has otherwise represented compliance.
(iii)“Company Privacy Policies” means, collectively, any and all (A) of the Company’s or any Company Subsidiary’s data privacy and security policies, procedures, and notices, whether applicable internally, or published on Company Websites or otherwise made available by the Company or any Company Subsidiary to any Person, (B) public representations (including representations on Company Websites) made by the Company with regard to Personal Data, and (C) third party privacy policies with which the Company or any Company Subsidiary has been or is contractually obligated to comply.
(iv)“EEA” means the European Economic Area, Switzerland, and the United Kingdom.
(v)“Personal Data” means a natural Person’s (including an end user’s or an employee’s or contractor’s) name, street address, telephone number, e-mail address, social security number, driver’s license number, passport number, user or account number, tracking data, photographs, videos and audio files, voiceprints, facial geometry, retinal or iris scans or any other biometric identifier or any other piece of information relating to, linked to, or being capable of being associated, directly or indirectly, with an identified or identifiable natural Person or household, or otherwise considered “personally identifiable information,” “personal information,” “personal data,” “nonpublic personal information,” “individually identifiable health information,” “protected health information,” or any other analogous term under Applicable Law.
(vi)“Privacy Laws” means (A) each Applicable Law that is applicable to the Company’s and the Company Subsidiaries’ protection or Processing or both of Personal Data, including, as applicable: (i) the EU General Data Protection Regulation, the California Consumer Privacy Act of 2018 as amended, and the Health Insurance Portability and Accountability Act of 1996 as amended by the

Health Information Technology for Economic and Clinical Health Act of 2009, (ii) with respect to the collection and Processing of biometric data, security cameras (CCTV), internet of things, direct marketing, e-mails, text messages, robocalls, telemarketing, or other electronic commercial messages, and (iii) Information Technology Act, 2000 and the Information Technology (Reasonable Security Practices and Procedures and Sensitive Personal Data or Information) Rules 2011 or (B) binding guidance issued by a Governmental Entity that pertains to laws, rules or regulations outlined in subpart (A) and/or to privacy and data security.
(vii)“Process” or “Processing” means, with respect to data, the use, collection, receipt, processing, storage, recording, organization, safeguarding, security, adaption, alteration, ingestion, compilation, combination, enrichment, de-identification, transfer, retrieval, access, consultation, disclosure, sharing, dissemination, or destruction of such data.
(b)The Company and each Company Subsidiary is in material compliance with Applicable Law governing the receipt, collection, use, storage, processing, sharing, security, disclosure or transfer (including cross-border) of Personal Data that is owned or possessed by the Company or any Company Subsidiary. The Company’s or any Company Subsidiary’s, and each of their respective service providers’, data, privacy and security practices materially conform, and at all times have materially conformed, to all of the Company Privacy Commitments, Privacy Laws, and Company Data Agreements. Neither the execution, delivery and performance of this Agreement by the Company, nor the transfer of Personal Data to the Surviving Entity, will cause, constitute or result in a material breach or violation by the Company or any Company Subsidiaries of any Privacy Laws, Company Privacy Commitments, or Company Data Agreements. Copies of all current Company Privacy Policies have been made available to Acquirer.
(c)The Company and the Company Subsidiaries have and at all times have had rights to collect and Process all Personal Data and Confidential Information as Processed by the Company and the Company Subsidiaries.
(d)Schedule 2.11(d) of the Company Disclosure Letter contains the complete list, as of the Closing, of notifications and registrations made by the Company and the Company Subsidiaries under Privacy Laws with relevant Governmental Entities in connection with the Company’s Processing of Personal Data (including, as applicable, as a “data broker” under Applicable Law of California).
(e)The Company and each Company Subsidiary has established and maintains reasonable and appropriate technical, physical and organizational controls, polices, procedures, safeguards, measures, and security systems, plans and technologies in accordance with industry standards and in compliance with the Company’s and the Company Subsidiaries’ data security requirements under Privacy Laws, Company Data Agreements and Company Privacy Commitments.
(f)The ICT Infrastructure is reasonably sufficient for the existing and currently anticipated future needs of the Company and the Company Subsidiaries, including as to capacity, scalability and ability to process current and reasonably anticipated peak volumes in a timely manner. The ICT Infrastructure: (A) is in good working condition to effectively perform computing, information technology and data processing operations necessary for the operation of the Company and the Company Subsidiaries, (B) has not materially malfunctioned or failed in the five years prior to the date of this Agreement and (C) and does not contain any viruses, worms, trojan horses, bugs, faults or other devices, errors, contaminants or effects that (i) significantly disrupt or adversely affect the functionality of any part of the ICT Infrastructure; or (ii) enable or assist any Person to access without authorization any ICT Infrastructure. The Company and the Company Subsidiaries maintain commercially reasonable backup, business continuity, and disaster recovery procedures, technology, and facilities for the business of the Company and the Company Subsidiaries.
(g)No security breach, security incident or violation of any the Company’s and the Company Subsidiaries’ data security policy in relation to Company Data has occurred or, is threatened, and there has been no actual or threatened unauthorized Processing, destruction, loss, or alteration of any Company Data maintained or Processed by or for the Company or any Company Subsidiaries. No circumstance has arisen in which: (A) Privacy Laws would require the Company or any Company

Subsidiary to notify a Governmental Entity of a data security breach or security incident; (B) applicable guidance or codes of practice promulgated under Privacy Laws would recommend the Company or any Company Subsidiary to notify a Governmental Entity of a data security breach; or (C) Company Data Agreements or Company Privacy Commitments would require the Company to notify a Person of a data security breach or security incident. Neither the Company nor any Company Subsidiary or Person acting on the Company’s or any Company Subsidiaries’ behalf or direction has: paid any perpetrator of, or party making a threat regarding, any security breach, incident or cyber-attack, or paid any third party with actual or alleged information about a security breach, incident or cyber-attack, pursuant to a request for payment from or on behalf of such perpetrator or other third Person.
(h)Neither the Company nor any Company Subsidiary has received or experienced and, to the knowledge of the Company, there is no circumstance (including any circumstance arising as the result of an audit or inspection carried out by any Governmental Entity) that would reasonably be expected to give rise to, any Legal Proceeding, order, notice, communication, warrant, regulatory opinion, audit result or allegation from a Governmental Entity or any other Person (including an end user): (A) alleging or confirming non-compliance with a relevant requirement of Privacy Laws, Company Data Agreements, or Company Privacy Commitments, (B) permitting or mandating relevant Governmental Entities to investigate, requisition information from, or enter the premises of, the Company or any Company Subsidiary, (C) requiring or requesting the Company or any Company Subsidiary to amend, rectify, cease Processing, de-combine, permanently anonymize, block or delete any Company Data (other than pursuant to any valid data subject request in the ordinary course of business),or (D) claiming compensation from the Company or any Company Subsidiary relating to the Company’s and the Company Subsidiaries’ Processing of Company Data. There are no valid requests from individuals or other third parties to the Company seeking to exercise any data protection or privacy rights (such as rights to access, rectify, or delete Personal Data, to restrict or object to processing of Personal Data, or relating to data portability) under applicable Privacy Laws, Company Data Agreements, or Company Privacy Commitments that are unsatisfied or that the Company is not in the process of addressing.
1.12Taxes.
(a)Each of the Company and each Company Subsidiary has properly completed and timely filed all income and material Tax Returns required to be filed by it prior to the Closing Date (taking into account applicable extensions) and has timely paid all Taxes required to be paid by it (whether or not shown on any Tax Return). All Tax Returns were complete and accurate in all material respects and have been prepared in compliance with Applicable Law in all material respects. There is no claim for Taxes that has resulted in an Encumbrance against any of the assets of the Company or any Company Subsidiary (other than for Permitted Encumbrances).
(b)The Company and each Company Subsidiary has complied in all respects with all Applicable Laws relating to the payment, reporting and withholding of Taxes from payments made or deemed made to any Person and have duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable laws. For the avoidance of doubt, such payments include all payments and deemed payments for the exercise, conversion, repayment and cancellation of stock options, warrants, convertible securities, and convertible debt and equity equivalents of the Company. The Company and each Company Subsidiary is in material compliance with, and its records contain all information and documents necessary to comply with, all applicable information reporting and withholding requirements under all applicable Tax laws. The Company and each Company Subsidiary has timely filed all material withholding Tax Returns, for all periods through and including the Closing Date; in each case, regardless of whether they were the payors of the relevant income item.
(c)The Company has delivered or made available to Acquirer true, correct and complete copies of (i) income and other material Tax Returns , (ii) audit or examination reports issued with respect to or relating to any Taxes due from or with respect to the Company or any Company Subsidiary, (iii) closing or settlement agreements entered into by or with respect to the Company or any Company Subsidiary with any Taxing Authority; (iv) Tax opinions, memoranda, and similar documents addressing Tax matters or positions of the Company or any Company Subsidiary; (v) statements of deficiencies, adjustments and proposed deficiencies and adjustments in respect of the Company and each

Company Subsidiary, including, where applicable, any supplemental Tax Return filed by the Company or any Company Subsidiary, and (vi) material written communications to, or received by the Company or any Company Subsidiary from any Taxing Authority, including Tax rulings and Tax decisions, in each case, for all taxable years ending on or after December 31, 2016.
(d)The Company Balance Sheet reflects all Liabilities for unpaid Taxes of the Company and each Company Subsidiary for periods (or portions of periods) through the Company Balance Sheet Date in accordance with GAAP. Neither the Company nor any Company Subsidiary has any Liability for unpaid Taxes accruing after the Company Balance Sheet Date except for Taxes arising in the ordinary course of business and consistent with past practice.
(e)There is (i) no pending or threatened audit of, or Tax controversy associated with, any Tax Return of the Company or any Company Subsidiary that has been or is being conducted by a Tax Authority or past audit of any Tax Return of the Company or any Company Subsidiary that involved issues that could reasonably be expected to recur in a subsequent open Taxable period, (ii) no other procedure, proceeding or contest of any refund or deficiency in respect of Taxes pending or on appeal with any Governmental Entity, (iii) no extension of any statute of limitations on the assessment of any Taxes granted by the Company or any Company Subsidiary currently in effect and (iv) no agreement to any extension of time for filing any Tax Return that has not been filed. With respect to each of the Company and each Company Subsidiary, no claim has ever been made in writing by any Governmental Entity in a jurisdiction where such entity does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction.
(f)Neither the Company nor any Company Subsidiary is duly registered for the purposes of Indian value added Tax and has complied in all material respects with all requirements concerning value added Taxes (“VAT”). Neither the Company nor any Company Subsidiary (i) has made any exempt transactions (as defined in the Indian Applicable Law) and there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by it, (ii) has collected and timely remitted to the relevant Tax Authority all output VAT which it is required to collect and remit under any Applicable Law; and (iii) has not received a refund for input VAT for which it is not entitled under any Applicable Law. The non-Indian subsidiaries of Company are not required to effect Indian VAT registration.
(g)[Intentionally omitted].
(h)Neither the Company nor any Company Subsidiary is subject to Tax in any jurisdiction other than its country of incorporation, organization or formation by virtue of having employees, agents, a permanent establishment or any other place of business in such jurisdiction.
(i)Schedule 2.12(i) of the Company Disclosure Letter sets forth a list of any Tax exemption, Tax holiday or other Tax-sharing arrangement or order that the Company or any Company Subsidiary has in any jurisdiction, and the Company has made available to Acquirer any documentation in its possession describing such exemption, holiday, arrangement or order. Each of the Company and each Company Subsidiary is in compliance in all material respects with all terms and conditions required to maintain such Tax exemption, Tax holiday or other Tax-sharing arrangement or order of any relevant Governmental Entity, and to the knowledge of the Company, the consummation of the transactions contemplated hereby will not have any adverse effect on the continuing validity and effectiveness of any such Tax exemption, Tax holiday or other Tax-sharing arrangement or order.
(j)Neither the Company nor any Company Subsidiary is a party to or bound by any Tax sharing, Tax indemnity, Tax allocation agreement or advance pricing agreement, and neither the Company nor any Company Subsidiary has any Liability or potential Liability to another party or to a Governmental Entity under any such agreement, other than, in each case, commercial agreements entered into in the ordinary course of business that do not primarily relate to Taxes (a “Commercial Tax Agreement”).

(k)The Company and each Company Subsidiary has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return that could result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or non-U.S. Applicable Law.
(l)Neither the Company nor any Company Subsidiary has (i) been involved in any scheme, arrangement, transaction or series of transactions the primary purpose of which was the avoidance, deferral or reduction of Taxes that would otherwise be payable, or the anticipation of the use of Tax credits, incentives, allowances or losses, or (ii) consummated or participated in, and is not currently participating in, any transaction that was or is a “Tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder.
(m)Neither the Company nor any Company Subsidiary has participated in, and is not currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or non-U.S. law.
(n)Neither the Company nor any Company Subsidiary is and has never been a member of a consolidated, combined, unitary or aggregate group for Tax purposes (including, as the case may be, a tax consolidated group or fiscal unity for purposes of any corporate income tax or VAT) of which the Company or any Company Subsidiary was not the ultimate parent corporation.
(o)There are no Tax amounts that would be required to be clawed back, recaptured, added back, reimbursed or otherwise forfeited by the Indian Subsidiary as a consequence of being a party to any transaction that benefited from a deferral of Tax by virtue of any special rule or regime providing for the deferral of Tax (including, without limitation, any transaction benefiting from a special tax regime applicable to qualifying corporate reorganizations).
(p)Neither the Company nor any Company Subsidiary has any Liability for the Taxes of any other Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor (including, without limitation, any successor Tax liability derived from an acquisition of an ongoing concern), by operation of Applicable Law, by Contract or otherwise (other than any Commercial Tax Agreement).
(q)Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, Taxable income for any Taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date, (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date outside the ordinary course of business, or (v) any “tested income” or “subpart F income” (within the meaning of Section 951A(c)(2)(A) and Section 952 of the Code, respectively) earned by any Company Subsidiary on or before the Closing Date.
(r)Neither the Company nor any Company Subsidiary has received any private letter ruling from or entered into any agreements with the IRS (or any comparable Tax ruling from any other Governmental Entity) that would bind the Company or any Company Subsidiary in any taxable period after the Closing.
(s)Neither the Company nor any Company Subsidiary is a party to any joint venture, partnership or other Contract or arrangement that is or would reasonably be expected to be treated as a partnership for U.S. federal income Tax purposes.
(t)Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code (i) in the two years prior to the Agreement Date or

(ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.
(u)Each of the Company and each Company Subsidiary is eligible for any payroll tax credit or deferral that it has claimed pursuant to the CARES Act. There are no Indian or other non-U.S. capital gains Taxes that are required to be withheld by the Company or any Company Subsidiary as a result of the Mergers or other transactions contemplated by this Agreement.
(v)Except as otherwise set forth on Schedule 2.12(v), neither the Company nor any Company Subsidiary has claimed any payroll tax credit or deferral that it has claimed pursuant to the CARES Act.
(w)The Company has delivered to Acquirer true, correct and complete copies of all election statements under Section 83(b) of the Code, together with evidence of timely filing of such election statements with the appropriate Internal Revenue Service Center, with respect to any Unvested Company Shares or other property issued by the Company, any Company Subsidiary or any of their respective ERISA Affiliates to any of their respective employees, non-employee directors, consultants and other service providers. Unless otherwise identified on the final Spreadsheet, no payment to any Company Stockholder, in their capacity as a Company Stockholder, of any portion of the Aggregate Consideration payable pursuant to Section 1.4 will result in compensation or other income to such Company Stockholder with respect to which Acquirer, the Company or any Company Subsidiary would be required to deduct or withhold any Taxes.
(x)Schedule 2.12(x) of the Company Disclosure Letter lists all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) to which the Company or the Company Subsidiaries is a party and which are not exempt from Section 409A of the Code. Each such nonqualified deferred compensation plan complies with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) by its terms and has been operated in accordance with such requirements. No event has occurred that would be treated by Section 409A(b) as a transfer of property for purposes of Section 83 of the Code with respect to each such nonqualified deferred compensation plan. Neither the Company nor any Company Subsidiary is under any obligation to gross up any Taxes or reimburse any Tax-related payments to any Person under Section 409A of the Code or otherwise. All Company Employee Plans and other arrangements of the Company, any Subsidiary or ERISA Affiliate are in compliance with Section 457A of the Code and no payments thereunder are subject to the penalties of Section 457A of the Code.
(y)The exercise price of all Company Options, is at least equal to the fair market value of a share of Company Capital Stock on the date such Company Options were granted, and neither the Company nor Acquirer has incurred or will incur any Liability or obligation to withhold Taxes under Section 409A of the Code upon the vesting of any Company Options. All Company Options constitute “service recipient stock” (as defined under Treasury Regulation 1.409A 1(b)(5)(iii)) with respect to the grantor thereof.
(z)Each of the Company and each Company Subsidiary is in compliance in all material respects with all applicable transfer pricing laws and regulations. The prices for any property or services (or for the use of any property) provided by or to the Company are arm’s length prices for purposes of all applicable transfer pricing laws, including the Treasury Regulations promulgated under Section 482 of the Code and the regulations promulgated thereunder. All Company Intellectual Property is and has always been treated as owned for applicable income Tax purposes by the Company in the United States.
(aa)There is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of the Company, any Company Subsidiary or any of their respective ERISA Affiliates to which the Company, any Company Subsidiary or any of their respective ERISA Affiliates is a party or by which the Company, any Company Subsidiary or its or their assets are bound that, considered individually or considered collectively with any other agreement, plan, arrangement or other Contract will, or would reasonably be expect to, as a result of the Transactions (whether alone or upon the occurrence of any additional or subsequent events) give rise directly or indirectly to the payment of any amount that would reasonably be characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law). Neither the Company nor any Company Subsidiary has (nor has ever had) any obligation to report, withhold, gross up, indemnify or otherwise provide any payment for any excise Taxes, including those incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under of Section 280G of the Code.
(ab)Schedule 2.12(bb) of the Company Disclosure Letter lists each Person (whether or not a United States resident) who as of Closing will be, with respect to the Company or any Company Subsidiary, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined as of the Agreement Date. No securities of the Company, any Company Subsidiary or any Company Securityholder is readily tradable on an established securities market or otherwise (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) such that the Company or any Company Subsidiary is ineligible to seek stockholder approval in a manner that complies with Section 280G(b)(5) of the Code. evidence of the 280G Stockholder Approval or notification that such approval was not obtained pursuant to Section 5.12.
(ac)Neither the Company nor any Company Subsidiary has taken or agreed to take any action, or has knowledge of any fact or circumstance, that would reasonably be expected to prevent the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
(ad)The Company has not undertaken any transaction or any form of restructuring or reorganization that would reasonably be expected to result in a Tax Liability not accrued in the Company Balance Sheet in accordance with GAAP.
1.13Employee Benefit Plans and Employee Matters.
(a)Schedule 2.13(a) of the Company Disclosure Letter lists, with respect to the Company, any professional employer organization or employer of record employing any Company service provider, or any Company Subsidiary and any trade or business (whether or not incorporated) that is treated as a single employer with the Company (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) each loan to an employee, (iii) all stock option, stock purchase, phantom stock, stock appreciation right, and restricted stock unit plans, programs or arrangements (provided that any award agreements that do not materially deviate from the form(s) of award agreement disclosed in Schedule 2.13(a) of the Company Disclosure Letter need not be individually disclosed), (iv) retirement, pension, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (v) all bonus, profit sharing, savings, deferred compensation or incentive plans (including cash incentive plans), programs or arrangements, (vi) all other fringe or employee benefit plans, programs or arrangements, and (vii) all employment, individual consulting, retention, change of control or executive compensation or severance agreements, in each case, written or otherwise, formal or informal, as to which any unsatisfied obligations of the Company or any Company Subsidiary remain for the benefit of, or relating to, any present or former employee, non-employee director, Contractor or non-employee director of the Company or any Company Subsidiary (provided that any employment or services agreement, offer letter, or similar Contract that that sets forth terms and conditions of employment or service that (A) can be terminated by the Company without payment or other liability (x) in the case of employment agreements, at will and (y) in the case of services agreement, on less than 30 days’ notice and (B) does not materially deviate from the form(s) of agreement listed in Schedule 2.13(a) of the Company Disclosure Letter need not be individually disclosed) and (viii) any Foreign Plan (all of the foregoing described in clauses (i) through (viii) collectively, the “Company Employee Plans”).
(b)Neither the Company nor any Company Subsidiary sponsors or maintains any self-funded employee benefit plan, including any plan to which a stop-loss policy applies. The Company has provided to Acquirer a true, correct and complete copy of each of the Company Employee Plans and related plan documents (including executed adoption agreements, trust documents, insurance policies or Contracts, employee booklets, summary plan descriptions, prospectuses, registration statements and other authorizing documents, actuarial reports, financial statements, and any material employee communications relating thereto) and has with respect to each Company Employee Plan that is subject to ERISA reporting requirements, provided to Acquirer true, correct and complete copies of the Form 5500 reports and non-discrimination tests filed for the last three plan years. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the IRS a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied (or has time remaining in which to apply) to the IRS for such determination letter prior to the expiration of the requisite period under applicable. Treasury Regulations or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. Nothing has occurred since the issuance of each such letter that would reasonably be expected to cause the loss of the Tax-qualified status of any Company Employee Plan subject to Section 401(a) of the Code. Each trust established in connection with any Company Employee Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred that would reasonably be expected to adversely affect the exempt status of any such trust. All individuals who, pursuant to the terms of any Company Employee Plan, are entitled to participate in any Company Employee Plan, are currently participating in such Company Employee Plan or have been offered an opportunity to do so and have declined in writing. The Company has provided to Acquirer true and complete copies of any authorized Tax Authority letter or ruling issued with respect to any such Company Employee Plans.
(c)None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or any similar state law and the Company and each Company Subsidiary has complied with the requirements of such COBRA and any Applicable Law. Each Company Employee Plan has been maintained and administered in accordance with its terms and in compliance with the requirements prescribed by Applicable Law (including ERISA and the Code), and the Company, each Company Subsidiary and each ERISA Affiliate has performed all obligations required to be performed by it under, is not in default under or in violation of, and has no knowledge of any default or violation by any other party to, any of the Company Employee Plans. All contributions required to be made by the Company, any Company Subsidiary or any ERISA Affiliate to any Company Employee Plan (excluding Foreign Plans) have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan years (and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the ordinary course of business and consistent with past practice after the Company Balance Sheet Date as a result of the operations of the Company and the Company Subsidiaries after the Company Balance Sheet Date). Each Company Employee Plan (excluding Foreign Plans) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms without Liability to Acquirer (other than ordinary and reasonable administrative expenses typically incurred in a termination event). With respect to each Company Employee Plan (excluding Foreign Plans), the Company, each Company Subsidiary and each ERISA Affiliate has at all times timely made deposits of any employee contributions, prepared in good faith and timely filed all requisite governmental reports (which were true, correct and complete as of the date filed), including any required audit reports, and have properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan. No suit, administrative proceeding, action, litigation or claim has been brought, or to the knowledge of the Company, is threatened, against or with respect to any such Company Employee Plan (excluding Foreign Plans), including any audit or inquiry by any Governmental Entity. With respect to each Company Employee Plan, (i) no breaches of fiduciary duty or other failures to act or comply in connection with the administration or investment of assets, including any “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code) have occurred with respect to any Company Employee Plan, (ii) no lien has been imposed under Applicable Law and none of the Company, any Company Subsidiary or any ERISA Affiliate is subject to any Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any Company Employee Plans and (iii) neither the Company nor any Company Subsidiary has made any filing in respect of such Company Employee Plan under the any voluntary correction program. No Company Employee Plan is maintained through a human resources and benefits outsourcing entity or professional employer organization.

(d)There has been no amendment to, written interpretation or announcement (whether or not written) by the Company, any Company Subsidiary or any ERISA Affiliate relating to, or change in participation or coverage under, any Company Employee Plan that would materially increase the expense of maintaining such Company Employee Plan above the level of expense incurred with respect to such Company Employee Plan for the most recent full fiscal year included in the Financial Statements.
(e)No Company Employee Plan is, and neither the Company, any Company Subsidiary nor any of its respective ERISA Affiliates maintains, sponsors or contributes to, or has at any time maintained, sponsored or contributed to, or has any liability or obligation (fixed or contingent) with respect to (i) any pension plan (within the meaning of Section 3(2) of ERISA) that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” as such term is defined in Section 3(37) of ERISA, (iii) any “multiple employer welfare arrangement” as such term is defined in Section 3(40) of ERISA or (iv) any “multiple employer plan” as such term is defined in Section 413(c) of the Code.
(f)The Company and each Company Subsidiary is, and has been, in material compliance in all respects with all Applicable Law and Contracts respecting employment issues, including: discrimination or harassment in employment, termination of employment, terms and conditions of employment, employee benefits, worker classification (including the proper classification of workers as independent contractors and consultants and the proper classification of employees as exempt or non-exempt, where applicable), wages, pay slips, social security contributions, state and federal withholdings, working hours and overtime, rest periods, engaging employees through service providers, occupational safety and health and employment practices, immigration and work authorization laws, foreign employees, pension, severance, notice to employees, COVID-19 and with respect to each Company Employee Plan. To the extent that any Company Employee Plan was structured so as to be qualified under any provision of Applicable Law in any jurisdiction, no event has occurred that would cause the loss of such qualified status. The Company and each Company Subsidiary has withheld all amounts required by Applicable Law or by agreement to be withheld from the wages, salaries and other payments to employees and duly paid them to the relevant Governmental Entities and neither the Company nor any Company Subsidiary is liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing. The Company and each Company Subsidiary has paid in full to all current and former employees, and current and former Contractors all payments, wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees and Contractors. Neither the Company nor any Company Subsidiary is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former employees (other than routine payments to be made in the normal course of business and consistently with past practice). There are no pending claims against the Company or any Company Subsidiary under any workers compensation plan or policy or for long term disability, except as would not be material, and there are no independent contractors who may successfully claim to be employees or otherwise be considered employees of the Company or any Company Subsidiary. Except as set forth on Schedule 2.13(f) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder. Neither the Company nor any Company Subsidiary has any other obligations with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that are not material in amount and are outstanding routine payments to be made in the normal course of business and consistently with past practice. There are no controversies pending or, to the knowledge of the Company, threatened, between the Company, any Company Subsidiary and any of their respective current or former employees or Contractors, which controversies have or would reasonably be expected to result in a Legal Proceeding. No amounts are owed by the Company or any Company Subsidiary due to salary reviews or increases or delays in salary reviews or increases. The Company and each of the Subsidiaries and any vendors through which services are rendered are in material compliance with Applicable Law with respect to any independent contractors and individuals including temporary staff providing services to the Company and/or each of the Subsidiaries under any third party or vendor arrangement.
(g)Each compensation and benefit plan maintained or contributed to by the Company or any Company Subsidiary under the Applicable Law or Contract of any jurisdiction outside of the United States (including each loan to an employee, all stock option, stock purchase, phantom stock, stock appreciation right, restricted stock unit, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit dependent care, life insurance or accident insurance plans, programs or arrangements, all bonus, pension, profit sharing, savings, severance, retirement, deferred compensation or incentive plans (including cash incentive plans), programs or arrangements, all other fringe or employee benefit plans, programs or arrangements; all employment, individual consulting, retention, change of control or executive compensation or severance agreements, in each case, written or otherwise, formal or informal, as to which any unsatisfied obligations of the Company or any Company Subsidiary remain for the benefit of, or relating to, any present or former employee, non-employee director, Contractor or non-employee director of the Company or any Company Subsidiary) (each such plan, a “Foreign Plan”) is separately listed by country on Schedule 2.13(a) of the Company Disclosure Letter. There are no costs associated with any Company Employee Plan outside of the United States except as indicated on Schedule 2.13(e) (other than pursuant to a Foreign Plan listed on Schedule 2.13(a)). With respect to each Foreign Plan, (i) such Foreign Plan is in compliance with the provisions of Applicable Law of each jurisdiction in which such Foreign Plan is maintained, to the extent those Applicable Law are applicable to such Foreign Plan, (ii) all contributions to, and payments from, such Foreign Plan that may have been required to be made in accordance with the terms of such Foreign Plan, and, when applicable, the Applicable Law of the jurisdiction in which such Foreign Plan is maintained, have been timely made or shall be made by the Closing Date, and all such contributions to such Foreign Plan, and all payments under such Foreign Plan, for any period ending before the Closing Date that are not yet, but will be, required to be made, are reflected as an accrued Liability on the financial statements of the Company Subsidiary, (iii) the Company and each Company Subsidiary has complied with all applicable reporting and notice requirements, and such Foreign Plan has obtained from the Governmental Entity having jurisdiction with respect to such Foreign Plan any required determinations, if any, that such Foreign Plan is in compliance with the Applicable Law of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Plan, (iv) such Foreign Plan has been administered in all respects at all times in accordance with its terms and Applicable Law, (v) to the knowledge of the Company, there are no pending investigations by any Governmental Entity involving such Foreign Plan, and no pending claims (except for claims for benefits payable in the normal operation of such Foreign Plan), suits or proceedings against such Foreign Plan or asserting any rights or claims to benefits under such Foreign Plan (vi) the consummation of the Transactions will not by itself create or otherwise result in any Liability with respect to such Foreign Plan and (vii) except as required by Applicable Law, no condition exists that would prevent the Company or any Company Subsidiary from terminating or amending any Foreign Plan at any time for any reason in accordance with the terms of each such Foreign Plan without the payment of any fees, costs or expenses (other than the payment of benefits accrued on the Financial Statements and any normal and reasonable expenses typically incurred in a termination event). The benefits available under all Foreign Plans in the aggregate do not provide materially greater benefits to employees of the Company or any Company Subsidiary participating in such plans than the benefits available under the Company Employee Plans for employees of the Company or any Company Subsidiary in the United States. No Foreign Plan has unfunded Liabilities that will not be offset by insurance or that are not fully accrued on the Financial Statements of the Company or the financial statements of any Company Subsidiary.
(h)Except as set forth on Schedule 2.13(h) of the Company Disclosure Letter, all employees of the Company and each Company Subsidiary have executed the Company’s standard employment agreement (including any associated restrictive covenant agreements). Except as set forth on Schedule 2.13(h) of the Company Disclosure Letter, all employees and Contractors of the Company and any Company Subsidiary are engaged by the Company or such Company Subsidiary pursuant to a written employment agreement (including any associated restrictive covenant agreement) and have executed an agreement concerning intellectual property and confidentiality. The Company has provided to Acquirer true, correct and complete copies of each of the following: (i) all forms of offer letters, (ii) all forms of employment agreements and severance agreements, (iii) all forms of services agreements and agreements with Contractors, (iv) all forms of confidentiality, non-competition or inventions agreements between employees/Contractors and the Company or any Company Subsidiary (and a true, correct and complete list of employees and/or Contractors not subject thereto), (v) the most current management organization chart(s), (vi) all forms of bonus plans and any form award agreement thereunder, (vii) a schedule of bonus commitments made to employees of the Company and each Company Subsidiary, (viii) any agreements that deviate in any material respect from the forms provided pursuant to clause (i)–(vi),

(viii) accurate and complete copies of all employee manuals and handbooks, all Company’s policies and guidelines with regard to engagement terms and procedures and other material documents relating to the engagement of the Company’s and each Company Subsidiary’s employees and Contractors, (ix) a written summary of all unwritten material policies, practices and customs of the Company and each Company Subsidiary and (x) accurate and complete copies of all the employment agreements with the Company’s and the Company Subsidiaries’ Key Employees.
(i)The Company and each Company Subsidiary has made and executed employment contracts in full compliance with the legal and regulatory requirements and in accordance with the purpose of the type of contract used in each case, including the use of any fixed-term or temporary employment contracts.
(j)Neither the Company nor any Company Subsidiary is, nor at any time has been a party to or bound by any collective bargaining agreement, works council arrangement or other labor union Contract, or is otherwise required (under any law, under any Contract or otherwise) to provide benefits or working conditions under any of the foregoing. No collective bargaining agreement is currently being negotiated by the Company or any Company Subsidiary and neither the Company nor its Subsidiaries have any duty to bargain with any labor organization. There are no labor organizations representing, and to the knowledge of the Company, there are no labor organizations purporting to represent or seeking to represent, any employees of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is or has ever been a member of any employers’ association or organization. Neither the Company nor any Company Subsidiary has ever paid, is required to pay and has ever been requested to pay any payment (including professional organizational handling charges) to any employers’ association or organization. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by the Company or any Company Subsidiary. To the knowledge of the Company, there are no activities or proceedings of any labor union or to organize its employees. There is no, and has never been, any labor dispute, strike or work stoppage against the Company or any Company Subsidiary pending or, to the knowledge of the Company, threatened, that may interfere with the conduct of the Business. Neither the Company nor any Company Subsidiary, nor to the knowledge of the Company, any of their respective Representatives has committed any unfair labor practice in connection with the conduct of the Business, and there is no charge or complaint against the Company or any Company Subsidiary by the National Labor Relations Board or any comparable Governmental Entity pending or, to the knowledge of the Company or its Subsidiaries, threatened. No employee of the Company or any Company Subsidiary has been dismissed, furloughed or transitioned to a reduced work schedule in the 12 months immediately preceding the Agreement Date.
(k)Schedule 2.13(k) of the Company Disclosure Letter sets forth each non-competition agreement and non-solicitation agreement that binds any employee or contractor of the Company or any Company Subsidiary or any former officer of the Company to the Company or any Company Subsidiary (other than those agreements entered into with newly hired employees of the Company or any Company Subsidiary in the ordinary course of business and consistent with past practice). To the knowledge of the Company, no employee of the Company or any Company Subsidiary is in violation of any term of any employment agreement, non-competition agreement or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any Company Subsidiary because of the nature of the Business or to the use of trade secrets or proprietary information of others. To the knowledge of the Company, no Contractor of the Company or any Company Subsidiary is in violation of any term of any non-competition agreement or any restrictive covenant to a former employer relating to the right of any such consultant or contractor to be providing services to the Company or any Company Subsidiary because of the nature of the Business or to the use of trade secrets or proprietary information of others. Except as set forth on Schedule 2.13(k) of the Company Disclosure Letter, no employee of the Company or any Company Subsidiary has given notice to the Company or any Company Subsidiary and, to the knowledge of the Company, no employee of the Company or any Company Subsidiary intends to terminate his or her employment with the Company or any Company Subsidiary. Except as set forth in Schedule 2.13(k) of the Company Disclosure Letter, no employee of the Company or its Subsidiaries above the level of director has been dismissed in the last 12 months prior to the signing date of this Agreement. Except as set forth on Schedule 2.13(k) of the Company Disclosure Letter, the employment of each of the employees of the Company and each Company Subsidiary is “at will” (except for non-United States employees of the Company located in a jurisdiction that does not recognize the “at will” employment concept which in their case each can be terminated with a prior notice period of less than one month ) and the Company and each Company Subsidiary does not have any obligation to provide any particular form or period of notice prior to terminating the employment of any of its at-will employees. None of the Company or any Company Subsidiary, or to the knowledge of the Company, any other Person has, (i) entered into any Contract that obligates or purports to obligate Acquirer to make an offer of employment to any present or former employee or Contractor of the Company or any Company Subsidiary and/or (ii) promised or otherwise provided any assurances (contingent or otherwise) to any present or former employee or Contractor of the Company or any Company Subsidiary of any terms or conditions of employment with Acquirer following the Closing.
(l)Schedule 2.13(l) of the Company Disclosure Letter sets forth a true, correct and complete list of all employees of the Company and each Company Subsidiary, showing each such individual’s name (to the extent permitted under Applicable Law), employing entity, hire date, position and title, visa status, work location, type of employment (whether permanent or fixed-term), classification as exempt or non-exempt (if applicable), gross monthly / hourly salary, actual scope of employment (e.g., full- or part-time or temporary), prior notice entitlement, salary, bonus (including target amount of bonus and amounts received in 2021), deferred compensation (if applicable), commissions (if applicable, including target amount of commission and amounts received in 2021), overtime payment, vacation entitlement and accrued vacation, travel entitlement (if applicable), sick leave entitlement and accrual, and any other incentive payments, recuperation pay entitlement and accrual, pension arrangement, and whether the employee is on leave (and if so, the date on which such leave commenced and the date of expected return to work). Other than their salaries, the employees of the Company and each Company Subsidiary are not entitled to any payment or benefit that may be reclassified as part of their determining salary for any purpose, including for calculating any social contributions. Except as set forth in Schedule 2.13(l) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary made any promises or commitments to any of its employees in writing with respect to any future increases or additions to their compensation or benefits. No employee of the Company or any Company Subsidiary has been engaged by it prior to the date of commencement of employment specified in Schedule 2.13(l) (i) nor entitled to any employment seniority credit due to a period of engagement before such date.
(m)Schedule 2.13(m) of the Company Disclosure Letter sets forth a true, correct and complete list of all of its current Contractors and, for each, name, engaging entity, location of services, governing law, term, such individual’s compensation and benefits, such individual’s initial date of engagement and each subsequent engagement (if applicable), the notice or termination provisions applicable to the services provided by such individual and any other compensation payable (the “Contractor List”). Except as set forth on such Contractor List, all Contractors can be terminated on notice of one month or less to the Contractor. All current and former Contractors have been (or were) rightly classified as independent contractors and would not reasonably be expected to be reclassified by the courts or any other authority as employees of the Company or its Subsidiaries, for any propose whatsoever. According to the Contractors agreements with the Company and its Subsidiaries, no Contractor is entitled to any rights under applicable labor laws. All current and former Contractors have received all their rights to which they are and were entitled to according to any applicable law or Contract with the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary engages any personnel through manpower agencies. Except as set forth in Schedule 2.13(m) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has made any promises or commitments to any of its Contractors, whether in writing or not, with respect to any future changes or additions to their compensation or benefits.
(n)Except as would not be material, there are no performance improvements or disciplinary actions contemplated or pending against any of the Company’s or any Company Subsidiary’s employees. No (i) Misconduct Claim has been made, or is currently pending or threatened against any service provider of the Company or any Company Subsidiary with respect to conduct relating to the Company’s or any Company Subsidiary’s workplace, and (ii) no service provider of the Company nor any Company Subsidiary has engaged in any act, either of which (i) or (ii) would reasonably be expected to give rise to a Misconduct Claim relating to the Company’s or any Company Subsidiary’s workplace. No service provider has been terminated from any prior employment or service for any Misconduct Claim.

(o)The Company and each Company Subsidiary is and has been in compliance in all respects with the Worker Adjustment Retraining Notification Act of 1988, as amended, or any similar state or local law (the “WARN Act”), as applicable. For the last 3 years, (i) neither the Company nor any Company Subsidiary has effectuated a “plant closing” (as defined by the Warn Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a “mass layoff” (as defined by the WARN Act) affecting any site of employment or facility of the Company or any Company Subsidiary and (iii) neither the Company nor any Company Subsidiary has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation. Neither the Company nor any Company Subsidiary has caused any of its employees to suffer an employment loss (as defined in the WARN Act) during the 90-day period immediately preceding the Agreement Date.
(p)Except as disclosed in Schedule 2.13(p) of the Company Disclosure Letter, there are no offer letters, employment agreements, services agreements, consultancy agreements or other agreements or arrangements entered into by the Company or any Company Subsidiary pursuant to which the execution, delivery and performance of this Agreement, or the consummation of the Transactions, or any termination of employment or service and any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event (whether contingent or otherwise), (i) result in any material payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due or payable, or required to be provided, to any current or former employee, director, independent contractor or consultant, (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former employee, director, independent contractor or consultant, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) increase the amount of compensation due to any Person by the Company or any Company Subsidiary, (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company or any Company Subsidiary to any Person or (vi) limit the Company’s or any Company Subsidiary’s ability to terminate any Company Employee Plan. No amount paid or payable by the Company or any Company Subsidiary in connection with the Transactions, whether alone or in combination with another event, will be an “excess parachute payment” within the meaning of Section 280G of the Code or Section 4999 of the Code or will not be deductible by the Company or any Company Subsidiary by reason of Section 280G of the Code.
(q)The Company and each Company Subsidiary maintains accurate and complete Form I-9s with respect to each of its former and current employees in accordance with Applicable Law concerning immigration and employment eligibility verification obligations. Every Person who provides services to the Company or any Company Subsidiary and who requires a visa, employment pass or other required permit to work in the country in which he is employed or provides services has produced a current employment pass or such other required permit to the Company and possesses all necessary permission to remain in such country and perform services in that country and is listed in Schedule 2.13(q) of the Company Disclosure Letter.
(r)Neither the Company nor any Company Subsidiary has unsatisfied obligations of any nature to any of its former employees or Contractors, and their termination was in compliance with all material applicable Laws and Contracts.
1.14Interested-Party Transactions. Except as set forth in Schedule 2.14 of the Company Disclosure Letter, none of the Key Employees, Critical Employees, officers or directors of the Company or any Company Subsidiary or, to the Company’s knowledge, any Company Stockholder, Company Employees or any immediate family member or other closely related Person of any officer, director, employee or stockholder of the Company or any Company Subsidiary, has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, the Company or any Company Subsidiary (except with respect to any interest in less than 5% of the shares of any corporation whose shares are publicly traded). Except as set forth in Schedule 2.14 of the Company Disclosure Letter, no such Person, or any members of their immediate families, is a party to, or to the knowledge of the Company, otherwise directly or indirectly interested in, any Contract to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their respective assets or properties may be bound or affected, except for normal compensation for services as an officer, director or employee thereof, indemnification agreements between the Company and its directors and officers listed on Schedule 2.14 of the Company Disclosure Letter, and for Contracts relating to the grant of Company Options or issuance of any shares of Company Capital Stock to such Persons. All trade between the Company or any Company Subsidiary and it’s or their officers, directors, employees or stockholders, members of their immediate families or other closely related Persons has been conducted on ordinary market terms (“arm’s length”). To the knowledge of the Company, no such Person, or immediate family members or other closely related Persons has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used in, or that relates to, the business of the Company or any Company Subsidiary, except for the rights of stockholders under Applicable Law. To the knowledge of the Company, all transactions between the Company or any Company Subsidiary and interested parties that require approval pursuant to the Certificate of Incorporation or Contracts have been so approved.
1.15Insurance. The Company and each Company Subsidiary maintains policies of insurance and bonds, including all legally required workers’ compensation insurance and errors and omissions, casualty, fire, cybersecurity, and general liability insurance. The Company has provided to Acquirer true, correct and complete copies of all policies of insurance and bonds issued at the request or for the benefit of the Company or any Company Subsidiary. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and the Company and each of the Company Subsidiaries is otherwise in compliance with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and the Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.
1.16Books and Records. The Company has provided to Acquirer true, correct and complete copies of (i) all documents identified on the Company Disclosure Letter, (ii) the Certificate of Incorporation or equivalent organizational or governing documents of the Company and each Company Subsidiary, each as currently in effect, (iii) at or prior to the Agreement Date, the minute books containing all records of proceedings, consents, actions and meetings of the Board (or the equivalent body of each of the Company Subsidiaries), committees of the Board (or the equivalent body of each of the Company Subsidiaries) and the Company Stockholders since January 1, 2018, (iv) the share ledger and other records reflecting all share issuances and transfers and all stock option and warrant grants and agreements of the Company and each Company Subsidiary and (v) all currently effective material permits, orders and consents issued by any regulatory agency with respect to the Company or any of the Company Subsidiaries, or any securities of the Company. The books, records and accounts of the Company and each Company Subsidiary (A) are true, correct and complete in all material respects, (B) have been maintained in accordance with Applicable Law, (C) are stated in reasonable detail and accurately and fairly reflect all of the transactions and dispositions of the assets and properties of the Company and each Company Subsidiary and (D) accurately and fairly reflect the basis for the Financial Statements.
1.17Material Contracts.
(a)Schedules 2.17(a)(i) through (xxxi) of the Company Disclosure Letter set forth a list of each of the following Contracts to which the Company or any of the Company Subsidiaries is a party that are in effect on the Agreement Date (excluding Company Employee Plans collectively, including if entered into after the date hereof the “Material Contracts”):
(i)any Contract with a (A) Significant Customer, (B) Significant Channel Partner or (C) Significant Supplier; provided that, for purposes of this Section 2.17(a)(i) only, the Company is only required to disclose in Schedule 2.17(a)(i) of the Company Disclosure Letter, such Contracts with a top ten (10) Significant Customer, Significant Channel Partner and Significant Supplier under parts (A), (B) and (C), respectively;
(ii)any Contract with a customer that has materially deviated from the Company’s or any Company Subsidiary’s standard form of customer agreement or terms of service,

copies of which have been made available to Acquirer and has generated more than $250,000 of revenue for the Company for the calendar year ending December 31, 2021;
(iii)any reseller, partner, distributor, referral or similar Contract providing for the grant of rights to reproduce, license, resell, distribute, market, refer or sell the Company Products to any other Person; provided that, for the purpose of this Section 2.17(a)(iii) only, the Company is only required to disclose in Schedule 2.17(a)(iii) of the Company Disclosure Letter, such Contracts that have generated more than $200,000 of revenue for the Company for the calendar year ending December 31, 2021;
(iv)(A) any joint venture Contract (B) any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons (other than reseller, partners, distributor, or referral Contracts entered into in the ordinary course of business consistent with past practice) and (C) any Contract that involves the payment by the Company or any Company Subsidiary of royalties to any other Person (other than reseller, partner, distributor, or referral Contracts entered into in the ordinary course of business consistent with past practice);
(v)any agreement or Contract providing for any notice, the payment of compensation, or the provision of any benefits (including any accelerated vesting) upon any termination of employment or service, or in connection with the Transactions, with any current or former employees under which the Company or any Company Subsidiary has any actual or potential Liability;
(vi)any Contract for or relating to the employment or service of any director, officer, employee, consultant or beneficial owner of more than 1% of the total outstanding Company Capital Stock or any other type of Contract with any of the Company’s officers, employees, consultants or beneficial owners of more than 1% of the total outstanding Company Capital Stock, as the case may be;
(vii)any separation agreement or severance agreement with any current or former employees under which the Company has any actual or potential Liability;
(viii)any Contract (A) pursuant to which any other party is granted exclusive rights or “most favored party” rights with respect to any of the Company Products, Company-Owned Intellectual Property or which would otherwise restrict the Company from freely setting prices for the Company Products , (B) containing any non-competition covenants or other similar restrictions relating to the Company-Owned Products, or Company Intellectual Property, (C) that limits or would limit the freedom of the Company or any of its successors or assigns or their respective Affiliates to (I) engage or participate, or compete with any other Person, in any line of business, market or geographic area with respect to the Company Products or the Company-Owned Intellectual Property, or to make use of any Company-Owned Intellectual Property, including any grants by the Company of exclusive rights or licenses (II) sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or services or (III) solicit the services or business of any Person, (D) containing any “take or pay,” minimum commitments or similar provisions or (E) that is set forth on Schedule 2.13(k) of the Company Disclosure Letter;
(ix)any standstill or similar agreement containing provisions prohibiting a third party from purchasing Equity Interests of the Company or the assets of the Company or otherwise seeking to influence or exercise control over the Company;
(x)any Company Intellectual Property Agreement (i) where the Company or any Company Subsidiary grants any license, covenant not to sue or other rights under any Company-Owned Intellectual Property to any third party; provided that, for the purpose of this Section 2.17(a)(x) only, the Company is not required to disclose in Schedule 2.17(a)(x) of the Company Disclosure Letter, non-exclusive licenses granted in the ordinary course of business and consistent with past practice: (A) to the Company’s or any Company Subsidiary’s customers or channel partners; or (B) to vendors or consultants solely for such vendor or consultant to provide or perform the services contemplated in the Company Intellectual Property Agreement on the Company’s or any Company Subsidiary’s behalf; and (ii) where the Company or any Company Subsidiary is granted a license, covenant not to sue or other rights under any Intellectual Property Rights from any third party; provided that for the purposes of this

Section 2.17(a)(x)(i), the Company is not required to disclose: (A) Contracts for Third-Party Intellectual Property licensed to the Company or any Company Subsidiary that is generally, commercially available software (including software-as-a-service, infrastructure-as-a-service, or platform-as-a-service) and (I) is not material to the Company or any Company Subsidiary, (II) has not been modified or customized for the Company or any Company Subsidiary and (III) is licensed for an annual (or annualized) fee under $50,000, (B) contracts for the license of Open Source Materials, (C) non-disclosure agreements entered into in the ordinary course of business, (D) Contracts with employees or independent contractors for the assignment of, or license to, Intellectual Property developed for the Company in the ordinary course of business that are on the Company’s or Company Subsidiary’s standard form of employee invention assignment agreement or consultant agreement, copies of which have been made available to Acquirer), or (E) Contracts under which the only licenses to Intellectual Property Rights are ancillary licenses to feedback;
(xi)any Contract pursuant to which the Company or any Company Subsidiary has agreed to any restriction on the right of the Company or any Company Subsidiary to use or enforce any Company-Owned Intellectual Property (not including, for avoidance of doubt, any Contracts containing non-exclusive licenses to Company-Owned Intellectual Property) or pursuant to which the Company or any Company Subsidiary agrees to encumber, transfer or sell rights in or with respect to any Company-Owned Intellectual Property;
(xii)any Standards Bodies Agreement;
(xiii)any Contract providing for the development of any software, technology or Intellectual Property, independently or jointly, either by or for the Company or any Company Subsidiary (other than employee invention assignment agreements with employees or consultants of the Company or any Company Subsidiary on the Company’s or Company Subsidiary’s standard form of agreement, copies of which have been made available to Acquirer);
(xiv)any confidentiality, secrecy or non-disclosure Contract other than any such Contract entered into by the Company or any Company Subsidiary in the ordinary course of business and consistent with past practice;
(xv)any Contract authorizing any third party to manufacture or assemble any hardware constituting Company Products;
(xvi)any settlement agreement with respect to any Legal Proceeding;
(xvii)any Contract that must be disclosed under Section 2.3(b)(ii)(B);
(xviii)any Contract or plan (including any stock option, merger and/or stock bonus plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any Equity Interests of the Company or any Company Subsidiary, in each case, any options, warrants, convertible notes or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, warrants or other rights therefor, except for the repurchase rights disclosed on Schedule 2.2(a) or Schedule 2.2(b) of the Company Disclosure Letter (provided that such Contract or plan disclosed in Schedule 2.2(b) need not be individually disclosed here);
(xix)any Contract with any labor union or any collective bargaining agreement or similar contract with its employees;
(xx)any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;
(xxi)any Contract of guarantee, surety, assumption, indemnification or endorsement of, or any similar commitment with respect to, the Liabilities or indebtedness of any other Person (not including Contracts containing indemnification obligations on behalf of the Company or any

Company Subsidiary with respect to the Company Products, Company-Owned Intellectual Property, or Company-Owned Data that are in the ordinary course of business and consistent with past practice);
(xxii)any Contract for capital expenditures in excess of $100,000 in the aggregate;
(xxiii)any Contract pursuant to which the Company or any Company Subsidiary is a lessor or lessee of any real property or any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving expenditures in excess of $100,000 per annum;
(xxiv)any Contract with any investment banker, broker, advisor or similar party, or any accountant, legal counsel or other Person retained by the Company or any Company Subsidiary, in connection with this Agreement and the Transactions;
(xxv)any Contract pursuant to which the Company or any Company Subsidiary has acquired a business or entity, or material assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, or otherwise, or any Contract pursuant to which it has any Equity Interest in any other Person;
(xxvi)any Contract pursuant to which a lien is currently placed on any material asset of the Company or any Company Subsidiary;
(xxvii)any Contract relating to the Processing of Personal Data or Company Data;
(xxviii)any Contract with any Governmental Entity;
(xxix)any intercompany agreement;
(xxx)any Contract granting power of attorney; and
(xxxi)any other written Contract or obligation not listed in clauses (i) through (xxx) that individually had or has a value or payment obligation in excess of $250,000 annually and is otherwise material to the Company, any Company Subsidiary or its or their respective businesses, operations, financial condition, properties or assets.
(b)All Material Contracts are in written form. The Company or the applicable Company Subsidiary has performed in all material respects all of the obligations required to be performed by it and is entitled to all benefits under, and, is not alleged in a writing provided to the Company or any Company Subsidiary to be in default in respect of, any Material Contract. Each of the Material Contracts is in full force and effect, subject only to the effect, if any, of applicable bankruptcy and other similar Applicable Law affecting the rights of creditors generally and rules of law and equity governing specific performance, injunctive relief and other equitable remedies. There exists no default or event of default or event, occurrence, condition or act, with respect to the Company, or any of the Company Subsidiaries or, to the knowledge of the Company, with respect to any other contracting party, that, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a default or event of default under any Material Contract or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Material Contract, (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract, (C) the right to accelerate the maturity or performance of any obligation of the Company or any of the Company Subsidiaries under any Material Contract, or (D) the right to cancel, terminate or modify any Material Contract. The Company has not received any notice or other communication regarding any actual or possible violation or breach of, default under, or intention to cancel any Material Contract. Neither the Company nor any of the Company Subsidiaries has any Liability for renegotiation of Contracts with any Governmental Entity. True, correct and complete copies of all Material Contracts have been made available to Acquirer. Each Material Contract has been duly stamped and registered if required to be so stamped or registered under Applicable Law in accordance with Applicable Law. For the purposes of this Section 2.17(b), any Contracts to which the Company or any of the Company Subsidiaries is a party and is entered into between the Agreement Date and the Closing Date in compliance with Article IV of this Agreement, which, had it been in effect as of the Agreement Date would have been required to be disclosed in this Section 2.17, shall be considered a Material Contract.
1.18Transaction Fees. Except as set forth on Schedule 2.18 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has incurred, and shall not incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement, the Merger or any transaction contemplated hereby, nor shall Acquirer, the Merger Subs or the Company incur, directly or indirectly, any such Liability based on arrangements made by or on behalf of the Company prior to the Closing.
1.19Anti-Corruption Law. None of the Company, any of the Company Subsidiaries, or any of its or their directors, employees, agents or representatives (in each case, acting in their capacities as such) has, for the last five years, directly or indirectly through its representatives or any Person authorized to act on its behalf (including any distributor, agent, sales intermediary or other third party), violated any Anti-Corruption Law or offered, given, promised to give or authorized the giving of money or anything of value, to any Government Official or to any other Person: for the purpose of (I) corruptly or improperly influencing any act or decision of any Government Official in their official capacity, (II) inducing any Government Official to do or omit to do any act in violation of their lawful duties, (III) securing any improper advantage or (IV) inducing any Government Official to use his or her respective influence with a Governmental Entity to affect any act or decision of such Governmental Entity in order to, in each case of clauses (I) through (IV), assist the Company or any of the Company Subsidiaries in obtaining or retaining business for or with, or directing business to, any Person or in a manner that would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in, extortion, kickbacks or other unlawful or improper means of obtaining business or any improper advantage.
1.20Environmental, Health and Safety Matters. Each of the Company and the Company Subsidiaries is in material compliance with all Environmental, Health and Safety Requirements in connection with the ownership, use, maintenance or operation of its or their business or assets or properties. There are no pending, or to the knowledge of the Company, any threatened allegations by any Person that the properties or assets of the Company or any of the Company Subsidiaries are not, or that it’s or their business has not been conducted, in compliance with all Environmental, Health and Safety Requirements. Neither the Company nor any of the Company Subsidiaries has retained or assumed any Liability of any other Person under any Environmental, Health and Safety Requirements. To the knowledge of the Company, there are no past or present facts, circumstances or conditions that would reasonably be expected to give rise to any Liability of the Company or any of the Company Subsidiaries with respect to Environmental, Health and Safety Requirements.
1.21International Trade Control Laws.
(a)Neither the Company, any of the Company Subsidiaries nor, to the knowledge of the Company, any of its officers, directors or employees, nor any agents or other third-party representatives acting on behalf of the Company or any of the Company Subsidiaries, is currently, or has been in the last five years: (i) a Sanctioned Person, (ii) organized, resident or located in a Sanctioned Country or owned by a Person organized, resident or located in a Sanctioned Country, or (iii) knowingly engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country on behalf of the Company or any of the Company Subsidiaries or (iv) is otherwise in violation of applicable Sanctions Laws, Export Control, or U.S. Anti-boycott Laws (collectively, “Trade Controls”).
(b)The Company conducts, and has conducted, its export transactions in accordance in all respects with all Applicable Laws regulating exports, including applicable provisions of United States export and re-export controls, including the Export Administration Act and Regulations (“EAR”), the Foreign Assets Control Regulations, the International Traffic in Arms Regulations and other controls administered by the United States Department of Commerce and/or the United States Department of State. Without limiting the foregoing: (i) the Company has obtained all export and import licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Entity, including the submission of a Self-Classification Report to BIS and the National Security Agency, required for (A) the export, import and re-export of products, services, software and technologies and (B) releases of technologies and software to foreign nationals located in the United States and abroad (collectively, “Export Approvals”), (ii) the Company is in compliance with the terms of all applicable Export Approvals and (iii) there are no pending or, to the knowledge of the Company, threatened, claims against the Company with respect to such Export Approvals, and (iv) no Export Approvals for the transfer of export licenses to Acquirer or any of its Affiliates are required, except for Export Approvals that can be obtained expeditiously and with material cost. The Company does not use or develop, or engage in, technology with military applications.
(c)For the last five years, the Company has not (i) received from any Governmental Entity or any other Person any notice, inquiry, or allegation, (ii) made any voluntary or involuntary disclosure to a Governmental Entity or (iii) conducted an internal investigations or audit, in each case, concerning any actual or potential violation or wrongdoing related to Trade Controls or Anti-Corruption Laws. The Company has maintained and enforced policies, procedures and internal controls reasonably designed to ensure compliance with Anti-Corruption Laws and Trade Controls, including Sanctioned Person screening tools and Sanctioned Country geolocation blocking tools and other necessary and appropriate tools, resources, and procedures to prevent prohibited dealings with any Sanctioned Person or in any Sanctioned Country or transactions that otherwise violate Trade Controls.
1.22Customers. Neither the Company nor any Company Subsidiary has any outstanding material disputes concerning any Company Products with any customer who, for the year ended December 31, 2021, was one of the 20 largest sources of revenues for the Company and the Company Subsidiaries, collectively, based on contracted annual recurring revenue (“CARR”) (each, a “Significant Customer”) and, to the knowledge of the Company, there is no material dissatisfaction on the part of any Significant Customer with respect to any Company Products. Each Significant Customer is listed on Schedule 2.22 of the Company Disclosure Letter. Neither the Company nor any Company Subsidiary has received any notice (written or, to the knowledge of the Company, oral) from any Significant Customer that such Significant Customer shall not continue as a customer of the Company or the applicable Company Subsidiary (or Acquirer), after the Closing or that such Significant Customer intends to terminate or materially modify existing Contracts with the Company or any Company Subsidiary (or Acquirer).
1.23Channel Partners. Neither the Company nor any Company Subsidiary has any outstanding material disputes with any dealer, reseller, distributor or channel partner who, for the year ended December31, 2021, was one of the 20 largest sources of revenues for the Company and the Company Subsidiaries, collectively, based CARR (each, a “Significant Channel Partner”), and there is no material dissatisfaction on the part of the Company or any of the Company Subsidiaries with respect to any Significant Channel Partner and, to the knowledge of the Company, there is no material dissatisfaction on the part of any Significant Channel Partner with respect to the Company or any of the Company Subsidiaries. Each Significant Channel Partner is listed on Schedule 2.23 of the Company Disclosure Letter. Neither the Company nor any Company Subsidiary has received any information from any Significant Channel Partner that such Significant Channel Partner shall not continue as a partner of the Company or the applicable Company Subsidiary (or Acquirer), after the Closing or that such Significant Channel Partner intends to terminate or materially modify existing Contracts with the Company or any Company Subsidiary (or Acquirer).
1.24Suppliers. Neither the Company nor any Company Subsidiary has any outstanding material disputes concerning products and/or services provided by any supplier, vendor or licensor who, for the year ended December 31, 2021, was one of the 15 largest suppliers of products and/or services to the Company and the Company Subsidiaries, collectively, based on amounts paid or payable with respect to such period (each, a “Significant Supplier”), and there is no material dissatisfaction on the part of the Company or any of the Company Subsidiaries with respect to any Significant Supplier and, to the knowledge of the Company, there is no material dissatisfaction on the part of any Significant Supplier with respect to the Company or any of the Company Subsidiaries. Each Significant Supplier is listed on Schedule 2.24 of the Company Disclosure Letter. Neither the Company nor any Company Subsidiary has received any information from any Significant Supplier that such supplier shall not continue as a supplier to the Company or any Company Subsidiary (or Acquirer), after the Closing or that such Significant

Supplier intends to terminate or materially modify existing Contracts with the Company or any Company Subsidiary (or Acquirer). The Company and each Company Subsidiary has access, on commercially reasonable terms, to all products and services reasonably necessary to carry on the Business and, to the knowledge of the Company, there is no reason why the Company or any Company Subsidiary will not continue to have such access on commercially reasonable terms.
1.25No Other Representations and Warranties. The Company acknowledges and agrees, for itself and on behalf of its Representatives, that, except for the representations and warranties of Acquirer and the Merger Subs expressly set forth in Article III,  neither Acquirer nor either Merger Sub nor any other Person makes, or has made, any representation or warranty, express or implied, relating to Acquirer, either Merger Sub or any of their respective businesses or operations or otherwise in connection with this Agreement or the Transactions, and the Company and its Representative are not acting, entering into or consummating this Agreement or the Transactions hereby, in reliance on any representations or warranties, express or implied, made to the Company or its Representatives except as expressly set forth in Article III. Notwithstanding the foregoing, nothing in this Section 2.25 shall limit the liability of any Person for any Fraud committed by such Person
Article III
Representations and Warranties of Acquirer, Merger Sub I and Merger Sub II
Each of Acquirer and the Merger Subs represents and warrants to the Company as follows (except as disclosed in the forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by Acquirer under the Exchange Act prior to the Agreement Date but excluding any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature) as of the Agreement Date and as of the Closing Date (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be true and correct with respect to such specified date or dates):
1.1Organization and Standing. Each of Acquirer, Merger Sub I and Merger Sub II is a corporation or limited liability company, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Acquirer has the requisite corporate power to own, lease, and operate its assets and properties and to carry on its business as currently conducted. None of Acquirer, Merger Sub I and Merger Sub II is in violation of any of the provisions of its certificate of incorporation or certificate of formation, as applicable, or bylaws or equivalent organizational or governing documents.
1.2Authority; Non-contravention.
(a)Each of Acquirer, Merger Sub I and Merger Sub II has all requisite corporate power and authority to enter into this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of Acquirer, Merger Sub I and Merger Sub II. This Agreement has been duly executed and delivered by each of Acquirer, Merger Sub I and Merger Sub II and, assuming the due execution and delivery of this Agreement by the other parties hereto, constitutes the valid and binding obligation of Acquirer, Merger Sub I and Merger Sub II, enforceable against Acquirer, Merger Sub I and Merger Sub II, respectively, in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar Applicable Law affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
(b)The execution and delivery of this Agreement by Acquirer, Merger Sub I and Merger Sub II do not, and the consummation of the Transactions will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or require any consent, approval or waiver from any Person pursuant to, (i) any provision of the articles or certificate of incorporation, as applicable, or bylaws or other equivalent organizational or governing documents of Acquirer, Merger Sub I and Merger Sub II, in each case as amended to date or (ii) Applicable Law, except where such conflict, violation, default, termination, cancellation or acceleration, individually or in the aggregate, would not be material to Acquirer’s, Merger Sub I’s or Merger Sub II’s ability to consummate the Merger or to perform their respective obligations under this Agreement.
(c)No consent, approval, Order or authorization of, or registration, declaration or filing with or notice to, any Governmental Entity, is required by or with respect thereto in connection with the execution and delivery of this Agreement or the consummation of the Transactions, except for (i) such consents, approvals, Orders, authorizations, registrations filings or notices as may be required under applicable securities laws, (ii) such filings and notifications as may be required to be made thereby in connection with the Merger under the HSR Act and any other applicable foreign Antitrust Laws set forth on Schedule C and the approvals or expiration or early termination of any applicable waiting periods under the HSR Act and any other applicable Antitrust Laws set forth on Schedule C and (iii) such other consents, authorizations, filings, approvals, notices and registrations that, if not obtained or made, would not prevent, materially alter or delay Acquirer’s, Merger Sub I’s or Merger Sub II’s ability to consummate the Merger or any of the Transactions or to perform their respective obligations under this Agreement. No vote of the stockholders of Acquirer is required by Applicable Law, the rules and regulations of the New York Stock Exchange, or the certificate of incorporation, bylaws or other organizational documents of Acquirer in connection with the consummation of the Mergers and the issuance of shares of Acquirer Common Stock in connection therewith.
(d)The Acquirer does not have any beneficial owner holding a greater than 10% interest in Acquirer who is situated in or is a citizen of any country which shares a land border with India and in accordance with Press Note No. 3 (2020 Series) dated 17 April 2020 issued by the Department of Promotion of Industry and Internal Trade, Ministry of Commerce & Industry, Government of India, read with the proviso to Rule 6(a) of the Foreign Exchange Management (Non-debt Instruments) Rules, 2019 issued under the Foreign Exchange Management Act, 1999.
1.3Non-Contravention. The execution and delivery of this Agreement and the other Transaction Documents, by Acquirer, Merger Sub I, and Merger Sub II does not, and the consummation of the Transactions will not conflict with, or result in any violation of (i) any provision of the organizational or governing documents of Acquirer, Merger Sub I, and Merger Sub II, in each case as amended to date, or (ii) any Applicable Law or any Order to which Acquirer, Merger Sub I, or Merger Sub II is subject, other than, in the case of this clause (ii), such conflicts or violations as would not, individually or in the aggregate, reasonably be expected to (a) result in a material adverse effect with respect to Acquirer and its subsidiaries, taken as a whole or (b) prevent or materially delay the consummation of the Merger.
1.4Capitalization. As of the Agreement Date, the authorized capital stock of Acquirer consists of 1,850,000,000 shares, of which (a) 1,500,000,000 shares are designated as Class A Common Stock, par value $0.0001 per share, of which 182,971,626 shares are issued and outstanding, (b) 300,000,000 shares are designated as Class B Common Stock, par value $0.0001 per share, of which 88,033,639 shares are issued and outstanding, and (c) 50,000,000 shares are designated as Preferred Stock, par value $0.0001 per share, of which no shares are issued and outstanding.
1.5SEC Reports and Financial Statements. Acquirer has timely filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it under the Exchange Act with the SEC since June 30, 2021 (together with any amendments, restatements or supplements thereto, collectively, the “Acquirer SEC Reports”). As of their respective filing dates, the Acquirer SEC Reports (a) complied in all material respects with the applicable requirements of the Exchange Act, and the rules and regulations promulgated thereunder, and (b) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements included or incorporated by reference into the Acquirer SEC Reports (including the notes thereto) complied as to form in all material respects with the published rules and regulations of the SEC as of their respective dates and have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q) applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto and except with respect to unaudited interim consolidated statements as permitted by Form 10-Q) and present fairly (subject, in the case of the unaudited interim consolidated financial statements included therein, to normal year-end adjustments) in all material respects the financial condition of Acquirer as of such dates and the results of operations, stockholders’ equity, and cash flows of Acquirer for such periods.
1.6Litigation. As of the Agreement Date, there is no Legal Proceeding threatened or pending against Acquirer, Merger Sub I or Merger Sub II that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Transactions.
1.7Compliance with Laws. Acquirer, Merger Sub I and Merger Sub II are in compliance with all Applicable Laws in connection with the operation of their business, except for instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect with respect to Acquirer, Merger Sub I and Merger Sub II, taken as a whole.
1.8Financing. Acquirer will have sufficient funds available to it (including cash, available lines of credit or other sources of immediately available funds) to pay all amount contemplated to be paid by the terms of this Agreement.
1.9NYSE Compliance. Acquirer is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.
1.10Issuance of Shares. Immediately prior to the Closing, the shares of Acquirer Common Stock to be issued pursuant to this Agreement will be duly and validly reserved for issuance. The shares of Acquirer Common Stock issuable in the Merger, when issued by Acquirer in accordance with this Agreement, assuming the accuracy of the representations and warranties made by the Company and the Company Stockholders herein and in the other Transaction Documents, will be duly authorized and issued, fully paid, non-assessable, issued in compliance with Applicable Law, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and the other Transaction Documents, any stock restriction agreement entered into between Acquirer and any Company Stockholder, the certificate of incorporation of Acquirer, the bylaws of Acquirer and under Applicable Law.
1.11Transaction Fees. Neither Acquirer nor the Merger Subs has incurred, and shall not incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement, the Merger or any transaction contemplated hereby, nor shall the Surviving Entity, Acquirer or the Merger Subs incur, directly or indirectly, any such Liability based on arrangements made by or on behalf of Acquirer or either Merger Sub.
1.12Tax Matters.
    (a)    Merger Sub I is treated as an association taxable as a corporation for U.S. federal income tax purposes and will be so treated through the Closing Date. Merger Sub II is treated as a disregarded entity for U.S. federal income tax purposes and will be so treated through the Closing Date.
    (b)    Merger Sub I and Merger Sub II were newly formed by Acquirer for the sole purpose of entering into this Agreement and effecting the Transactions and have no assets or liabilities other than those incident to their formation, the execution of this Agreement and the completion of the Transactions. Since their date of formation, Merger Sub I and Merger Sub II have not conducted any business or engaged in any activities other than in connection with this Agreement and the Transactions.
    (c)    Neither Acquirer, Merger Sub I nor Merger Sub II has taken or agreed to take any action, or has knowledge of any fact or circumstance, that would reasonably be expected to prevent the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

1.13Independent Investigation. Acquirer acknowledges that it has conducted and completed its own investigation, analysis and evaluation of the Company, that it has made all such reviews and inspections of the financial condition, business, results of operations, properties, assets and prospects of the Company as it has deemed necessary or appropriate, that it has had the opportunity to request all information it has deemed relevant to the foregoing from the Company and that, in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby it has relied solely on its own investigation, analysis and evaluation of the Company and the representations and warranties of the Company set forth in Article II.
1.14No Other Representations and Warranties. Acquirer acknowledges and agrees, for themselves and on behalf of their Representatives, that, except for the representations and warranties of the Company expressly set forth in Article II,  neither the Company nor any other Person makes, or has made, any representation or warranty, express or implied, relating to the Company or any of its businesses or operations or otherwise in connection with this Agreement or the Transactions and Acquirer and its Representatives are not acting, entering into or consummating this Agreement or the transactions contemplated hereby, in reliance on any representations or warranty, express or implied, made to Acquirer or its Representatives except as expressly set forth in Article II. Notwithstanding the foregoing, nothing in this Section 3.14 shall limit the liability of any Person for any Fraud committed by such Person.
Article IV
Conduct Prior to the Closing
1.1Conduct of the Business of the Company. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement pursuant to Article VIII and the Closing (the “Interim Period”), the Company shall, and cause each of the Company Subsidiaries to, except as (i) expressly set forth on Schedule 4.1 or Schedule 4.2 of the Company Disclosure Letter, (ii) expressly contemplated by the terms of this Agreement, (iii) required by Applicable Law or taken in connection with any COVID-19 Responses, or (iv) with the prior written consent of Acquirer:
(a)conduct its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in material compliance with Applicable Law (except to the extent expressly provided otherwise in this Agreement);
(b)use commercially reasonable efforts to (i) pay all of its material debts and Taxes when due, subject to good faith disputes over such debts or Taxes, (ii) pay or perform its obligations when due, (iii) use commercially reasonable efforts consistent with past practice and policies to collect accounts receivable when due and not extend credit outside of the ordinary course of business consistent with past practice, (iv) preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, and (v) not take any action that would render, or that would reasonably be expected to render, any representation or warranty made by the Company in this Agreement inaccurate at the Closing; and
(c)use commercially reasonable efforts to maintain each of its leased premises in accordance with the terms of the applicable lease.
1.2Restrictions on Conduct of the Business of the Company. Without limiting the generality or effect of the provisions of Section 4.1, during the Interim Period, the Company shall not, and shall cause each of the Company Subsidiaries not to, do, cause or permit any of the following, except as (i) expressly set forth on Schedule 4.2 of the Company Disclosure Letter, (ii) expressly contemplated by the terms of this Agreement or (iii) with the prior written consent of Acquirer:
(a)Charter Documents. Amend its or their certificate of incorporation or equivalent organizational or governing documents.
(b)Dividends; Changes in Capital Stock. Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its share capital,

or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its share capital, or repurchase or otherwise acquire, directly or indirectly, any shares of its share capital except from former employees, non-employee directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service.
(c)Material Contracts. (i) Enter into, amend or modify any Contract that would (if entered into, amended or modified prior to the Agreement Date) constitute a Material Contract, other than Contracts with new vendors with annual payment obligations under $50,000, entered into in the ordinary course of business consistent with practice, (ii) amend, terminate, waive any of the terms of, or modify any other Material Contract, (iii) enter into a Contract requiring a novation, waiver or consent, or that provides for any material change in any obligations of any party thereto in connection with or that terminates, as a result of the consummation of the Merger, or (iv) violate any of the terms of any of its Material Contracts in any material respect; provided that this Section 4.2(c) shall not require the Company or any of the Company Subsidiaries to seek or obtain Acquirer’s consent in order (x) to set or change the prices at which the Company or any of the Company Subsidiaries sells products or provides services to current customers in the ordinary course of business, or extend or renew the terms of any existing Material Contract on substantially similar terms that exist as of the date hereof, or (y) to take actions with respect to employees, consultant, and independent contractors (subject to Section 4.2(e), 4.2(r) and 4.2(s)).
(d)Issuance of Securities. Issue, deliver or sell or authorize or propose or agree to the issuance, delivery or sale of, or purchase or propose or agree to the purchase of, any Company Voting Debt or any shares of Company Capital Stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other Contracts of any character obligating it to issue, any such shares or other convertible securities, other than (i) the issuance of shares of Company Capital Stock pursuant to the exercise of Company Options or Company Warrants outstanding as of the Agreement Date and (ii) the repurchase of any shares of Company Capital Stock from former employees, non-employee directors and consultants in accordance with Contracts providing for the repurchase of shares in connection with any termination of service.
(e)Employees; Consultants; Independent Contractors. (i) Hire any additional employees or Contractors with annual compensation in excess of $200,000 that are in all cases below the level of director, (ii) terminate the employment other than for cause, change the title, office or position, or materially reduce the responsibilities of any employees or Contractors of the Company or any of the Company Subsidiaries, (iii) enter into, amend or extend the term of any employment or consulting agreement with any officer, employee, or Contractor (except as otherwise permitted in clause (i) in this Section 4.2(e)), or (iv) enter into any Contract with a labor union or collective bargaining agreement (unless required by Applicable Law).
(f)Loans and Investments. Make any loans or advances (other than routine expense advances to employees of the Company or any of the Company Subsidiaries in the ordinary course of business) to, or any investments in or capital contributions to, any Person, or forgive or discharge in whole or in part any outstanding loans or advances, or prepay any indebtedness for borrowed money or otherwise modify in any material respect any loan previously granted.
(g)Intellectual Property. Acquire or license from any Person any rights to any Intellectual Property, or transfer or license to any Person any rights to any Company-Owned Intellectual Property (other than non-exclusive licenses in connection with the sale of Company Products in the ordinary course of business consistent with past practice), or transfer or provide a copy of any Company Source Code to any Person (including any current or former employee or consultant of the Company, any Company Subsidiary or any contractor or commercial partner of the Company or any of the Company Subsidiaries) (other than providing access to Company Source Code to current or new employees and consultants of the Company or any of the Company Subsidiaries involved in the development or support of the Company Products on a need-to-know basis, consistent with past practice and subject to confidentiality agreements).

(h)Registered Intellectual Property. Take any action regarding a patent, patent application or other Intellectual Property Right, in each case to the extent constituting Company-Owned Intellectual Property, other than filing documents, materials, or responses in connection with the ongoing prosecution of any Intellectual Property Right, filing continuations for existing patent applications or completing or renewing registrations of existing patents, domain names, trademarks or service marks in the ordinary course of business and consistent with past practice.
(i)Exclusive Rights and Most Favored Party Provisions. Enter into or amend any Contract pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or scope with respect to any Company Product, Company-Owned Intellectual Property or business, or containing any non-competition covenants or other restrictions relating to its or Acquirer’s business activities or that grants rights of first refusal, rights of first negotiation, or similar rights to any third party, or that expressly limits the rights of the Company or any of the Company Subsidiaries to purchase or otherwise obtain any components, supplies, equipment, parts, Intellectual Property or services.
(j)Dispositions. Sell, lease, license or otherwise dispose of or encumber (other than Permitted Encumbrances) any of its properties or assets, other than as otherwise permitted in this Section 4.2 or in connection with sales and non-exclusive licenses of Company Products in the ordinary course of business or enter into any Contract with respect to the foregoing.
(k)Indebtedness. Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities, warrants or other rights to acquire debt securities, or assume, endorse or otherwise guarantee any debt securities of others.
(l)Leases. Enter into any operating lease requiring payments in excess of $25,000 per annum or any leasing transaction of the type required to be capitalized in accordance with GAAP.
(m)Payment of Obligations. Pay, discharge or satisfy (i) any amounts due under any promissory note issued by the Company or any of the Company Subsidiaries to any Person who is an officer or director of the Company or any of the Company Subsidiaries as of the Agreement Date or (ii) any claim or Liability in excess of $100,000 arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Financial Statements and Transaction Expenses.
(n)Cash Management. Make any material change in (i) cash management practices or (ii) policies or practices with respect to the collection of accounts receivable, establishment of reserves for uncollectible receivables, accrual of accounts receivable, purchases of inventory and supplies, repairs and maintenance, pricing and credit practices, prepayment of expenses, payment of accounts payable, accrual of other expenses, deferral of revenue or acceptance of customer deposits or otherwise accelerate the collection of accounts receivable or realization of other current assets or delay or defer the payment of any accounts payable or other current liabilities or give any discount, credit, accommodation or other concession other than in the ordinary course of business in order to accelerate or induce the collection of any receivable.
(o)Capital Expenditures. Make any capital expenditures, capital additions or capital improvements in excess of $100,000 individually or $500,000 in the aggregate.
(p)Insurance. Materially change the amount of any insurance coverage.
(q)Termination or Waiver. Terminate or waive any right of substantial value.
(r)Employee Benefit Plans; Pay Increases. Except as expressly excluded from the restrictions in Section 4.2(e), (i) adopt or amend any employee or compensation benefit plan, including any stock issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each case as required under ERISA, Applicable Law or as necessary to maintain the qualified status of such plan under the Code, (ii) amend any deferred compensation plan within the meaning of Section 409A of the Code and the regulations and guidance promulgated thereunder, except to the extent necessary to meet the requirements of such Section, regulations or guidance, (iii) pay any special bonus or special remuneration to any employee or non-employee director or consultant, (iv) increase the salaries, wage rates or fees of its employees or consultants (other than pursuant to preexisting plans, policies or Contracts that have been disclosed to Acquirer and are set forth on Schedule 4.2(r) of the Company Disclosure Letter) beyond those incurred in the ordinary course of business, or (v) add any new members to the Board.
(s)Severance Arrangements. Grant or pay, or enter into any Contract providing for the granting of any severance, retention or termination pay, or the acceleration of vesting or other benefits, to any Person (other than payments or acceleration made as required by preexisting plans, policies, Applicable Law or Contracts that have been disclosed on Schedule 4.2(r) of the Company Disclosure Letter).
(t)Lawsuits; Settlements. (i) Commence a lawsuit other than (A) for the routine collection of bills, (B) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business; provided that it consults with Acquirer prior to the filing of such a suit or (C) for a breach of this Agreement or (ii) settle or agree to settle any pending or threatened lawsuit or other dispute.
(u)Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to its business, or enter into any Contract with respect to a joint venture, strategic alliance or partnership, or otherwise adopt or enter into any plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganizational or similar change in capitalization.
(v)Taxes. Make (other than in the ordinary course of business) or change any Tax elections, adopt or change any accounting method in respect of Taxes, file any federal, state or non-U.S. income Tax Return or any other material Tax Return unless otherwise required by Applicable Law, enter into any Tax sharing or similar agreement or closing agreement (other than any Commercial Tax Agreement), take any actions that would result in a change of federal income tax residence for the Company, assume any Liability for Taxes of any other Person (whether by Contract or otherwise), initiate participation in a voluntary disclosure agreement or similar program (including, for avoidance of doubt, any voluntary disclosure agreement or similar program) with respect to Specified Taxes or Tax Returns with respect thereto, settle any claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, enter into intercompany transactions giving rise to deferred gain or loss of any kind, or any other actions related to the filing or payment of taxes that would have the effect of increasing the tax liability of Company and each Company Subsidiary for any period ending after the Closing Date or decreasing any Tax attribute of the Company Subsidiary existing on the Closing Date.
(w)Accounting. Change accounting methods or practices (including any change in depreciation or amortization policies) or revalue any of its assets (including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business), except in each case as required by changes in GAAP as concurred with its independent accountants and after notice to Acquirer.
(x)Real Property. Enter into any Contract for the purchase, sale or lease of any real property.
(y)Encumbrances. Place or allow the creation of any Encumbrance (other than a Permitted Encumbrance) on any of its properties.
(z)Warranties, Discounts. Materially change the manner in which it provides warranties, discounts or credits to customers.

(aa)Interested Party Transactions. Enter into any Contract in which any officer, director, employee, agent or stockholder of the Company or any of the Company Subsidiaries (or any member of their immediate families) has an interest under circumstances that, if entered immediately prior to the Agreement Date, would require that such Contract be listed on Schedule 2.14 of the Company Disclosure Letter.
(ab)Other. Take or agree in writing or otherwise to take, any of the actions described in clauses (a) through (aa) in this Section 4.2.
1.3Consent of Acquirer. Requests for Acquirer’s written consent to take an action that would be prohibited pursuant to Section 4.2 without the written consent of Acquirer may be requested by the Company by sending an e-mail to (*) and (*) (with a copy to (*) or such as other persons as may be identified by Acquirer from time to time as their respective successors (the “Acquirer Approving Individuals”) and such consent shall not be unreasonably withheld, conditioned, or delayed. For the purposes of Section 4.2, the “written consent of Acquirer” shall include an affirmative response via e-mail from the Acquirer Approving Individuals.
Article V Additional Agreements
1.1No Solicitation.
(a)During the Interim Period, neither the Company nor any Company Subsidiary shall, nor will any of them authorize or permit any of their respective Representatives to, directly or indirectly, (i) solicit, initiate, seek, entertain, encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to, or that could reasonably be expected to lead to, any Acquisition Proposal, (v) submit any Acquisition Proposal to the vote of any Company Stockholders or (vi) enter into any other transaction or series of transactions not in the ordinary course of business and consistent with past practice, the consummation of which would impede, interfere with, prevent or delay, or would reasonably be expected to impede, interfere with, prevent or delay, the consummation of the Transactions. The Company shall, and shall cause its Representatives to, (A) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the Agreement Date with respect to any Acquisition Proposal and (B) immediately revoke or withdraw access of any Person (other than Acquirer and its Representatives) to any data room (virtual or actual) containing any non-public information with respect to the Company in connection with an Acquisition Proposal and request from each Person (other than Acquirer and its Representatives) the prompt return or destruction of all non-public information with respect to the Company previously provided to such Person in connection with an Acquisition Proposal. If any Representative of the Company or any Company Subsidiary (whether in his, her or its capacity as such or in any other capacity) takes any action that the Company is obligated pursuant to this Section 5.1(a) not to authorize or permit such Person to take, or to otherwise restrict, then the Company shall be deemed for all purposes of this Agreement to have breached this Section 5.1.
(b)The Company shall immediately (and in any event, within 24 hours) notify Acquirer orally and in writing after receipt by the Company or any Company Subsidiary (or, to the knowledge of the Company, by any of its or their respective Representatives) of (i) any Acquisition Proposal, (ii) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) any other notice that any Person is considering making an Acquisition Proposal or (iv) any request for non-public information relating to the Company or any Company Subsidiary or for access to any of the properties, books or records of the Company or any Company Subsidiary by any Person or Persons other than Acquirer and its Representatives. Such notice shall describe (A) the material terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request and (B) the identity of the Person or Group making any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request. The Company shall keep Acquirer fully informed of the status and details of, and any modification to, any such inquiry, expression of interest, proposal or offer and any correspondence or communications related thereto and shall provide to Acquirer a true, correct and complete copy of such inquiry, expression of interest, proposal or offer and any amendments, correspondence and communications related thereto, if it is in writing, or a reasonable written summary thereof, if it is not in writing. The Company shall provide Acquirer with 48 hours prior notice (or such lesser prior notice as is provided to the members of the Board) of any meeting of the Board at which the Board is reasonably expected to discuss any Acquisition Proposal.
1.2Stockholder Approval and Board Recommendation.
(a)The Company shall use commercially reasonable efforts to, in accordance with this Agreement, Delaware Law, its certificate of incorporation and its bylaws to secure the Company Stockholder Approval as promptly as practicable and, in any event, within eight hours following the execution of this Agreement. The Company’s obligation to secure the Company Stockholder Approval in accordance with this Section 5.2(a) shall not be affected by the commencement, disclosure, announcement or submission to Company of any Acquisition Proposal or the withholding, withdrawal, amendment or modification by the Board of its recommendation to the Company Stockholders in favor of the Company Stockholder Approval. The Company shall exercise commercially reasonable efforts to obtain an executed Written Consent and Joinder Agreement from each Company Stockholder.
(b) Any information statement or other disclosure document distributed to the Company Stockholders in connection with the Transactions shall include a statement to the effect that the Board has unanimously recommended that the Company’s Stockholders vote in favor of the adoption of this Agreement pursuant to a Written Consent and neither the Board nor any committee thereof shall withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify in a manner adverse to Acquirer, the unanimous recommendation of the Board that the Company Stockholders vote in favor of the adoption of this Agreement.
(c) Without limiting the generality of the foregoing, as promptly as reasonably practicable (and, subject to Acquirer’s reasonable cooperation, in any case within 10 Business Days) after the Company obtains the Company Stockholder Approval, the Company shall prepare, with the cooperation of Acquirer, and mail to each Company Stockholder that has not previously executed the Written Consent, a notice (as it may be amended or supplemented from time to time, the “Stockholder Notice”) comprising (i) the notice contemplated by Section 228(e) of Delaware Law of the taking of a corporate action without a meeting by less than a unanimous written consent, (ii) the notice contemplated by Section 262(d)(2) of Delaware Law, together with a copy of Section 262 of Delaware Law and (iii) an information statement to the Company Stockholders in connection with the solicitation of their signatures to the Written Consent. Prior to its mailing, the Stockholder Notice shall have been approved by Acquirer (such approval not to be unreasonably withheld, conditioned, or delayed), and, following its mailing, no amendment or supplement to the Stockholder Notice shall be made by the Company without the approval of Acquirer (such approval not to be unreasonably withheld, conditioned, or delayed). Each of Acquirer and the Company agrees to provide promptly to the other such information concerning its business, financial statements and affairs as, in the reasonable judgment of Acquirer or its counsel, may be required or advisable to be included under Delaware Law in the Stockholder Notice or in any amendment or supplement thereto, and Acquirer and the Company agree to cause their respective representatives to cooperate in the preparation of the Stockholder Notice and any amendment or supplement thereto.
1.3Reasonable Best Efforts. Each of the parties hereto agrees to use its reasonable best efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including the satisfaction of the respective conditions set forth in Article VI, and including to cooperate in the preparation of the notifications and responses to the request of enquiries related to such conditions, to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Transactions.
1.4Regulatory Approvals.
(a)Each party hereto (other than the Stockholders’ Agent) shall use commercially reasonable efforts to file, as soon as practicable after the Agreement Date (but, with respect to the filing under the HSR Act, in no event later than ten Business Days (unless otherwise agreed to by the parties)), all filings, submissions, notices, reports and other documents required to be filed by such party with any Governmental Entity listed on Schedule C with respect to the Merger and other Transactions, and to submit as promptly as practicable any additional information that may be required or requested by any such Governmental Entity under any applicable Antitrust Law. The parties hereto shall respond as promptly as practicable to any inquiries or requests received from any state attorney general, antitrust authority or other Governmental Entity under any applicable Antitrust Law. Subject to the Applicable Laws and the confidentiality provisions of the Confidentiality Agreement, Acquirer and the Company each shall promptly supply the other or its outside counsel with any information which may be required in order to effectuate any filings (including applications) or submissions pursuant to (and to otherwise comply with its obligations set forth in) this Schedule C. Except where prohibited by Applicable Law or any Governmental Entity, and subject to the confidentiality provisions of the Confidentiality Agreement, the parties shall: (i) consult with one another with respect to any notices, submissions or filings with any Governmental Entity made by Acquirer or the Company in connection with the Transactions (including under any Antitrust Laws); (ii) inform the other parties and, if in writing, furnish the other parties with copies of (or, in the case of oral communications, advise the other parties orally of) any material communication from or to any Governmental Entity regarding the Transactions, and permit the other parties to review and discuss in advance, and consider in good faith, the view of the parties in connection with any proposed material communication or submission with any such Governmental Entity; and (iii) inform one another of any requests for payments, fees or penalties received from any Governmental Entity in connection with any such filings and, in the case of the Company, not make such payment until it has received Acquirer’s consent thereto (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything in this Section 5.4, with respect to Antitrust Laws, Acquirer shall be entitled to direct and control all communications, strategy, and defense of the Transactions in any Legal Proceeding by, or negotiations with, any Governmental Entity relating to Antitrust Laws.
(b)Subject to Section 5.4(c), Acquirer and the Company, as applicable, shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Transactions. Without limiting the generality of the foregoing, but subject to Section 5.4(c), each party to this Agreement (other than the Stockholders’ Agent): (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Transactions as set forth in Section 5.4(b); and (ii) shall use commercially reasonable efforts to obtain each consent (if any) required to be obtained (pursuant to any Applicable Law, Contract or otherwise) by such party in connection with the Transactions.
(c)Notwithstanding anything to the contrary herein, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition (collectively, “Antitrust Laws”), it is expressly understood and agreed that (i) no party shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent and (ii) Acquirer shall not be under any obligation to make proposals, execute or carry out agreements or submit to orders providing for (A) the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Acquirer or any of its Affiliates or the Company or any of the Company Subsidiaries, (B) the imposition of any limitation or regulation on the ability of Acquirer or any of its Affiliates to freely conduct their business or own such assets or (C) the holding separate of the shares of Company Capital Stock or any limitation or regulation on the ability of Acquirer or any of its Affiliates to exercise full rights of ownership of the shares of Company Capital Stock (any of the foregoing, an “Antitrust Restraint”). Nothing in this Section 5.4 shall limit the right of a party hereto to terminate this

Agreement pursuant to Article VII if such party has, until such date, complied in all material respects with its obligations under this Section 5.4.
(d)Between the Agreement Date and the date on which the applicable waiting period under the HSR Act expires, Acquirer shall not, and shall not permit any of its Affiliates to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger, or consolidation would be reasonably likely to materially (i) impose any delay in the obtaining of, or increase the risk of not obtaining approval or the expiration or termination of any waiting period under the HSR Act or any other Antitrust List, (ii) increase the risk of any Governmental Entity entering any order prohibiting the consummation of the transactions contemplated hereby or (iii) delay the consummation of the transactions contemplated hereby.
1.5Confidentiality; Public Disclosure.
(a)The parties hereto acknowledge that Acquirer and the Company have previously executed a mutual confidentiality agreement, dated as of September 14, 2020 (the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms. Each party hereto agrees that it and its Representatives shall hold the terms of this Agreement, and the fact of this Agreement’s existence, in strict confidence. At no time shall any party hereto disclose any of the terms of this Agreement (including the economic terms) or any non-public information about a party hereto to any other Person without the prior written consent of the party hereto about which such non-public information relates; provided that, for the avoidance of doubt, nothing herein shall prohibit or restrict the Stockholders’ Agent from disclosing any information to the Stockholders’ Agent Group. Notwithstanding anything to the contrary in the foregoing, a party hereto shall be permitted to disclose any and all terms to its financial, tax and legal advisors (each of whom is subject to a similar obligation of confidentiality), and to any Governmental Entity, stock exchange or administrative agency to the extent necessary or advisable in compliance with Applicable Law or stock exchange requirement.
(b)Each of the Company and the Company Stockholders shall not, and shall cause each of their Representatives not to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the Transactions or use Acquirer’s name or refer to Acquirer directly or indirectly in connection with Acquirer’s relationship with the Company in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of Acquirer, unless (i) required by law, (ii) any such press release or other public statement is issued by an investor in the Company and consists solely of information (A) repeating that information set forth in any press release or other public statement regarding this Agreement or the Transactions already issued by Acquirer and information about the applicable investor customarily used by such investor in its press releases or other public statement or (B) that is otherwise in the public domain through an official channel (and not an improper leak) and through no fault on the part of such investor, (iii) reasonably necessary for the Company to obtain the consents and approvals of Company Stockholders and other third parties contemplated by this Agreement, including as required in order to answer questions from and maintain the Company’s relationship with the Company’s employees, customers, suppliers, vendors, and partner, which such communications and statements shall be made in consultation with Acquirer, (iv) such disclosure is made by a Company Securityholder that is or is affiliated with a venture capital fund or other institutional investor, to its past, current, and prospective partners, members, and investors, subject to a duty of confidentiality, and is limited to the results of such other information as is required to be disclosed by such Company Securityholder pursuant to its partnership agreement, limited liability company agreement or comparable organizational agreement or is customarily disclosed to its current and prospective investors. Notwithstanding anything to the contrary herein or in the Confidentiality Agreement, Acquirer may issue such press releases or make such other public statements regarding this Agreement or the Transactions as Acquirer may, in its reasonable discretion, determine, including as may be required by Applicable Law; provided that unless required by Applicable Law or stock exchange rule, Acquirer may not disclose the names of, or make reference to, any Company Stockholder without such Person’s prior written consent.

1.6Access to Information. During the Interim Period, the Company will afford to Acquirer and its authorized Representatives such access as Acquirer may reasonably request to the facilities, offices, properties, technology, processes, books, business and financial records and internal financial statements, business plans, budgets and projections, personnel records and the workpapers of the Company’s and the Company Subsidiaries’ independent accountants, and otherwise provide such assistance as may be reasonably requested by Acquirer in order that Acquirer have a full opportunity to make such investigation and evaluation as it reasonably desires to make of the business and affairs of each of the Company and any of the Company Subsidiaries; provided that the Company may withhold or restrict access to any information to the extent disclosure of such information would reasonably be expected to violate Applicable Law, or result in the waiver of the Company’s or any of the Company Subsidiaries’ legal or work product privilege; provided, further, that the Company and Acquirer shall work in good faith to develop an alternative means by which to provide Acquirer such information in a manner that does not violate Applicable Law or Contract or result in the loss of legal or work product privilege. No information or knowledge obtained by Acquirer during the pendency of the Transactions in any investigation pursuant to this Section 5.6 shall affect or be deemed to modify any representation, warranty, covenant, condition or obligation under this Agreement.
1.7Spreadsheet. The Company shall prepare and deliver to Acquirer a spreadsheet (the “Spreadsheet”), which spreadsheet shall be dated as of the Closing Date and shall set forth all of the following information (in addition to the other required data and information specified therein), as of immediately prior to the Closing:
(a)the names of all Company Stockholders, Company Optionholders and Company Warrantholders, their respective email addresses and, to the extent in the possession of the Company, their street addresses, telephone number, taxpayer identification numbers (if any) or Permanent Account Number (if such Company Equityholder is a tax resident of India or otherwise has a tax history in India) and whether such Company Stockholder is an Indian Resident Company Stockholder;
(b)to the extent applicable, any designations made pursuant to Section 8 of a Joinder Agreement;
(c)the number, class and kind of shares of Company Capital Stock held by, or subject to the Company Options or Company Warrants held by, such Persons and, in the case of outstanding shares, the respective certificate numbers;
(d)if a Company Stockholder holds Unvested Company Shares, (i) the vesting schedule for such Unvested Company Shares and the terms of the Company’s right to repurchase such Unvested Company Shares (including the repurchase price payable per share under each Unvested Company Share), (ii) the amount of Unvested Share Payments payable in respect of such Unvested Company Shares, the vesting schedule for such Unvested Share Payments and the repurchase price payable with respect to each dollar of such Unvested Share Payments and (iii) whether or not such Unvested Company Shares are subject to a valid and timely-filed election statement under Section 83(b) of the Code;
(e)the Tax status of each Company Option under Section 422 of the Code;
(f)the vesting status and schedule (including the terms of any acceleration thereof after giving effect to any applicable Benefits Waiver) with respect to Company Options;
(g)for each Company Option that was exercised prior to the Closing Date, (i) the Tax status of each such Company Option under Section 422 of the Code, if applicable, or any applicable foreign Tax law and (ii) the date of such exercise and the applicable exercise price;
(h)the calculation of the Aggregate Accredited Cash Consideration, Aggregate Accredited Stock Consideration, Aggregate Consideration, Aggregate Exercise Price, Aggregate Exercise Price of Cashed Out Options and Warrants, Aggregate Stockholder Cash Consideration, Aggregate Stockholder Consideration, Aggregate Unaccredited Cash Consideration, Aggregate Unvested Option Consideration, Aggregate Unvested Stock Cash Consideration, Aggregate Unvested Stock Consideration,

Aggregate Vested Option Cash Consideration, Aggregate Warrant Consideration, Aggregate Warrant Cash Consideration, the Aggregate Warrant Stock Consideration, Exchange Ratio, Fully-Diluted Common Stock, Per Share Accredited Cash Consideration, Per Share Accredited Stock Consideration, Per Share Consideration and Vested Suitable Investor Common Stock;
(i)in respect of Continuing Employees who hold Unvested Company Options, the number of Converted Options and the adjusted exercise price;
(j)the amount of cash, the number of shares of Acquirer Common Stock and number of options to purchase shares of Acquirer Common Stock payable and/or issuable to each Company Securityholder in exchange for the shares of Company Capital Stock, Company Options and Company Warrants held by such Person on a certificate-by-certificate basis;
(k)each Converting Holder’s Pro Rata Share of the Indemnity Escrow Amount (expressed both in dollars and as a percentage);
(l)each Converting Holder’s Pro Rata Share of the Adjustment Escrow Amount (expressed both in dollars and as a percentage);
(m)each Converting Holder’s Pro Rata Share of the Expense Fund Amount (expressed both in dollars and as a percentage); and
(n)a funds flow memorandum setting forth, to the extent in the possession of, or readily obtained by, the Company, applicable wire transfer instructions and other information reasonably requested by Acquirer; provided that, for the avoidance of doubt, to the extent the Company does not provide wire instructions for any payments to be made at Closing as contemplated by this Agreement, Acquirer shall not be required to make such payments until such wire instructions have been obtained.
1.8Expenses. Whether or not the Merger is consummated, and except as otherwise set forth herein, all costs and expenses incurred in connection with this Agreement and the Transactions (including Transaction Expenses) shall be paid by the party incurring such expense.
1.9Termination of Company Plans. Effective as of the day immediately preceding the Closing Date, the Company shall adopt resolutions by the Board to terminate all Company Employee Plans that are “employee benefit plans” within the meaning of ERISA, including any Company Employee Plans intended to include a Code Section 401(k) arrangement, any Company Employee Plans that are “level funded,” and any Company Employee Plans under Section 125 of the Code, (unless Acquirer provides written notice to the Company no later than three Business Days prior to the Closing Date that such plans shall not be terminated) and any other Company Employee Plans requested by Acquirer to be terminated. The Company shall provide Acquirer with evidence that such Company Employee Plan(s), including the Company Option Plan have been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Board or any applicable committee thereof. The form and substance of such resolutions shall be subject to review and approval of Acquirer. The Company shall also take such other actions in furtherance of terminating such Company Employee Plan(s) as Acquirer may reasonably require. In the event that termination of any of the Company Employee Plans would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Acquirer.
1.10Certain Closing Certificates and Documents. The Company shall prepare and deliver to Acquirer a draft of each of the Company Closing Financial Certificate, the Company’s good faith estimated balance sheet as of immediately prior to the Closing prepared on a consistent basis with the Company Balance Sheet in accordance with GAAP (the “Company Closing Balance Sheet”) and the Spreadsheet not later than five Business Days prior to the Closing Date and a final version of the Company Closing Financial Certificate, the Company Closing Balance Sheet and the Spreadsheet to Acquirer not later than three Business Days prior to the Closing Date. In the event that Acquirer notifies the Company that there are reasonably apparent errors in the drafts of the Company Closing Financial Certificate, Company Closing Balance Sheet or the Spreadsheet, Acquirer and the Company shall discuss such errors in good faith and the Company shall use commercially reasonable efforts to correct such errors prior to delivering the final versions of the same in accordance with this Section 5.10. For the avoidance of doubt, the Company is not liable for any inaccuracies of any information set forth in the Company Closing Balance Sheet and the failure of any such information to be accurate shall not constitute a breach of any the Company’s obligations pursuant to this Agreement. Without limiting the generality or effect of the foregoing or Section 5.6, the Company shall provide to Acquirer, together with the Company Closing Financial Certificate and the Spreadsheet, such supporting documentation, information and calculations as are reasonably necessary for Acquirer to verify and determine the calculations, amounts and other matters set forth in the Company Closing Financial Certificate and the Spreadsheet.
1.11Tax Matters.
(a)Each of Acquirer, the Company Stockholders, the Company and the Stockholders’ Agent shall cooperate fully, as and to the extent reasonably requested by any of the others, in connection with the filing of Tax Returns, the preparation of any tax opinion with respect to the Merger or other Transactions and any Action with respect to Taxes. Such cooperation shall include the retention and (upon request therefor) the provision of records and information reasonably relevant to any such Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Acquirer, the Company Stockholders and the Company agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Governmental Authority. Notwithstanding anything to the contrary herein, the Stockholders’ Agent shall have no obligation to prepare or file any Tax Returns.
(b)The Company shall commercially reasonable efforts to cause each Company Stockholder to further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the Mergers or other transactions contemplated by this Agreement.
(c)Tax Returns. All Tax Returns required to be filed by, or with respect to, the Company and each Company Subsidiary for a Pre-Closing Tax Period after the Closing (“Company Tax Returns”) shall be prepared and timely filed, or cause to be prepared and timely filed, by the Acquirer. All Company Tax Returns shall be prepared on a basis consistent with the past practices of the Company except as required by applicable Law (as determined by Acquirer in its reasonable discretion). The Acquirer shall deliver, or cause to be delivered, to Stockholders’ Agent each Company Tax Return that reflects an indemnifiable Tax at least 30 calendar days, in the case of an income Tax Return, and at least 15 calendar days in the case of a non-income Tax Return, prior to the due date thereof (taking into account any extensions thereof) for the Stockholders’ Agent’s review and comment. Acquirer shall reflect on the filed return any reasonable comments received from Stockholders’ Agent in writing within 20 calendar days following the date such income Tax Returns or 10 calendar days following the date such non-income Tax Returns are delivered to the Stockholders’ Agent.
(d)Post-Closing Actions. From and after the Closing, Acquirer and its Affiliates shall not, and shall not cause or permit the Company or any Company Subsidiary to (i) amend any Tax Return of the Company or any Company Subsidiary with respect to any Pre-Closing Tax Period, (ii) initiate any voluntary disclosure agreement, engage in any voluntary compliance procedures to any other similar voluntary contact with any Tax Authority with respect to any Taxes or Tax Returns of the Company or any Company Subsidiary for any Pre-Closing Tax Period, or (iii) make any Tax election with respect to the Company or any Company Subsidiary that has effect for any Pre-Closing Tax Period, including any election under Section 338 of the Code (or any corresponding or similar provision of the Code or any state, local or non-U.S. Tax law) without (x) in the case of (i) or (ii), previously notifying the Stockholders’ Agent of the proposed action and considering in good faith its comments on the action or (y) in the case of (iii), without the prior written consent of the Stockholders’ Agent, which consent will not be unreasonably withheld, conditioned or delayed, in each case, if any such action would reasonably be expected to give rise to an indemnity payment pursuant to this Agreement.

(e)Tax Contests. If any claim or demand for Taxes that could reasonably be expected to give rise to a claim for indemnification under Section 8.2 is asserted by any Governmental Entity (a “Tax Contest”), the party first receiving notice of such claim or demand shall notify the other party of such claim or demand promptly. The Acquirer shall control any such Tax Proceeding of or with respect to the Company or any Company Subsidiary for any Pre-Closing Tax Period; provided that Acquirer shall keep the Stockholders’ Agent reasonably informed as to the status of the Tax Contest and consider in good faith the reasonable comments of the Stockholders’ Agent with respect to the Tax Contest and any settlement, compromise or abandonment thereof. If Acquirer settles or compromises any Tax Contest without the consent of the Stockholders’ Agent (such consent not to be unreasonably withheld, conditioned, or delayed), such settlement or compromise shall not be determinative of the indemnification obligations of the Converting Holders hereunder. This Section 5.11(e), and not Section 8.9, shall control the conduct of any Tax Contest.
(f)The parties hereto intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 354(a)(1) of the Code, and to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the parties hereto shall take all commercially reasonable actions to cause the Merger to so qualify. Further, the parties hereto shall cause all Tax Returns to be filed on the basis of treating the Merger as a “reorganization” within the meaning of Section 368(a) of the Code unless otherwise required by a Taxing authority following an audit or examination in which reorganization treatment was defended diligently and in good faith. Except as set forth in Section 3.12 of this Agreement, neither Acquirer nor Merger Subs makes any warranties or provides any indemnities to the Company or to any Company Securityholder regarding the Tax treatment of the Merger, or any of the Tax consequences to the Company or any Company Securityholder of this Agreement, the Merger or the other Transactions or the other agreements contemplated by this Agreement. The Company acknowledges that the Company and the Company Securityholders are relying solely on their own Tax advisors in connection with this Agreement, the Merger and the other Transactions and the other agreements contemplated by this Agreement.
(g)The parties hereto intend to comply with Revenue Procedure 2018-12, 2018-6 IRB 349 (“Rev. Proc. 2018-12”), and therefore acknowledge and agree that for purposes of determining the value of the Acquirer Common Stock to be received by the holders of Company Capital Stock pursuant to the transactions contemplated by this Agreement, (A) the “Safe Harbor Valuation Method” (within the meaning of Section 4.01(1) of Rev. Proc. 2018-12) will be the average of the daily volume weighted average prices as described in Section 4.01(1) of Rev. Proc. 2018-12; (B) the “Measuring Period” (within the meaning of Section 4.01 of Rev. Proc. 2018-12) will be the 30 consecutive trading days ending on the date that is one trading day immediately preceding the Agreement Date; (C) the “specified exchange” (within the meaning of Section 3.01(4) of Rev. Proc. 2018-12) will be the New York Stock Exchange; and (D) the “authoritative reporting source” (within the meaning of Section 3.01(4) of Rev. Proc. 2018-12) will be Bloomberg Finance L.P.
(h)The parties hereto agree that any deduction, credit or other Tax benefit arising from any payments made, at or around the Closing, of (i) Transaction Expenses, (ii) Company Debt and (iii) any other expense reflected in the calculation of Company Net Working Capital, shall be allocated or otherwise apportioned to the Pre-Closing Tax Period to the extent permitted by applicable law at a “more likely than not” or higher level of confidence.
(i)Notwithstanding anything to the contrary in this Agreement, this Section 5.11 shall not apply to any Specified Taxes or Tax Returns filed in respect thereof for which Acquirer shall have complete control and may make filings at its sole discretion following the Closing.
1.12280G Stockholder Approval. Prior to the Closing, the Company shall obtain and deliver to Acquirer a Parachute Payment Waiver from each “disqualified individual” (within the meaning of Section 280G of the Code). Promptly following the delivery of the Parachute Payment Waivers to Acquirer (but in no event less than three Business Days prior to the Closing), the Company shall submit to the Company Stockholders for approval (in a manner reasonably satisfactory to Acquirer), by such number of holders of Company Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that may separately or in the aggregate, constitute “parachute payments” pursuant to Section 280G of the Code (“Section 280G Payments”) (which determination shall be made by the Company and shall be subject to review and approval by Acquirer), and prior to the Closing, the Company shall deliver to Acquirer notification and documentation reasonably satisfactory to Acquirer (and which documentation shall be subject to Acquirer’s advanced review and approval, such approval not to be unreasonably withheld, conditioned or delayed) that (i) a vote of the holders of shares of Company Capital Stock was solicited in conformance with Section 280G of the Code and the regulations promulgated thereunder and the requisite stockholder approval was obtained with respect to any payments and/or benefits that were subject to the stockholder vote (the “280G Stockholder Approval”) or (ii) that the 280G Stockholder Approval was not obtained and as a consequence, that such payments and/or benefits shall not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to the Parachute Payment Waivers that were executed by the affected individuals prior to the solicitation of the vote of the holders of shares of Company Capital Stock pursuant to this Section 5.12.
1.13Director and Officer Indemnification.
(a)If the Merger is consummated, then until the sixth anniversary of the Closing Date, Acquirer will cause the Surviving Entity to fulfill and honor in all respects the obligations of the Company to its present and former directors and officers as of immediately prior to the Closing (the “Company Indemnified Parties”) pursuant to indemnification agreements with the Company in effect on the Agreement Date and set forth in Schedule 5.13 of the Company Disclosure Letter and pursuant to the Certificate of Incorporation, bylaws, or other similar organizational documents in effect on the Agreement Date (the “Company Indemnification Provisions”), with respect to claims relating to or arising out of acts or omissions occurring at or prior to the Closing that are asserted after the Closing; provided that Acquirer’s and the Surviving Entity’s obligations under this Section 5.13(a) shall not apply to (i) any claim or matter that relates to any fraud or any willful or intentional breach of a representation, warranty, covenant, agreement or obligation made by or of the Company in connection with this Agreement or the Transactions or (ii) any claim based on a claim for indemnification made by an Indemnified Person pursuant to Article VIII. During such six-year period, such provisions shall not be repealed, amended or otherwise modified in any manner except as otherwise contemplated by this Agreement or required by Applicable Law.
(b)At or prior to the Closing, the Company shall purchase tail insurance coverage (the “Tail Insurance Coverage”) for the Company Indemnified Parties in a form reasonably satisfactory to the Company and Acquirer, which shall provide the Company Indemnified Parties with coverage for six years following the Closing Date in an amount not less than the existing coverage and that shall have other terms not materially less favorable to the insured Persons than the directors’ and officers’ liability insurance coverage maintained by the Company as of the Agreement Date. Acquirer shall cause the Surviving Company to maintain the Tail Insurance Coverage in full force and effect and continue to honor the obligations thereunder until the sixth anniversary of the Closing Date.
(c)This Section 5.13 (i) shall survive the consummation of the Merger, (ii) is intended to benefit each Company Indemnified Party and their respective heirs, (iii) is in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have against Acquirer or the Surviving Entity first arising after the earlier of the Closing Date and the termination of this Agreement by contract or otherwise, and (iv) shall be binding on all successors and assigns of Acquirer and the Surviving Entity, as applicable, and shall be enforceable by the Company Indemnified Parties.
1.14Third-Party Consents; Notices; Terminated Agreements.
(a)Unless otherwise agreed to by the Company and Acquirer, the Company shall use commercially reasonable efforts to obtain prior to the Closing, and deliver to Acquirer at or prior to the Closing, all consents, waivers, approvals, amendments, notices or other actions under each Contract listed or described on Schedule D-1, under any other Contract reasonably requested by Acquirer that is listed or described on Schedule 2.3(b) of the Company Disclosure Letter or under any Contract entered into after the Agreement Date that would have been required to be listed or described on Schedule 2.3(b) of the Company Disclosure Letter if entered into prior to the Agreement Date; provided that such efforts shall not include any requirement of the Company to expend any money or accommodation (financial or otherwise), incur any liabilities, or agree to modify or reduce any payments the Company is owed to induce a third party to grant a consent other than as set forth on Schedule D-1.
(b)The Company shall give all notices and other information required to be given to the employees of the Company and the Company Subsidiaries, any collective bargaining unit representing any group of employees of the Company or any of the Company Subsidiaries, and any applicable government authority under the WARN Act, the National Labor Relations Act, as amended, the Code, COBRA and any other Applicable Law in connection with the Transactions.
(c)Prior to the Closing, the Company shall terminate each of the agreements set forth on Schedule D-2 and shall use commercially reasonable efforts to cause each of the agreements set forth on Schedule D-3 (the “Terminated Agreements”) to be terminated on or prior to the Closing Date, including by sending all required notices, such that each such agreement shall be of no further force or effect immediately following the Closing. Upon the Closing, the Company shall have paid all amounts owed under the Terminated Agreements (as a result of the termination of the Terminated Agreements or otherwise) such that neither the Company nor any Company Subsidiary shall have any Liability under any Terminated Agreement following the Closing Date.
(d)The Company shall use commercially reasonable efforts to ensure that all transfers of employment are performed in compliance in all respects with all Applicable Law (including pursuant to Transfer of Undertakings (Protection of Employment) Regulations 2006, the EU Acquired Rights Directive, and any other similar applicable law) and shall use commercially reasonable efforts to ensure that all necessary consultations or other actions required to be taken in connection with any terminations or transfers of employment in connection with the Transactions shall be taken prior to the Closing.
1.15Promised and Cancelled Equity.
(a)Prior to the Closing, the Company shall use commercially reasonable efforts to ensure that any representations by the Company to grant equity awards (the “Promised Equity Grants”) to any individual (a “Promised Equity Grantee”) are resolved by obtaining an executed non-revocable waiver and consent in the form attached hereto as Exhibit L (a “Promised Equity Waiver”) from each Promised Equity Grantee or by such other method as mutually agreed by the Company and Acquirer, and shall cooperate with Acquirer in such process. The Company shall keep Acquirer reasonably informed of any material developments with respect to obtaining the Promised Equity Waivers. All agreements, notices, or other documents prepared by the Company in connection with the Promised Equity Grants (including the Promised Equity Waivers) shall be subject to the prior review, comment, and approval of Acquirer (which approval shall not be unreasonably withheld, conditioned, or delayed).
(b)Prior to the Closing, the Company shall use its commercially reasonable efforts to ensure that any Cancelled Optionee has executed a non-revocable waiver and consent in the form attached hereto as Exhibit M (a “Cancelled Equity Waiver”). The Company shall keep Acquirer reasonably informed of any material developments with respect to obtaining the Cancelled Equity Waivers. All agreements, notices, or other documents prepared by the Company in connection with the Cancelled Equity Waivers shall be subject to the prior review, comment, and approval of Acquirer (which approval shall not be unreasonably withheld, conditioned, or delayed).
1.16Notification of Certain Matters.
(a)The Company shall give prompt notice to Acquirer of the occurrence or non-occurrence of any change, occurrence, or event that, individually or in the aggregate with other changes, occurrences, and events would be reasonably likely to cause any of the conditions to the Closing set forth in Section 6.1 or Section 6.3 to not be satisfied, in each case, after obtaining actual knowledge thereof; provided that the delivery of any notice pursuant to this Section 5.16 shall not limit or otherwise affect any remedies available to Acquirer. No disclosure by the Company pursuant to this Section 5.16, however, shall be deemed to amend or supplement the Company Disclosure Letter or prevent or cure any misrepresentation, breach of representation or warranty or breach of any covenant.

(b)Acquirer shall give prompt notice to the Company of the occurrence or non-occurrence of any change, occurrence, or event that, individually or in the aggregate with other changes, occurrences, and events would be reasonably likely to cause any of the conditions to the Closing set forth in Section 6.1 or Section 6.2 to not be satisfied.
(c)Each of the Company and Acquirer shall give the other party prompt notice of the commencement or known written threat of commencement of any Legal Proceeding by or before any Governmental Entity with respect to the Merger or any of the other Transactions, keep the other party informed as to the status of any such Legal Proceeding or threat, and, in the case of the Company, permit authorized Representatives of Acquirer to be present at each meeting or conference relating to any such Legal Proceeding, to participate in, or review, any material communication before it is made to any Governmental Entity, and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such Legal Proceeding, including by providing Acquirer with a reasonable opportunity to review and comment on any filing, submission, response to an information request or other (oral or written) communication to be submitted or made to any Governmental Entity and shall consider any such received comments in good faith.
1.17Joinders. The Company shall use its reasonable best efforts to cause each Company Stockholder to deliver an executed Joinder Agreement at least five Business Days prior to the Closing. Acquirer may, in its reasonable discretion, determine that any Company Stockholder or Company Warrantholder that does not deliver a Joinder Agreement at least five Business Days prior to the Closing is not a Suitable Investor. Notwithstanding the delivery of any Joinder Agreement to Acquirer prior to the Closing, any Converting Holder may, in the reasonable discretion of Acquirer, based on the applicability of relevant securities laws, be deemed a “Suitable Investor,” or an “Unaccredited Investor” for purposes of this Agreement.
1.18Employees and Contractors.
(a)With the exception of the Key Employees and Critical Employees, none of Acquirer, the Company, the Surviving Corporation, the Surviving Entity or any of their respective Affiliates shall have any obligation to make an offer of continued employment or engagement to any Company Employee or Company Contractor. With respect to matters described in this Section 5.18, the Company will consult with Acquirer and will coordinate with Acquirer the communications to the Company Employees and/or Company Contractors prior to sending any notices or other communication materials to the Company Employees and/or Company Contractors (or any of them). Effective no later than immediately prior to the Closing, the Company shall, and shall cause the Company Subsidiaries to, terminate in full compliance with Applicable Laws, regulations and contractual agreements (including a due process) the employment of each of those Company Employees who (i) Acquirer, in consultation with the Company, designates as non-continuing employees (the “Terminated Employees”); provided that without the consent of the Company, Acquirer may not designate an employee as a Terminated Employee if the termination of such employee, together with other employees, would implicate the WARN Act or other similar Applicable Law, or (ii) have either not accepted or declined a Qualified Offer prior to the Closing Date (the “Designated Employees”), and the Company shall use commercially reasonable efforts to enter into a legally enforceable general waiver and release of claims with such Terminated Employees and Designated Employees, in a form approved by Acquirer, as a condition to the receipt of any benefit or payment above and beyond statutory or contractual severance to be paid by the Company or any of the Company Subsidiaries to such Terminated Employees and Designated Employees (the “Terminated Employee Waivers” or “Designated Employee Waivers,” as applicable). Effective no later than immediately prior to the Closing, the Company shall terminate in full compliance with Applicable Laws, regulations and contractual agreements the engagement of each of those Company Contractors who are not Specified Contractors prior to the Closing Date and the Company shall use commercially reasonable efforts to enter into a legally enforceable general waiver and release of claims with such Company Contractors, in a form approved by Acquirer (the “Designated Contractor Waivers”). To the extent requested by Acquirer, effective no later than immediately prior to the Closing, the Company shall provide all Company Employees with termination letters, in a form approved by Acquirer. For the avoidance of doubt, any reasonable amounts paid or payable in connection with the termination of any non-continuing employees who did not receive a Qualifying Offer, including pursuant to any Terminated Employee Waiver, (i) to the extent paid prior to the Closing, “Company Cash” shall be calculated as if such payments had not been made, and (ii) to the extent unpaid prior to the Closing, shall not be included as Company Debt, Change in Control Payments, Transaction Expenses or otherwise be included in the calculation of the Aggregate Consideration.
(b)During the 12 month period commencing at the Closing Date, Acquirer shall provide, or shall cause to be provided, each Continuing Employee with a base salary or wage rate at least equal to the Continuing Employee’s base salary or wage rate in effect as of immediately prior to the Effective Time (provided, however, that such base salaries or wage rates may be reduced in connection with a general reduction of base salaries or wage rates applicable to similarly situated employees of Acquirer).
(c)For purposes of eligibility, vesting and benefit accrual under the benefit plans, programs, agreements and arrangements of Acquirer or any respective Affiliate thereof providing benefits to any Continuing Employees after the Effective Time, and in which such Continuing Employees did not participate prior to the Effective Time (excluding, for the avoidance of doubt, any such plans providing for the issuance of any equity interests in Acquirer or any of its Affiliates) (the “New Plans”), including for purposes of accrual of vacation and other paid time off benefits under the New Plans, Acquirer shall take commercially reasonable efforts to provide each Continuing Employee with credit for his or her years of service with the Company before the Effective Time, except where such is not permitted pursuant to the terms of the New Plans or where such credit would result in a duplication of benefits with respect to the same period of service.  Without limiting the generality of the foregoing, to the extent permitted under the terms of the New Plans, Acquirer shall take commercially reasonable efforts to ensure that: (i) following each Continuing Employee’s transfer to Acquirer’s payroll each such Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a substantially similar Company Employee Plan in which such Continuing Employee participated immediately before such replacement; and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, Acquirer shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, except to the extent such pre-existing conditions and actively-at-work requirements would apply under the analogous Company Employee Plan, and Parent shall cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents under a Company Employee Plan during the portion of the plan year prior to the Effective Time to be taken into account under such New Plan for purposes of satisfying all deductible, co-insurance, co-payment and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
1.19Retention Pool. Acquirer will establish a retention pool for certain Continuing Employees in an aggregate amount set forth on Schedule E (the “Retention Pool”), payable over 3 years following the Closing. The Retention Pool shall consist of options and/or restricted stock units of Acquirer and shall be allocated and vest in accordance with Schedule E, as such schedule to be amended prior to the Closing by mutual agreement between the Company and Acquirer.
1.20Transaction Expenses. The Company shall use its reasonable best efforts to obtain written acknowledgments pursuant to which any Person that is entitled to any Transaction Expenses acknowledges (A) the total amount of Transaction Expenses that (I) has been incurred to such Person prior to the Closing and (II) has been incurred and remains payable to such Person as of immediately prior to the Closing (and/or the formula by which any additional Transaction Expenses that have not been quantified as of the Closing will be calculated) and (B) that, upon payment of such remaining payable amount at the Closing (or when otherwise due), such Person shall be paid in full and shall not be owed any other amount by any of Acquirer, the Company and/or their respective Affiliates in respect of the Transactions.
1.21NYSE Listing. Acquirer shall use commercially reasonable efforts to make all such filings, notifications or applications with the New York Stock Exchange prior to the Closing as may be necessary to ensure that all shares of Acquirer Common Stock issued as Acquirer Stock Consideration as a result of, or pursuant to compensatory equity awards assumed or issued in connection with, the Mergers are promptly listed on the New York Stock Exchange.

1.22Export Control Voluntary Disclosure. No later than 10 Business Days after the Agreement Date (or a later date agreed by Acquirer in writing), the Company will retain Wilson Sonsini Goodrich & Rosati or export control counsel reasonably acceptable to Acquirer for purposes of preparing and filing an initial notification of suspect export control violations in accordance with Section 764.5(c)(2) of the United States Export Administration Regulations (the “EAR”). The Company will thereafter use reasonable efforts in cooperation with such counsel and counsel to Acquirer to provide a narrative account to the United States Bureau of Industry and Security (“BIS”) in writing and in accordance with §764.5(c)(2)(iii) of the EAR of (i) any exports or deemed exports of Company products or technology in violation of the EAR and (ii) any other information regarding the Company’s exports that is required to be disclosed under §764.5 of the EAR. The Company will (A) include with such notice a true, correct and complete narrative account and all supporting documentation described in §764.5 of the EAR, (B) provide prompt, complete and full cooperation with BIS to expedite and complete whatever investigation or administration action is initiated by BIS and take all other actions reasonable under the circumstances to mitigate and minimize any sanctions imposed and (C) provide Acquirer a reasonable opportunity to review and comment on any such communications with BIS, and address any reasonable recommendations of Acquirer with respect thereto, before filing any such communications with BIS.
1.23International Trade Compliance Program. Prior to the Closing, (1) Company will submit a Self-Classification Report, in a form reasonably acceptable to Acquirer, to BIS and the National Security Agency, required for Export Approvals and (2) the Company and all Company Subsidiaries will use commercially reasonable efforts to implement and maintain an international trade compliance program with written policies, procedures, and internal controls reasonably designed to ensure compliance with Anti-Corruption Laws and Trade Controls, including: (i) Sanctioned Person screening tools and Sanctioned Country geolocation blocking tools (ii) maintenance of a product classification matrix for all products, software and technology (iii) a formal process for classifying the Company’s products and submitting ruling requests and reports to BIS in relation to product classification and use of license exceptions for encryption (iv) a formal process for submitting Electronic Export Information (“EEI”) filings as required for export (v) a procedure for export compliance recordkeeping including tracking of shipments and use of encryption license exception, and other necessary and appropriate tools, resources, and procedures to prevent prohibited dealings with any Sanctioned Person or in any Sanctioned Country or transactions that otherwise violate Trade Controls.

1.24Other Covenants. Prior to the Closing:
(a)the Company will use its commercially reasonable efforts to:
(i)deliver to Acquirer each Designated Employee Waiver, each Terminated Employee Waiver and each Designated Contractor Waiver;
(ii)take the actions set forth on Schedule F; and
(iii)deliver to Acquirer a valuation report dated no earlier than 10 Business Days prior to the Closing Date from a Chartered Accountant reasonably acceptable to Acquirer confirming that value of the Indian Subsidiary represents 50% or less of the value of the Company as per Rule 11UB of the Income Tax Rules, 1962 in form and substance reasonably satisfactory to the Acquirer.
(b)The Indian Subsidiary shall (i) use its commercially reasonable efforts to make all required filings (including filings related to the Indian Subsidiary’s prior failure to make filing required by Applicable Law), along with compounding applications, with the authorized dealer bank and the RBI (as directed by RBI) relating to the (A) shares of the Indian Subsidiary issued by the Indian Subsidiary to its shareholders and (B) shares of Company Capital Stock issued by the Company to current or former employees of the Indian Subsidiary pursuant to exercise by such Persons of Company Options granted by the Company under the Company Option Plan and (ii) to consult with, and take the actions required by the authorized dealer bank and RBI to ensure the timely progress of such filings and applications, and to use commercially reasonable efforts to remediate any noncompliance associated with the foregoing.

(c)The Indian Subsidiary shall use commercially reasonable efforts to affix the seal and undertake the process of adequately stamping the share certificates issued to the shareholders of the Indian Subsidiary by approaching the adjudicating authority under the Karnataka Stamp Act, 1957 for adjudicating the adequacy of stamp duty required to be paid on such share certificates.
Article VI
Conditions to the Mergers
1.1Conditions to Obligations of Each Party to Effect the Mergers. The respective obligations of each party hereto to consummate the Transactions shall be subject to the satisfaction or waiver in writing at or prior to the Closing of each of the following conditions:
(a)Stockholder Approval. The Company Stockholder Approval shall have been obtained.
(b)HSR Act. All applicable waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act shall have expired or been terminated.
(c)No Orders; Illegality. No Order issued by any Governmental Entity of the United States of competent jurisdiction preventing the consummation of the Merger shall be in effect, and no Applicable Law in the United States shall have been enacted that prohibits, makes illegal or enjoins the consummation of the Merger.
(d)Governmental Approvals. Acquirer, the Merger Subs and the Company shall have timely obtained from each Governmental Entity all approvals, waivers and consents listed on Schedule C, if any, necessary for consummation of, or in connection with, the Merger and the other Transactions. All applicable waiting periods (including any extensions thereof) under the HSR Act or waiting periods (including any extensions thereof) or investigations under other applicable Antitrust Laws and any commitments by the parties not to consummate the Merger before a certain date under a timing agreement or similar undertaking entered into with the applicable Governmental Entity shall, in each case and to the extent applicable, have been terminated, expired or otherwise concluded.
1.2Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Transactions shall be subject to the satisfaction or waiver in writing at or prior to the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of the Company and may be waived by the Company in writing in its sole discretion without notice or Liability to any Person):
(a)Representations, Warranties and Covenants.
(i)Each of the representations and warranties made by Acquirer in herein shall be true and correct in all material respects on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such dates (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be true and correct with respect to such specified date or dates).
(ii)Acquirer shall have performed and complied in all material respects with each of the covenants, agreements and obligations herein required to be performed and complied with by them at or prior to the Closing.
(b)Receipt of Closing Deliveries. The Company shall have received each of the agreements, instruments, certificates and other documents set forth in Section 1.3(a).
(c)NYSE. Acquirer shall have made all such filings, notifications, or applications with the New York Stock Exchange prior to the Closing as may be necessary to ensure that all shares of Acquirer Common Stock being or to be issued in connection with the Merger will have been approved for listing (subject to notice of issuance) on the New York Stock Exchange, effective as of the Closing.

1.3Additional Conditions to the Obligations of Acquirer, Merger Sub I and Merger Sub II. The obligations of Acquirer, Merger Sub I and Merger Sub II to consummate the Transactions shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions (it being understood and agreed that each such condition is solely for the benefit of Acquirer and may be waived by Acquirer in writing in its sole discretion without notice or Liability to any Person):
(a)Representations Warranties.
(i)Each of the representations and warranties made by the Company (other than the Fundamental Representations and the representation and warranty contained in Section 2.5(b)) herein shall be true and correct in all respects (disregarding all materiality and “Material Adverse Effect” qualifiers contained therein except as such qualifiers relate to the Company’s disclosure obligations in any representation or warranty and except for the term “Material Contract”) on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such dates (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be true and correct with respect to such specified date or dates), except where the failure to of such representation and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(ii)Each of the Fundamental Representations (other than those contained in Section 2.2 (Capital Structure) and Section 2.12 (Taxes)) made by the Company herein shall be true and correct in all respects on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such dates (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be true and correct with respect to such specified date or dates).
(iii)Each of the representations and warranties made by the Company in Section 2.2 (Capital Structure) shall be true and correct in all respects, other than de minimis inaccuracies on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such dates (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be true and correct with respect to such specified date or dates).
(iv)Each of the representations and warranties made by the Company in Section 2.12 (Taxes) shall be true and correct in all material respects (disregarding all materiality and “Material Adverse Effect” qualifiers contained therein) on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such dates (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be true and correct with respect to such specified date or dates).
(b)Covenants. The Company shall have performed and complied in all material respects with each of the covenants, agreements and obligations herein required to be performed and complied with by the Company at or prior to the Closing.
(c)Receipt of Closing Deliveries. Acquirer shall have received each of the agreements, instruments, certificates and other documents set forth in Section 1.3(b); provided that such receipt shall not be deemed to be an agreement by Acquirer that the amounts set forth on the Company Closing Financial Certificate or the Spreadsheet or any of the other agreements, instruments, certificates or documents set forth in Section 1.3(b) is accurate and shall not diminish Acquirer’s remedies hereunder if any of the foregoing documents is not accurate.
(d)No Legal Proceedings. No Governmental Entity or Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking to prohibit the Transactions, that would be reasonably expected to result in a material amount of damages in connection with the Transactions, or that would be reasonably expected to be materially adverse to Acquirer and its Subsidiaries or the Company; provided that the exercise of dissenters’ rights shall not be considered a material Legal Proceeding for the purposes of this Section 6.3(d). No Order issued by any Governmental

Entity or other legal or regulatory restraint limiting or restricting Acquirer’s ownership, conduct or operation of the Business, following the Closing shall be in effect, nor shall there be pending or threatened any Legal Proceeding seeking any of the foregoing, any Antitrust Restraint or any other injunction, restraint or material damages in connection with the Merger or the other Transactions.
(e)No Material Adverse Effect. There shall not have occurred a Material Adverse Effect with respect to the Company and the Company Subsidiaries since the Agreement Date that is continuing.
(f)Employees.
(i)Each Key Employee shall have signed and delivered an Offer Letter, a Vesting Agreement and a Non-Competition Agreement, each of which shall continue to be in full force and effect and no action shall have been taken by any such individual to rescind any of such agreements and each Key Employee shall have remained continuously employed with the Company from the Agreement Date through the Closing and shall become Continuing Employees.
(ii)No fewer than 90% of the individuals to be mutually agreed by Acquirer and the Company prior to the Closing (such signatories, the “Critical Employees”) and who have received a Qualified Offer shall have signed and delivered an Offer Letter and a Benefits Waiver (on behalf of such Critical Employee and such Critical Employee’s related trusts, if any) (if such Critical Employee has rights to acceleration as of immediately prior to the Closing and is being offered a portion of the Retention Pool) which shall continue to be in full force and effect and no action shall have been taken by any such individual which is reasonably likely to result in rescinding any of such agreements and such individuals shall have remained continuously employed with the Company from the Agreement Date through the Closing. For the avoidance of doubt, if 90% of the final number of Critical Employees as agreed by Acquirer and the Company results in a fraction, the number of Critical Employees required to sign shall be rounded down to the nearest whole number.
(iii)No fewer than 90%, excluding the Key Employees for purposes of the numerator and denominator, of the Company Employees who are either (i) made a Qualified Offer or (ii) otherwise Company Employees that are not Terminated Employees (collectively, “Offered Employees”) shall have remained continuously employed with the Company or the Company Subsidiaries from the Agreement Date through the Closing and shall become Continuing Employees or otherwise remain employed and no action shall have been taken by any such individual which is reasonably likely to result in rescinding any of such employment agreements. For the avoidance of doubt, if 90% of the final number of Offered Employees results in a fraction, the number of Offered Employees required to sign shall be rounded down to the nearest whole number.
Article VII
Termination of Agreement
1.1Termination. At any time prior to the Closing, this Agreement may be terminated and the Merger and the other Transactions abandoned by authorized action taken by the terminating party:
(a)by the mutual written consent of Acquirer and the Board;
(b)by either Acquirer or the Company, if the Closing shall not have occurred on or before 11:59 pm Pacific Time on June 15, 2022 or such other date that Acquirer and the Company may agree upon in writing (the “Termination Date”); provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party hereto whose breach of this Agreement has resulted in the failure of the Closing to occur on or before the Termination Date; provided, further, that if on the date prior to the Termination Date, all of the conditions set forth in Article VI have been satisfied or waived, other than (i) those conditions that, by their terms, are intended to be satisfied at the Closing (and are capable of being satisfied) and (ii) the conditions set forth in Section 6.1(b) and Section 6.1(d), then the Termination Date shall automatically be extended to 11:59 pm Pacific Time on September 15, 2022;

(c)by Acquirer, if any Governmental Entity of competent jurisdiction shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Order or other action is final and non-appealable; provided that the right to terminate pursuant to this Section 7.1(c) shall not be available to Acquirer if Acquirer has materially breached its obligations under this Agreement in any manner that principally caused the existence of such Order or action in any material respect;
(d)by either Acquirer or the Company, if a Governmental Entity of the United States shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Order or other action is final and non-appealable; provided that the right to terminate pursuant to this Section 7.1(d) shall not be available to any party that has materially breached its obligations under this Agreement in any manner that principally caused the existence of such Order or action in any material respect;
(e)by Acquirer, by written notice to the Company, if (i) there shall have been an inaccuracy in any representation or warranty made by, or a breach of any covenant, agreement or obligation of the Company herein, and such inaccuracy or breach shall not have been cured within 20 Business Days after receipt by the Company of written notice of such inaccuracy or breach and, if not cured within such period and at or prior to the Closing, such inaccuracy or breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.3 to be satisfied; provided that no such cure period shall be available or applicable to any such breach that by its nature cannot be cured or (ii) the Company Stockholder Approval is not delivered to Acquirer within 24 hours following the execution of this Agreement; provided that the right of Acquirer to terminate this Agreement pursuant to the preceding clause (ii) shall expire and be of no further force or effect following the time such Company Stockholder Approval shall have been validly delivered;
(f)by the Company, by written notice to Acquirer, if there shall have been an inaccuracy in any representation or warranty made by, or a breach of any covenant, agreement or obligation of, Acquirer herein and such inaccuracy or breach shall not have been cured within 20 Business Days after receipt by Acquirer of written notice of such inaccuracy or breach and, if not cured within such period and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.2 to be satisfied; provided that no such cure period shall be available or applicable to any such inaccuracy or breach that by its nature cannot be cured; and
(g)by Acquirer, if between the date hereof and the Closing, a Material Adverse Effect occurs with respect to the Company and the Company Subsidiaries, taken as a whole.
1.2Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no Liability on the part of Acquirer, the Company or their respective officers, directors, stockholders or Affiliates; provided that (i) Section 5.5 (Confidentiality; Public Disclosure), Section 5.8 (Expenses), this Section 7.2 (Effect of Termination), Section 8.8 (Stockholders’ Agent), Article IX (General Provisions) and any related definition provisions in or referenced in Exhibit A and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement and (ii) nothing herein shall relieve any party hereto from Liability in connection with any material and willful breach of such party’s representations, warranties, covenants, agreements or obligations contained herein.
Article VIII
Escrow Fund and Indemnification
1.1Survival of Representations, Warranties and Covenants. The representations and warranties made by the Company herein, in the Company Disclosure Letter, and in the other certificates contemplated by this Agreement shall survive the Closing and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties hereto, until the Escrow Release Date; provided that, regardless of any investigation or disclosure made by or on behalf of any of the parties hereto, Fundamental Representations will remain operative and in full force and effect until the date that is seven years following the Closing Date, in each case of clauses (i) and (ii) for claims against the Converting Holders that seek recovery of Indemnifiable Damages relating to or arising out of an inaccuracy in such representations or warranties; provided, further, that (x) no right to indemnification pursuant to Article VIII in respect of any claim that is set forth in a Claim Certificate delivered to the Stockholders’ Agent on or prior to the expiration of such representations and warranties shall be affected by such expiration and (y) that such expiration shall not affect the rights of any Indemnified Person under Article VIII or otherwise to seek recovery of Indemnifiable Damages relating to or arising out of fraud or intentional misrepresentation. The representations and warranties made by Acquirer herein and in the other certificates contemplated by this Agreement shall survive the Closing and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties hereto, until the Escrow Release Date. All covenants, agreements and obligations of the parties hereto shall expire and be of no further force or effect as of the Closing, except to the extent such covenants, agreements and obligations provide that they are to be performed after the Closing; provided that no right to indemnification pursuant to Article VIII in respect of any claim based upon any breach of a covenant, agreement or obligation shall be affected by the expiration of such covenant, agreement or obligation .
1.2Indemnity Escrow Fund.
(a)At the Closing, Acquirer will withhold the Indemnity Escrow Amount from the Aggregate Consideration payable pursuant to Section 1.4(a) and deposit the Indemnity Escrow Amount with PNC Bank, National Association (the “Escrow Agent”), such deposit, together with any interest that may be earned thereon, to constitute an escrow fund (the “Indemnity Escrow Fund”) and to be governed by this Agreement and the escrow agreement in substantially the form attached hereto as Exhibit M with such changes as Acquirer and, if prior to the Closing, the Company and if following the Closing, the Stockholders’ Agent may agree in writing (the “Escrow Agreement”).
(b)The Indemnity Escrow Fund shall constitute partial security for the benefit of Acquirer (on behalf of itself or any other Indemnified Person) with respect to any Indemnifiable Damages pursuant to the indemnification obligations of the Converting Holders under this Article VIII. Subject to Section 8.5, the Escrow Agent shall hold the Indemnity Escrow Fund until 11:59 p.m. Pacific Time on the date that is 15 months following the Closing Date (the “Escrow Release Date”). Neither the Indemnity Escrow Fund (including any portion thereof) nor any beneficial interest therein may be pledged, subjected to any Encumbrance, sold, assigned or transferred by any Converting Holder or be taken or reached by any legal or equitable process in satisfaction of any debt or other Liability of any Converting Holder, in each case prior to the distribution of the Indemnity Escrow Fund to any Converting Holder in accordance with Section 8.2(c), except by will, by the laws of intestacy or by other operation of law.
(c)Within five Business Days following the Escrow Release Date, Acquirer (or its agent) and the Stockholders’ Agent shall deliver a joint written instruction (a “Joint Instruction”) to the Escrow Agent directing the Escrow Agent to distribute to each Converting Holder such Converting Holder’s Pro Rata Share of the Indemnity Escrow Fund, less that portion of the Escrow Fund that is determined, in the reasonable judgment of Acquirer, to be necessary to satisfy all unsatisfied or disputed claims for indemnification specified in any Claim Certificate delivered to the Stockholders’ Agent on or prior to the Escrow Release Date in accordance with this Article VIII (any such claim, a “Pending Claim”), which portion shall remain in the Indemnity Escrow Fund until such claims for Indemnifiable Damages have been resolved or satisfied (it being understood that the portion withheld for a particular unsatisfied or disputed claim will only be available to satisfy such claim and not any other unsatisfied or disputed claim, except to the extent that the amount of all such claims exceeds the amount then in the Indemnity Escrow Fund (meaning the same dollars are subject to multiple claims)).
1.3Indemnification.
(a)Subject to the limitations set forth in this Article VIII, from and after the Closing, each Converting Holder shall severally but not jointly indemnify, defend and hold harmless Acquirer and its officers, directors, agents, employees, Affiliates (including the Surviving Entity), agents and other Representatives and each Person, if any, who controls or may control Acquirer within the meaning of the Securities Act (each, an “Indemnified Person”) from and against, and shall compensate and reimburse each Indemnified Person for, any and all losses, liabilities, damages, claims, fees, Taxes, interest costs, and expenses, including penalties and costs of investigation, defense and enforcement and reasonable fees and expenses of counsel, experts and other professionals, directly or indirectly, whether or not due to a Third-Party Claim (collectively, “Indemnifiable Damages”), related to or arising out of:
(i)any failure of any representation or warranty made by the Company herein (as modified by or disclosed against in the Company Disclosure Letter), in any Transaction Document or in the Company Disclosure Letter to be true and correct as of the Agreement Date and as of the Closing Date as though such representation or warranty were made as of the Closing Date (except in the case of representations and warranties that by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date or dates);
(ii)any failure of any certification, representation or warranty made by the Company in any certificate (other than the Spreadsheet and the Company Closing Financial Certificate) delivered to Acquirer pursuant to this Agreement to be true and correct as of the date such certificate is delivered to Acquirer;
(iii)any breach of, or default in connection with, any of the covenants, agreements or obligations made by the Company herein, in any Transaction Document or the Company Disclosure Letter required to be performed by the Company at or prior to the Closing;
(iv)any inaccuracies in the Spreadsheet or the Company Closing Financial Certificate (excluding any unpaid Transaction Expenses, inaccuracy in Company Cash, outstanding Company Debt or Closing Net Working Capital Deduction where, in each case, the underlying facts contributing to such inaccuracies were known to Acquirer at the time of the review and settlement of the Acquirer Closing Statement or reasonably capable of being included in such Acquirer Closing Statement);
(v)any payments or issuances made with respect to Dissenting Shares to the extent that such payments or issuances, in the aggregate, exceed the value of the consideration that otherwise would have been payable and issuable pursuant to Section 1.4 upon the exchange of such Dissenting Shares, and any interest, costs, expenses and fees incurred by any Indemnified Person in connection with the exercise of any dissenters’ or appraisal rights;
(vi)any claims by any then-current or former or alleged then-current or former holder of any Equity Interests of the Company in their capacity as such relating to or arising out of (A) the Transactions or this Agreement, including the allocation of the Aggregate Consideration or any portion thereof, or (B) such Person’s status or alleged status as a holder of Equity Interests of the Company or any Company Subsidiary at any time at or prior to the Closing, whether for breach of fiduciary duty or otherwise;
(vii)any Pre-Closing Taxes (including any Taxes described in Section 1.9, other than the amount to be borne by Acquirer);
(viii)the matters set forth on Schedule G; and
(ix)any Fraud by or on behalf of the Company in connection with the representations and warranties of the Company set forth herein or in the Company Disclosure Letter.
(b)Subject to the limitations set forth in this Article VIII, from and after the Closing, each Converting Holder shall severally but not jointly indemnify and hold harmless the Indemnified Persons from and against any and all Indemnifiable Damages relating to or arising out of (i) any failure of any representation or warranty made by such Converting Holder in any Transaction Document to which such Converting Holder is a party to be true and correct as of the date of such Transaction Document and as of the Closing Date as though such representation or warranty were made as of the Closing Date (except in the case of representations and warranties that by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date or dates); (ii) any breach of, or default in connection with, any of the covenants, agreements or obligations made by such Converting Holder in any Transaction Document to which such Converting Holder is a party required to be performed by such Converting Holder at or prior to the Closing and (iii) any Fraud by or on behalf of such Converting Holder (any such claim, an “Individual Claim”). The Indemnified Person(s) shall have the option of seeking satisfaction for any Individual Claim out of such Converting Holder’s Pro Rata Share of the Indemnity Escrow Fund or directly from such Converting Holder.
(c)Materiality standards or qualifications, qualifications or requirements that a matter be or not be “reasonably expected” or “reasonably likely” to occur and qualifications by reference to the defined term “Material Adverse Effect” in any representation, warranty, covenant, agreement or obligation shall not be taken into account in determining the amount of any Indemnifiable Damages with respect to a breach, default or failure to be true and correct of any representation, warranty, covenant, agreement or obligation, but not, for the avoidance of doubt, in determining whether a breach has occurred.
1.4Indemnifiable Damage Threshold; Other Limitations.
(a)Notwithstanding anything to the contrary contained herein, no Indemnified Person may make a claim in respect of any claim for Indemnifiable Damages relating to or arising out of the matters listed in Section 8.3(a)(i) or Section 8.3(a)(ii) (other than claims to the extent relating to or arising out of (i) Fraud, (ii) the Fundamental Representations or (iii) the representations or warranties of the Company in any certificate delivered to Acquirer pursuant to this Agreement to the extent within the scope of those covered by the Fundamental Representations (clauses (i)-(iii), the “Special Representations”)) unless and until Acquirer suffers Indemnifiable Damages with respect to such provisions in an aggregate amount greater than $4,000,000 (the “Basket”), in which case the Indemnified Person may make claims for indemnification, compensation and reimbursement for all Indemnifiable Damages (including the amount of the Basket). The Basket shall not apply to any other Indemnifiable Damages or claims therefor.
(b)If the Merger is consummated, recovery up to the amount of the Indemnity Escrow Amount shall be the cap for the indemnity obligations of each Converting Holder under this Agreement for Indemnifiable Damages (and not specific performance or other equitable remedies) relating to or arising out of the matters listed in clauses (i), (ii) or (viii), of Section 8.3(a) collectively, except in the case of claims relating to or arising out of the Special Representations.
(c)In the case of any claims for Indemnifiable Damages relating to or arising out of (i) the failure of any of the Special Representations to be true and correct as aforesaid or (ii) the matters listed in Section 8.3(a)(iii)-8.3(a)(vii)) and Section 8.3(ix) (collectively, “Fundamental Claims”), after Indemnified Persons have exhausted or made claims upon all the cash held in the Indemnity Escrow Fund (after taking into account all other claims for indemnification, compensation and reimbursement from the Indemnity Escrow Fund made by Indemnified Persons), or following the Escrow Release Date, each Converting Holder shall have Liability for such Converting Holder’s Pro Rata Share of the amount of any Indemnifiable Damages resulting therefrom. In the case of Individual Claims, the Converting Holder whose breach gives rise to such Individual Claim shall have Liability for the amount of Indemnifiable Damages resulting therefrom (and no Converting Holder shall have any liability with respect to any Individual Claim against another Converting Holder). Notwithstanding anything to the contrary contained herein, (i) the total Liability of a Converting Holder for any claims related to or in connection with this Article VIII, including Fundamental Claims shall be limited to the aggregate amount of the Aggregate Consideration allocated to such Converting Holder (inclusive of the Indemnity Escrow Amount and the Adjustment Escrow Amount and any claims made against the Indemnity Escrow Amount and the Adjustment Escrow Amount; provided that for purposes of calculating the maximum Liability of a Converting Holder for such claims, shares of Acquirer Common Stock that are forfeited under the terms of an applicable Vesting Agreement shall be deemed to have been recovered hereunder in satisfaction of such maximum Liability; provided, further, the liability of a Converting Holder shall not be limited in connection with any claims arising out or resulting from any Fraud relating to this Agreement and the Transactions committed by or on behalf of such Converting Holder (such Fraud, “Personal Fraud”).
(d)Claims for Indemnifiable Damages under Section 8.3(a) shall be recovered, first, from the Indemnity Escrow Fund and, only after the Indemnity Escrow Fund has each been exhausted, then directly from the Converting Holders in accordance with their respective Pro Rata Share.

(e)Notwithstanding anything to the contrary herein, the amounts that an Indemnified Person recovers from the Indemnity Escrow Fund pursuant to Fundamental Claims or Individual Claims shall not reduce the amount that an Indemnified Person may recover with respect to claims that are not Fundamental Claims or Individual Claims. By way of illustration and not limitation, assuming there are no other claims for indemnification, compensation or reimbursement, in the event that Indemnifiable Damages resulting from a Fundamental Claim are first satisfied from the Indemnity Escrow Fund and such recovery fully depletes the Indemnity Escrow Fund, the maximum amount recoverable by an Indemnified Person pursuant to a subsequent claim that is not a Fundamental Claim shall continue to be the full dollar value of the Indemnity Escrow Fund irrespective of the fact that the Indemnity Escrow Fund was used to satisfy such Fundamental Claim, such that the amount recoverable for such two claims would be the same regardless of the chronological order in which they were made. Similarly, by way of illustration and not limitation, in the event that Indemnifiable Damages resulting from an Individual Claim are first satisfied out of such Converting Holder’s Pro Rata Share of the Indemnity Escrow Fund, the maximum amount recoverable by an Indemnified Person pursuant to a subsequent claim that is not an Individual Claim shall continue to be the full value of such Converting Holder’s Pro Rata Share of the applicable Indemnifiable Damages, irrespective of the fact that the Indemnity Escrow Fund was used to satisfy such Individual Claim, such that the amount recoverable for such two claims would be the same regardless of the chronological order in which they were made or whether recovery is made from the Indemnity Escrow Fund or directly against such Converting Holder.
(f)Notwithstanding anything to the contrary herein, (i) no Converting Holder shall have any right of indemnification, compensation, reimbursement, contribution or right of advancement from Acquirer, the Company, any Company Subsidiary or any other Indemnified Person (based upon such Converting Holder’s position as an officer, director, employee or agent of the Company or otherwise) with respect to any Indemnifiable Damages claimed by any Indemnified Person or any right of subrogation against the Company with respect to any indemnification, compensation or reimbursement of an Indemnified Person with respect to any payments such Converting Holder is required to make in their capacity as a Converting Holder providing indemnification pursuant to Section 8.3, (ii) the rights and remedies of the Indemnified Persons after the Closing shall not be limited by (x) any investigation by or on behalf of, or disclosure to (other than in the Company Disclosure Letter with respect to Section 8.3(a)(i) and Section 8.3(a)(ii), subject to any limitations expressly set forth therein), any Indemnified Person at or prior to the Closing regarding any failure, breach or other event or circumstance or (y) any waiver of any condition to the Closing related thereto, and (iii) if an Indemnified Person’s claim under this Article VIII may be properly characterized in multiple ways in accordance with this Article VIII such that such claim may or may not be subject to different limitations depending on such characterization, then such Indemnified Person shall have the right to characterize such claim in a manner that maximizes the recovery and time to assert such claim permitted in accordance with this Article VIII; provided that, for the avoidance of doubt, in no event shall any Indemnified Person be entitled to duplicative recovery for any claims for indemnity under this Agreement.
(g)All Indemnifiable Damages shall be calculated net of the amount of any actual recoveries by an Indemnified Person prior to the Escrow Release Date under any existing insurance policies (in each case, calculated net of any actual collection costs and reserves, out-of-pocket expenses, deductibles or premium adjustments or retrospectively rated premiums (as determined in good faith by an Indemnified Person) incurred or paid to procure such recoveries) in respect of any Indemnifiable Damages incurred by any Indemnified Person. If an Indemnified Person receives any amounts prior to the Escrow Release Date under applicable insurance policies or third party contractual indemnification or contribution provisions subsequent to its receipt of an indemnification payment by the Converting Holders (including via the Indemnity Escrow Fund), then such Indemnified Person will, without duplication, promptly reimburse the Converting Holders (including via the Indemnity Escrow Fund, if applicable) for any indemnification payment made by such Converting Holders up to the amount received by the Indemnified Person (in each case, calculated net of any actual collection costs and reserves, out-of-pocket expenses, deductibles or premium adjustments or retrospectively rated premiums (as determined in good faith by an Indemnified Person) incurred or paid to procure such recoveries). Notwithstanding anything herein to the contrary, no Indemnified Person shall have any obligation to seek to obtain or continue to pursue any insurance recoveries or third party contractual indemnification or contribution (except that Acquirer shall exercise commercially reasonable efforts to recover Indemnifiable Damages from the Tail Insurance Coverage, to the extent such policy covers any Indemnifiable Damages, it being understood that doing so will not preclude Acquirer from first making a claim under Section 8.3(a) to reserve its rights hereunder).
(h)Notwithstanding anything to the contrary herein, the Indemnified Persons shall not be entitled to indemnification pursuant to this Article VIII for any (i) Indemnifiable Damages related to or arising from the amount or availability in any taxable period (or portion thereof) beginning after the Closing Date of any Tax asset or attribute of the Company or any Company Subsidiary attributable to a Pre-Closing Tax Period, (ii) any Taxes arising from any transaction entered into by Acquirer or any of its Affiliates (including, after the Closing, the Company or any Company Subsidiary) outside the ordinary course of business on the Closing Date; (iii) Liabilities attributable to any Specified Taxes; (iv) Taxes arising from a breach of the representations and warranties in Section 2.12 for a Tax period (or portion of a Tax period) beginning after the Closing Date, other than a breach of Sections 2.12(i), 2.12(j), 2.12(o), 2.12(q), 2.12(r), 2.12(s), 2.12(t), 2.12(u), 2.12(v), 2.12(w), 2.12(x), 2.12(y), 2.12(aa) and 2.12(bb) or (v) the fifty-percent of any Transfer Taxes allocated to Acquirer pursuant to Section 1.9.
(i)Notwithstanding anything to contrary herein, the Indemnified Persons shall not be entitled to indemnification pursuant to this Article VIII for any Losses to the extent that such amounts have been accurately reflected in the calculation of Company Debt, Transaction Expenses or the Closing Net Working Capital Deduction.
(j)If a Converting Holder is required to directly satisfy any claim for Indemnifiable Damages, then such Converting Holder shall satisfy its Pro Rata Share of such Indemnifiable Damages in a combination of cash and shares of Acquirer Common Stock (by the Converting Holder delivering documentation evidencing the cancellation of such shares of Acquirer Common Stock in a form reasonably acceptable to Acquirer) in the same proportion of cash and shares of Acquirer Common Stock allocated to such Converting Holder; provided that any such satisfaction of claims is made in accordance with and subject to the terms of Section 1.8.
(k)For purposes of this Article VIII, shares of Acquirer Common Stock shall be valued at the Acquirer Stock Price.
(l)Acquirer shall use commercially reasonable efforts to the extent required under the laws of the State of Delaware to mitigate its Indemnifiable Damages; provided that Acquirer shall have no obligation to seek any recovery or pursue any action against any current or former customer, vendor, supplier, or reseller of Acquirer or its Affiliates (including the Surviving Entity and its Subsidiaries).
(m)Notwithstanding anything to the contrary herein, no provision of this Agreement shall be construed to limit or waive any right or remedy of Acquirer or any Indemnified Person (i) for claims based on Personal Fraud, (ii) for claims for specific performance, injunctive relief or other non-monetary equitable remedies and (iii) remedies under any other Transaction Document against the parties thereto pursuant to the terms of such Transaction Document. Other than with respect to the foregoing, this Article VIII constitutes the sole and exclusive remedy of any Indemnified Person to collect or recover any Indemnifiable Damages from the Converting Holders for any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement with respect to the transactions contemplated by this Agreement.
1.5Period for Claims. The period (each, as applicable, a “Claims Period”) during which claims may be made (i) for Indemnifiable Damages relating to or arising out of the matters listed in Section 8.3(a)(i) and Section 8.3(a)(ii) (other than claims relating to or arising out of the Special Representations) shall commence at the Closing and terminate at 11:59 p.m. Pacific Time on the Escrow Release Date and (ii) for Indemnifiable Damages relating to or arising out of all other matters, including Fundamental Claims, shall commence at the Closing and terminate at 11:59 p.m. Pacific Time on the date that is seven years following the Closing Date (subject to the resolution of any claims pending at such time). Notwithstanding anything to the contrary herein, such portion of the Indemnity Escrow Fund as in the reasonable judgment of Acquirer may be necessary to satisfy any unresolved or unsatisfied claims for Indemnifiable Damages specified in any Claim Certificate delivered to the Stockholders’ Agent on or prior to the Escrow Release Date shall remain in the Indemnity Escrow Fund until such claims for Indemnifiable Damages have been resolved or satisfied.
1.6Claims.
(a)From time to time during the Claims Period, Acquirer may deliver to the Stockholders’ Agent one or more certificates signed by any officer of Acquirer (each, a “Claim Certificate”):
(i)stating that an Indemnified Person has incurred, paid, reserved or accrued, or in good faith believes that it is reasonably likely to incur, pay, reserve or accrue, Indemnifiable Damages;
(ii)stating the amount of such Indemnifiable Damages (which, in the case of Indemnifiable Damages not yet incurred, paid, reserved or accrued, may be the maximum amount believed by Acquirer in good faith to be incurred, paid, reserved, accrued or demanded by a third party); and
(iii)specifying in reasonable detail (based upon the information then possessed by Acquirer) (A) the individual items of such Indemnifiable Damages included in the amount so stated and the nature of the claim to which such Indemnifiable Damages are related and (B) the relevant provisions of this Agreement which entitle Acquirer to indemnity in respect thereof.
(b)Such Claim Certificate (i) need only specify such information to the knowledge of such officer of Acquirer as of the date thereof, (ii) shall not limit any of the rights or remedies of any Indemnified Person with respect to the underlying facts and circumstances specifically set forth in such Claim Certificate and (iii) may be updated and amended from time to time by Acquirer by delivering any updated or amended Claim Certificate, so long as the delivery of the original Claim Certificate is made within the applicable Claims Period and such update or amendment relates to the underlying facts and circumstances specifically set forth in such original Claims Certificate; provided that all claims for Indemnifiable Damages properly set forth in a Claim Certificate or any update or amendment thereto shall remain outstanding until such claims have been resolved or satisfied, notwithstanding the expiration of such Claims Period. No delay in providing such Claim Certificate within the applicable Claims Period shall affect an Indemnified Person’s rights hereunder, unless (and then only to the extent that) the Stockholders’ Agent or the Converting Holders are materially prejudiced thereby.
1.7Resolution of Objections to Claims.
(a)If the Stockholders’ Agent does not contest, by written notice to Acquirer, any claim or claims by Acquirer made in any Claim Certificate within the 30-day period following receipt of the Claim Certificate, then Acquirer and the Stockholders’ Agent shall deliver a Joint Instruction to the Escrow Agent directing the Escrow Agent to distribute to Acquirer to the amount of any Indemnifiable Damages corresponding to such claim or claims as set forth in such Claim Certificate.
(b)If the Stockholders’ Agent objects in writing to any claim or claims by Acquirer made in any Claim Certificate within the 30-day period set forth in Section 8.7(a), Acquirer and the Stockholders’ Agent shall attempt in good faith for 45 days after Acquirer’s receipt of such written objection to resolve such objection. If Acquirer and the Stockholders’ Agent shall so agree, a Joint Instruction setting forth such agreement shall be prepared. Prior to depletion of the Indemnity Escrow Fund, Acquirer and the Stockholders’ Agent shall deliver such Joint Instructions to the Escrow Agent and upon receipt of such Joint Instruction, the Escrow Agent shall distribute to Acquirer an amount in cash from the Indemnity Escrow Fund in accordance with the terms of such Joint Instruction and Acquirer shall be entitled to conclusively rely on such Joint Instruction and cancel a number of shares of Acquirer Common Stock in accordance with the terms of such Joint Instruction.
(c)If no such agreement can be reached during the 45-day period for good faith negotiation set forth in Section 8.7(a), but in any event upon the expiration of such 45-day period, either Acquirer or the Stockholders’ Agent may bring an action in accordance with the terms of Section 9.10 to resolve the matter. The decision of the trial court as to the validity and amount of any claim in such Claim Certificate shall be non-appealable, binding and conclusive upon the parties hereto and the Converting Holders, and Acquirer shall be entitled to instruct the Escrow Agent to distribute to Acquirer an amount in cash from the Indemnity Escrow Fund in accordance therewith.
(d)Judgment upon any award rendered by the trial court may be entered in any court having jurisdiction.
1.8Stockholders’ Agent.
(a)At the Closing, Fortis Advisors LLC, a Delaware limited liability company, shall be constituted and appointed as the Stockholders’ Agent. The Stockholders’ Agent shall be, by virtue of the approval of the Merger and this Agreement by the Converting Holders and without any further action of any of the Converting Holders or the Company, and hereby is, effective as of the Closing, appointed by the Converting Holders as the true and lawful attorney-in-fact and exclusive agent for and on behalf of the Converting Holders under this Agreement and the Escrow Agreement to: (i) execute, as the Stockholders’ Agent, this Agreement and any agreement or instrument entered into or delivered in connection with the Transactions, (ii) give and receive notices, instructions and communications permitted or required under this Agreement, or any other agreement, document or instrument entered into or executed in connection herewith, for and on behalf of any Converting Holder, to or from Acquirer (on behalf of itself or any other Indemnified Person) relating to this Agreement or any of the Transactions and any other matters contemplated by this Agreement or by such other agreement, document or instrument (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by each Converting Holder individually), (iii) review, negotiate and agree to and authorize the release of funds held in the Indemnity Escrow Fund or the Adjustment Escrow Fund in satisfaction of claims asserted by Acquirer (on behalf of itself or any other Indemnified Person, including by not objecting to such claims) pursuant to this Article VIII, (iv) object to such claims pursuant to Section 8.7, (v) consent or agree to, negotiate, enter into, or, if applicable, contest, prosecute or defend, settlements and compromises of, and demand arbitration and comply with Orders of courts and awards of arbitrators with respect to, such claims, resolve any such claims, take any actions in connection with the resolution of any dispute relating hereto or to the Transactions by arbitration, settlement or otherwise, and take or forego any or all actions permitted or required of any Converting Holder or necessary in the judgment of the Stockholders’ Agent for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement, (vi) consult with legal counsel, independent public accountants and other experts selected by it, solely at the cost and expense of the Converting Holders, (vii) consent or agree to any amendment to this Agreement or to waive any terms and conditions of this Agreement providing rights or benefits to the Converting Holders (other than with respect to the payment and issuance of the Aggregate Consideration less the Adjustment Escrow Fund and the Indemnity Escrow Amount ) in accordance with the terms hereof and in the manner provided herein and (viii) take or refrain from taking all actions necessary or appropriate in the sole judgment of the Stockholders’ Agent for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance. Notwithstanding the foregoing, the Stockholders’ Agent shall have no obligation to act on behalf of the Converting Holders, except as expressly provided herein, in the Escrow Agreement and in the Stockholders’ Agent Engagement Agreement, and for purposes of clarity, there are no obligations of the Stockholders’ Agent in any ancillary agreement, schedule, exhibit or the Company Disclosure Letter. Acquirer and its Affiliates shall be entitled to rely on the appointment of Forts Advisors LLC as the Stockholders’ Agent and treat such Stockholders’ Agent as the duly appointed attorney-in-fact of each Converting Holder and has having the duties, power and authority provided for in this Section 8.8. The Converting Holders shall be bound by all actions taken and documents executed by the Stockholders’ Agent in connection with this Article VIII, and Acquirer and other Indemnified Persons shall be entitled to rely exclusively on any action or decision of the Stockholders’ Agent. The Person serving as the Stockholders’ Agent may be removed or replaced from time to time, or if such Person resigns from its position as the Stockholders’ Agent, then a successor may be appointed, by the holders of a majority in interest of the aggregate cash then held in the Adjustment Escrow Fund and the Indemnity Escrow Fund upon not less than 30 days’ prior written notice to Acquirer. The immunities and rights to indemnification shall survive the resignation or removal of the Stockholders’ Agent or any member of the Advisory Group and the Closing and/or any termination of this Agreement and the Escrow Agreement. No bond shall be required of the Stockholders’ Agent.

(b)Certain Converting Holders have entered into an engagement agreement (the “Stockholders’ Agent Engagement Agreement”) with the Stockholders’ Agent to provide direction to the Stockholders’ Agent in connection with its services under this Agreement, the Escrow Agreement and the Stockholders’ Agent Engagement Agreement (such Converting Holders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Stockholders’ Agent nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Stockholders’ Agent Group”) shall be liable to any Converting Holder for any act done or omitted hereunder as the Stockholders’ Agent or otherwise in connection with the acceptance or administration of the Stockholders’ Agent’s responsibilities hereunder, under the Escrow Agreement or under the Stockholders’ Agent Engagement Agreement while acting in good faith (and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith), unless and only to the extent such action or failure to act constitutes gross negligence or willful misconduct. The Converting Holders shall severally but not jointly indemnify and defend the Stockholders’ Agent Group and hold them harmless against any loss, Liability, claim, damage, or expense incurred without gross negligence, willful misconduct or bad faith on the part of the Stockholders’ Agent and arising out of, resulting from or in connection with the acceptance or administration of its duties hereunder, under the Escrow Agreement or under the Stockholders’ Agent Engagement Agreement, including all reasonable and documented out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Stockholders’ Agent. If not paid directly to the Stockholders’ Agent by the Converting Holders, such losses, Liabilities or expenses may be recovered by the Stockholders’ Agent first, from the Expense Fund, second, from the portion of the Indemnity Escrow Fund otherwise distributable to the Converting Holders (and not distributed or distributable to an Indemnified Person or subject to a pending indemnification claim of an Indemnified Person) on or after the Escrow Release Date pursuant to the terms hereof, at the time of distribution, and third, directly from the Converting Holders, and such recovery will be made from the Converting Holders according to their respective Pro Rata Shares of such losses, Liabilities or expenses. The Converting Holders acknowledge that the Stockholders’ Agent shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Escrow Agreement, the Stockholders’ Agent Engagement Agreement or the transactions contemplated hereby or thereby. Furthermore, the Stockholders’ Agent shall not be required to take any action unless the Stockholders’ Agent has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Stockholders’ Agent against the costs, expenses and liabilities which may be incurred by the Stockholders’ Agent in performing such actions. The Stockholders’ Agent shall be entitled to: (i) rely upon the Spreadsheet, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Converting Holder or other party. All actions taken by the Stockholders’ Agent under this Agreement, the Escrow Agreement or the Stockholders’ Agent Engagement Agreement shall be binding upon each Converting Holder and such Converting Holder’s successors as if expressly confirmed and ratified in writing by such Converting Holder, and all defenses which may be available to any Converting Holder to contest, negate or disaffirm the action of the Stockholders’ Agent taken in good faith under this Agreement, the Escrow Agreement or the Stockholders’ Agent Engagement Agreement are waived. The powers, immunities and rights to indemnification granted to the Stockholders’ Agent Group hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Converting Holder and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Converting Holder of the whole or any fraction of his, her or its interest in the Adjustment Escrow Fund or the Indemnity Escrow Fund.
(c)After the Closing, any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Stockholders’ Agent that is within the scope of the Stockholders’ Agent’s authority under Section 8.8(a) shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Converting Holders and shall be final, binding and conclusive upon each such Converting Holder; and each Indemnified Person shall be entitled to rely exclusively upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Converting Holder. Acquirer and the Indemnified Persons are hereby relieved from any Liability to any Person for any acts done by them in accordance with such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of the Stockholders’ Agent.
(d)Upon the Closing, Acquirer shall wire to the Stockholders’ Agent $500,000 (the “Expense Fund Amount”). The Expense Fund Amount shall be held by the Stockholders’ Agent in a segregated client account and shall be used (i) for the purposes of paying directly or reimbursing the Stockholders’ Agent for any loss, Liability, claim, damage or expense incurred pursuant to this Agreement, the Escrow Agreement or any Stockholders’ Agent Engagement Agreement, or (ii) as otherwise determined by the Advisory Group (the “Expense Fund”). The Stockholders’ Agent is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Stockholders’ Agent is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund and has no tax reporting or income distribution obligations. The Converting Holders will not receive any interest on the Expense Fund and assign to the Stockholders’ Agent any such interest. Subject to Advisory Group approval, the Stockholders’ Agent may contribute funds to the Expense Fund from any consideration otherwise distributable to the Converting Holders. As soon as reasonably determined by the Stockholders’ Agent that the Expense Fund is no longer required to be withheld, the Stockholders’ Agent shall distribute the remaining Expense Fund (if any) to the Escrow Agent, the Paying Agent and/or Acquirer, as applicable, for further distribution to the Converting Holders.
1.9Third-Party Claims. In the event Acquirer becomes aware of a claim by a third party (a “Third-Party Claim”) that Acquirer in good faith believes is reasonably likely to result in a claim for Indemnifiable Damages by or on behalf of an Indemnified Person, Acquirer shall have the right in its sole discretion to conduct the defense of and to settle, compromise or resolve such Third-Party Claim. The out of pocket costs and expenses incurred by Acquirer in connection with such defense, settlement, enforcement or resolution (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Indemnifiable Damages for which Acquirer shall be entitled to receive indemnification pursuant to a claim made hereunder, and such costs and expenses shall constitute Indemnifiable Damages subject to indemnification under Section 8.2 regardless of whether it is ultimately determined that such Third-Party Claim arose out of, resulted from or was in connection with a matter listed in Section 8.2; provided that such costs and expenses shall be subject to the same limitations on liability as are applicable to the matter, and for the purposes of determining the applicability of any limitations, aggregated with any Indemnifiable Damages for which such costs and expenses are associated; provided, further, that any settlement of a Third-Party Claim without the prior written consent of the Stockholders’ Agent shall not be determinative of the existence or amount of Indemnifiable Damages other than with respect to costs and expenses set forth above, nor be deemed to be conclusive evidence of the existence of a valid claim. Following delivery of the applicable Claims Certificate, the Stockholders’ Agent shall have the right to receive copies of all pleadings, notices and communications with respect to such Third-Party Claim; provided that the provision such documents to the Stockholders’ Agent does not affect any privilege relating to any Indemnified Person, including by executing customary joint defense agreements or by providing redacted or partial portions of such information to the extent reasonable practicable, subject to execution by the Stockholders’ Agent of Acquirer’s (and, if required, such third party’s) standard non-disclosure agreement to the extent that such materials contain confidential or propriety information. Unless otherwise consented to in writing in advance by Acquirer in its sole discretion, the Stockholders’ Agent and its Affiliates may not participate in any Third-Party Claim or any action related to such Third-Party Claim and Acquirer shall have the right in its sole discretion to conduct the defense or any such claims and the Stockholders’ Agent and its Affiliates shall not be entitled to control any discussions or negotiations in connection with the settlement, adjustment or compromise thereof. In the event that the Stockholders’ Agent has consented to the amount of any settlement or resolution by Acquirer of any such claim (which consent shall not be unreasonably withheld, conditioned or delayed and which consent shall be deemed to have been given unless the Stockholders’ Agent shall have objected within 30 days after a written request therefor by Acquirer), neither the Stockholders’ Agent nor any Converting Holder shall have any power or authority to object under this Article VIII to the amount of any claim by or on behalf of any Indemnified Person for indemnity with respect to such settlement or resolution.

1.10Treatment of Indemnification Payments. Acquirer, the Stockholders’ Agent and the Converting Holders agree to treat (and cause their respective Affiliates to treat) any payment received by the Indemnified Persons pursuant to this Article VIII as adjustments to the Aggregate Consideration for all Tax purposes to the maximum extent permitted by Applicable Law.
Article IX
General Provisions
1.1Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via electronic mail to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice); provided that, with respect to notices delivered to the Stockholders’ Agent, such notices must be delivered solely via email:
(i)if to Acquirer, to:
SentinelOne, Inc.
444 Castro Street, Suite 400
Mountain View, CA 94041
Attention: Keenan Conder, Chief Legal Officer
Email: (*)
Telephone No.: (*)

with a copy (which shall not constitute notice) to:

Fenwick & West LLP
Silicon Valley Center
801 California Street
Mountain View, CA 94041
Attention: Kris Withrow
Ryan Slunaker
Telephone No.: (650) 938-5200
Email:     kwithrow@fenwick.com
rslunaker@fenwick.com
(ii)if to the Company, to:
Attivo Networks, Inc.
46601 Fremont Boulevard
Fremont, CA 94538
Attention: Tushar Kothari; Jilbert Washten
Telephone No.: (*)
Email: (*)

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati
One Market Plaza
Spear Tower, Suite 3300
San Francisco, CA 94105
Attention: Ethan Lutske
Telephone No.: (415) 947-2000
Email:     elutske@wsgr.com
(iii)If to the Stockholders’ Agent, to:

Fortis Advisors LLC
Attention: Notices Department (Project Aardvark)

Email: notices@fortisrep.com
Any notice given as specified in this Section 9.1 (i) if delivered personally or sent by electronic mail transmission shall conclusively deemed to have been given or served at the time of dispatch if sent or delivered on a Business Day (provided that the sender of such email does not receive a written notification of delivery failure) or, if not sent or delivered on a Business Day, on the next following Business Day and (ii) if sent by commercial delivery service or mailed by registered or certified mail (return receipt requested) shall conclusively be deemed to have been received on the third Business Day after the post of the same.
1.2Interpretation. When a reference is made herein to Articles, Sections, subsections, Schedules or Exhibits, such reference shall be to an Article, Section or subsection of, or a Schedule or an Exhibit to this Agreement unless otherwise indicated. The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Where a reference is made to a Contract, instrument or Applicable Law, such reference is to such Contract, instrument or Applicable Law as amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Applicable Law) by succession of comparable successor Applicable Law and references to all attachments thereto and instruments incorporated therein. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender and neutral forms of such words, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereto,” “hereunder” and derivative or similar words refer to this entire Agreement, (iv) references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection, (v) references to a series of clauses are inclusive of the endpoint clauses (e.g., “clause (x) through (y)” is inclusive of clauses (x) and (y)), (vi) references to any Person include the predecessors, successors and permitted assigns of that Person, (vii) references from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively, (viii) subject to clause (ix), the phrases “provide to,” “made available” and “deliver to” and phrases of similar import mean that a true, correct and complete paper or electronic copy of the information or material referred to has been delivered to the party to whom such information or material is to be provided and (ix) the phrases “provided to Acquirer” or “made available to Acquirer” and phrases of similar import means, with respect to any information, document or other material of the Company or its Affiliates, that such information, document or material was made available for review by the Company and its Representatives in the virtual data room established by the Company in connection with this Agreement at least 48 hours prior to the execution of this Agreement or actually delivered (whether by physical or electronic delivery) to Acquirer or its Representatives at least 48 hours prior to the execution of this Agreement. The symbol “$” refers to United States Dollars. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Any action otherwise required to be taken on a day that is not a Business Day shall instead be required to be taken on the next succeeding Business Day, and if the last day of a time period is a non-Business Day, such period shall be deemed to end on the next succeeding Business Day. Unless indicated otherwise, all mathematical calculations contemplated by this Agreement shall be rounded to the fifth decimal place, except in respect of payments, which shall be rounded to the nearest whole United States cent.
1.3Amendment. Subject to Applicable Law, the parties hereto may amend this Agreement by authorized action at any time pursuant to an instrument in writing, if prior to the Closing, signed by Acquirer and the Company (and, solely to the extent any such amendment has a negative impact on the Stockholders’ Agent, the Stockholders’ Agent), and if following the Closing, signed by Acquirer and the Stockholders’ Agent; provided that after the Company Stockholder Approval is obtained, no amendment shall be made to this Agreement that by Applicable Law requires further approval by the Company Stockholders without such further approval. To the extent permitted by Applicable Law, Acquirer and the Stockholders’ Agent may cause this Agreement to be amended at any time after the Closing by execution of an instrument in writing signed on behalf of Acquirer and the Stockholders’ Agent.

1.4Extension; Waiver. At any time at or prior to the Closing, any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto owed to such party, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive any breaches of any of the covenants, agreements, obligations or conditions for the benefit of such party contained herein. At any time after the Closing, Acquirer and the Stockholders’ Agent may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other owed to such party, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto or (c) waive any breaches of any of the covenants, agreements, obligations or conditions for the benefit of such party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing that is (a) prior to the Closing with respect to the Company and/or the Company Stockholders, signed by the Company, (b) after the Closing with respect to the Converting Holders and/or the Stockholders’ Agent, signed by the Stockholders’ Agent and (c) with respect to Acquirer and/or Merger Subs, signed by Acquirer. Without limiting the generality or effect of the preceding sentence, no failure to exercise or delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision herein.
1.5Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood and agreed that all parties hereto need not sign the same counterpart. The delivery by facsimile or by electronic delivery in PDF format (including any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) of this Agreement with all executed signature pages (in counterparts or otherwise) shall be sufficient to bind the parties hereto to the terms and conditions set forth herein. All of the counterparts will together constitute one and the same instrument and each counterpart will constitute an original of this Agreement.
1.6Entire Agreement; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the exhibits attached hereto, the Schedules, including the Company Disclosure Letter, (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms and (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder (except that Article VIII is intended to benefit the Indemnified Persons, Section 5.13 is intended to benefit the Company Indemnified Parties), and each of Section 1.5(e) and the proviso in the final sentence of Section 5.5(b) is intended to benefit each Company Stockholder.
1.7Assignment. Neither this Agreement nor any of the rights and obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void, except that Acquirer may assign its rights and delegate its obligations under this Agreement to any direct or indirect wholly owned subsidiary of Acquirer without the prior consent of any other party hereto; provided that notwithstanding any such assignment, Acquirer shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.
1.8Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably necessary to effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

1.9Remedies Cumulative; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing herein shall be deemed a waiver by any party hereto of any right to specific performance or injunctive relief. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereto hereby waive the requirement of any posting of a bond in connection with the remedies described herein.
1.10Governing Law. This Agreement, all acts and transactions pursuant hereto and all obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law that would refer a matter to a different jurisdiction. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, to the extent the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, the federal courts of the United States of America and the courts of the State of Delaware, in each case, located within the City of Wilmington in the State of Delaware, in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions and such documents (including resolution of disputes under Section 8.7), and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or federal court. The parties hereto hereby consent to and grant any such court jurisdiction over the Person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.1 or in such other manner as may be permitted by Applicable Law, shall be valid and sufficient service thereof. With respect to any particular action, suit or proceeding, venue shall lie solely in the City of Wilmington, Delaware.
1.11Rules of Construction. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Schedule and each Exhibit attached hereto, the application of any Applicable Law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.
1.12Acquirer Stock Price. The parties acknowledge and agree that the Acquirer Stock Price is not intended and shall not be deemed to represent the actual fair market value of the Acquirer Common Stock on the Closing Date.
1.13WAIVER OF JURY TRIAL. EACH OF ACQUIRER AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ACQUIRER OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
1.14Attorney-Client Privilege.

(a)Notwithstanding anything to the contrary contained herein, the parties hereto intend that all communications at or prior to the Closing between the Company, any Representative of the Company, the Company Securityholders and each of their Affiliates (individually and collectively, the “Seller Group”), the Stockholders’ Agent, or any of them (individually and together with the Seller Group, the “Target Group”), on the one hand, and any of their attorneys, on the other hand, and that are subject to attorney-client privilege (collectively, the “Company Communications” and such communication relating to the negotiation of the Mergers and the other transactions contemplated by this Agreement and any alternative transactions, the “Protected Communication”), and all associated rights to assert, waive and otherwise administer the attorney-client privilege and right of confidentiality of any member of the Target Group (the “Associated Rights”), will, from and after the Closing, rest exclusively with Acquirer and may be controlled only by Acquirer. This right to the Company Communications, Protected Communications and Associated Rights shall exist even if such communications may exist on the Company’s computer system or in documents in the Company’s possession. Following the Closing, such attorney-client privilege and the exception of client confidence belongs to Acquirer and may be controlled only by Acquirer, and shall not be claimed by any member of the Target Group; provided that Acquirer agrees, not to (a) invoke any attendant attorney-client privilege, attorney work product protection or expectation of client confidentiality applicable to the Protected Communications or Associated Rights to prevent the Target Group from using any such Protected Communications in any dispute with the Acquirer or any third party, or (b) use such Company Communications, Protected Communications, or Associated Rights as evidence or otherwise in any dispute with, on the one hand, Acquirer or any of its Affiliates, and on the other the Target Group; provided further that nothing shall limit the ability use such materials against a party in connection with Fraud committed by such party.

[Signature Page Next]

IN WITNESS WHEREOF, Acquirer, Merger Sub I, Merger Sub II, the Company and the Stockholders’ Agent have caused this Agreement and Plan of Merger to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

SentinelOne, Inc.

By: /s/ Tomer Weingarten
Name: Tomer Weingarten
Title: Chief Executive Officer

Aardvark Acquisition Sub I, Inc.

By: /s/ David Bernhardt
Name: David Bernhardt
Title: President

Aardvark Merger Sub II, LLC

By: /s/ David Bernhardt
Name: David Bernhardt
Title: President ____________

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Acquirer, Merger Sub I, Merger Sub II, the Company and the Stockholders’ Agent have caused this Agreement and Plan of Merger to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

Attivo Networks, Inc.

By: /s/ Tushar Kothari
Name: Tushar Kothari
Title: Chief Executive Officer

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IN WITNESS WHEREOF, Acquirer, Merger Sub I, Merger Sub II, the Company and the Stockholders’ Agent have caused this Agreement and Plan of Merger to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.
Fortis Advisors LLC, solely in its capacity as Stockholders’ Agent

By: /s/ Ryan Simkin
Name: Ryan Simkin
Title: Managing Director
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